UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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NuStar Energy L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2019 ANNUAL MEETING OF UNITHOLDERS

Time and Place:	April 23, 2019 at 2:00 p.m. Central Time

Place:	NuStar Energy L.P. headquarters located at 19003 IH-10 West, San Antonio, Texas 78257

Agenda:	(1)	To elect three Group I directors to serve until the 2022 Annual Meeting or until their successors are elected and have been qualified;
	(2)	To approve the NuStar Energy L.P. 2019 Long-Term Incentive Plan;
	(3)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019;
	(4)	To approve an advisory resolution on executive compensation;
	(5)	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and
	(6)	To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

Record Date:
Only holders of record of our outstanding (as defined in our partnership agreement) common units and Series D preferred units, as of the close of business on March 1, 2019, are entitled to vote at our 2019 Annual Meeting.

Voting:	YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2019 Annual Meeting, please submit your proxy with voting instructions as soon as possible.
	●	If you are a unitholder of record, you may submit your proxy over the Internet, by phone or by mail as described on the proxy card.
	●	If you hold your units through a broker or other nominee, please follow the instructions that you receive from your broker or other nominee to ensure that your units are voted.
Submitting your proxy will not prevent you from attending our 2019 Annual Meeting and voting in person.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. Accordingly, on or about March 13, 2019, we are sending holders of our outstanding (as defined in our partnership agreement) common units and Series D preferred units a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2018 over the Internet and how to submit a proxy online (www.proxyvote.com). We believe that this process helps expedite unitholder receipt of proxy materials, lowers the cost of our annual meeting and conserves natural resources. The notice also contains instructions on how to request a paper copy of our proxy materials.

By order of the Board of Directors,

Amy L. Perry
Executive Vice President–Mergers & Acquisitions, Strategic Direction and Investor Relations
and Corporate Secretary

NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257

March 7, 2019

i

ii

NUSTAR ENERGY L.P.
PROXY STATEMENT
2019 ANNUAL MEETING OF UNITHOLDERS
April 23, 2019

INFORMATION ABOUT NUSTAR ENERGY L.P.

NuStar Energy L.P. (NYSE: NS) is a Delaware limited partnership engaged in the transportation of petroleum products and anhydrous ammonia, and the terminalling, storage and marketing of petroleum products. Unless otherwise indicated, the terms "NuStar Energy," "we," "our" and "us" are used in this proxy statement to refer to NuStar Energy L.P., one or more of our subsidiaries or all of them taken as a whole.

We have approximately 9,800 miles of pipeline and 75 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. Our combined system has more than 88 million barrels of storage capacity, and we have operations in the United States, Canada, Mexico and St. Eustatius in the Caribbean.

2018 has been a year of significant accomplishments for NuStar Energy. During 2018, we implemented our comprehensive plan to position NuStar for long-term financial strength and sustainable growth, including:

•	simplifying our governance structure;

•	eliminating our incentive distribution rights;

•	strengthening our coverage;

•	minimizing our need to access the equity capital markets; and

•	lowering our leverage.
During 2018, we reset our quarterly distribution per common unit (the Distribution Reset) to $0.60 ($2.40 on an annualized basis), starting with the first quarter distribution paid on May 14, 2018. In July 2018, we completed a simplification transaction pursuant to which NuStar GP Holdings, LLC, which indirectly owns our general partner, became our wholly owned subsidiary (the Merger). Completing the Distribution Reset and the Merger simplified our governance structure, provided holders of our common units with the right to vote in the election of the members of our board of directors (beginning with our 2019 Annual Meeting), eliminated the incentive distribution rights previously held by our general partner, reduced our cost of capital and strengthened our coverage metrics, allowing us to have less dependence on the equity capital markets.
In June and July 2018, we sold an aggregate of $590 million of Series D preferred units through two private placements. We also sold $10 million of our common units to the Chairman of our Board of Directors, William E. Greehey, in a private placement in June 2018. In November 2018, we sold our European terminals and related assets (the European Operations), which were not geographically synergistic with our other operations, for $270 million. We used the net proceeds of these transactions to repay outstanding borrowings and lower our leverage, further reducing our dependence on the equity capital markets to fund our future growth.
We have strong assets in key strategic locations, and we believe that our continued focus on the comprehensive plan described above, while maintaining our emphasis on safety, will position NuStar Energy for stable growth in the future.

QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING
Q1:    Why am I receiving these materials?

A:
We are sending the Notice of Internet Availability of Proxy Materials (Notice) to holders of our outstanding (as defined in our partnership agreement) common units and Series D preferred units on or about March 13, 2019. On this date, you will have the ability to access all of our proxy materials on the website provided in the Notice. The Notice also contains instructions on how to request a paper copy of our proxy materials, if desired.

We are providing these materials in connection with the solicitation by the Board of Directors (the Board) of NuStar GP, LLC, the general partner of our general partner, of proxies to be voted at our 2019 Annual Meeting of Unitholders (the 2019 Annual Meeting) and any adjournments or postponements thereof. We will hold our 2019 Annual Meeting on April 23, 2019 at 2:00 p.m. Central Time at our headquarters at 19003 IH-10 West, San Antonio, Texas 78257.
Q2:    Who is soliciting my proxy?

A:
Our Board is sending you these materials in connection with its solicitation of proxies for use at our 2019 Annual Meeting. Certain of our directors, officers and employees and Morrow Sodali LLC (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or other electronic means, or in person.

Q3:	Who is entitled to attend and vote at the 2019 Annual Meeting?

A:
Holders of record of our outstanding (as defined in our partnership agreement) common units and Series D preferred units (voting on an as-converted basis) (collectively, our Voting Units) at the close of business on March 1, 2019 (our Unitholders) are entitled to attend and vote on the matters presented at the 2019 Annual Meeting. Our Unitholders will vote together as a single class and are entitled to one vote for each common unit and/or Series D preferred unit held on the March 1, 2019 record date. On March 1, 2019, 107,761,241 common units were outstanding and 23,246,650 Series D preferred units were outstanding.

Q4:	What constitutes a quorum to conduct business at the 2019 Annual Meeting?

A:	Unitholders representing a majority of the Voting Units, voting together as a single class, present in person or by properly submitted proxy, will constitute a quorum.
Your units will be counted as present at the 2019 Annual Meeting if:
•you are present in person at the meeting; or
•you have submitted a proxy over the Internet, by phone or by mail.
Proxies received but marked as abstentions and broker non-votes (described below) will be counted as present for purposes of determining whether a quorum has been achieved.

Q5:	If my units are held in street name by my broker or other nominee, will my broker or other nominee vote my units?

A:	If you own units through a broker or other nominee, then your units are held in that broker's or nominee's name and you are considered the beneficial owner of units held in street name.
If a broker does not receive specific voting instructions from the beneficial owner, New York Stock Exchange (NYSE) rules govern whether or not the broker is permitted to vote on the beneficial owner's behalf. The NYSE has designated certain categories of proposals as "routine," and brokers are permitted to vote on routine matters at their discretion. However, brokers are prohibited from voting on any matter deemed non-routine, which results in a "broker non-vote" for such proposal. A broker non-vote is treated as "present" for purposes of determining the existence of a quorum. If a proposal requires approval by the vote of a majority of the Voting Units, voting as a single class, represented in person or by proxy and entitled to vote, a broker non-vote constitutes, in effect, a vote against such proposal. However, if a proposal requires approval by a plurality of the votes cast, a broker non-vote has no effect on the outcome.
The election of three Group I directors (Proposal No. 1), the approval of NuStar Energy's 2019 Long-Term Incentive Plan (Proposal No. 2), the approval of the advisory resolution on executive compensation (Proposal No. 4) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 5) are considered non-routine under applicable NYSE rules. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019 (Proposal No. 3) is a matter considered routine under applicable NYSE rules.

Q6:	How do I vote my units?

A:
You may submit your proxy over the Internet, by phone or by mail. If you submit your proxy over the Internet, by phone or by returning a signed proxy card by mail, your units will be voted as you indicate. If you sign your proxy card without indicating your vote, your units will be voted in accordance with the recommendations of our Board.

If you attend the 2019 Annual Meeting and plan to vote in person, we will provide you with a ballot at the meeting. You will need to present the following documents to vote in person at the 2019 Annual Meeting, based on how you hold your units:

Documents Required to Vote in Person at the 2019 Annual Meeting
Unitholders of Record	Beneficial Owners of Units
(units held in your name)	(units held in the name of your broker or nominee)
● Photo identification	●	Photo identification
	●	Legal proxy from unitholder of record (e.g., broker or nominee) authorizing you to vote

Q7:	What vote is required for each proposal and what is the recommendation of the Board?

A:	The table below summarizes the recommendation of the Board, the vote required and the effect of abstentions and broker non-votes with respect to each proposal at the 2019 Annual Meeting.

Proposal	Board Recommendation	Vote Required When a Quorum is Present	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors	FOR each nominee	Plurality of the votes cast by our Unitholders	No effect on the vote with respect to this proposal	No effect on the vote with respect to this proposal

Proposal No. 2: Approval of 2019 Long-Term Incentive Plan	FOR approval of the 2019 Long-Term Incentive Plan	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote	Same effect as a vote against this proposal	Same effect as a vote against this proposal

Proposal No. 3: Ratification of Independent Accounting Firm	FOR the ratification of the appointment of KMPG LLP for 2019	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote	Same effect as a vote against this proposal	Voted at broker's discretion; broker non-votes are not expected but units not voted have the same effect as a vote against this proposal

Proposal No. 4: Advisory Resolution on Executive Compensation (1)	FOR approval of the advisory resolution on executive compensation	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote	Same effect as a vote against this proposal	Same effect as a vote against this proposal

Proposal No. 5: Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation (1)	FOR holding the advisory vote to approve the advisory resolution on executive compensation EVERY THREE YEARS	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote	Same effect as a vote against this proposal	Same effect as a vote against this proposal

(1)
As advisory votes, the results of the vote on the advisory resolution on executive compensation and the frequency of future advisory votes on executive compensation are not binding on NuStar Energy, the Compensation Committee or the Board, whether or not the proposals are passed under the standards described above.

Q8:	Can I change my vote after I have voted by proxy?

A:	You may revoke a proxy at any time before voting is closed at the 2019 Annual Meeting by:

•
submitting a written revocation to our Corporate Secretary at the address indicated on the cover page of this proxy statement (provided that revocation is received by the Corporate Secretary by 11:59 p.m. Eastern Time on April 22, 2019);

•	submitting your valid, signed and later-dated proxy by mail (provided that later-dated proxy is received by 11:59 p.m. Eastern Time on April 22, 2019);

•	submitting your valid proxy over the Internet or by phone by 11:59 p.m. Eastern Time on April 22, 2019; or

•	voting in person at the 2019 Annual Meeting by presenting a valid photo identification and, if applicable (see Q6 above), a legal proxy.
If instructions to the contrary are not given, your units will be voted as indicated on the proxy and your presence without voting at the 2019 Annual Meeting will not revoke your proxy.

Q9:	What should I do if I receive more than one set of voting materials for the 2019 Annual Meeting?

A:
You may receive more than one set of voting materials for the 2019 Annual Meeting, and the materials may include multiple proxy cards or voting instruction cards. If you hold units in more than one brokerage account, you will receive voting materials for each account; further, if you hold units directly, but in more than one name (e.g., Jane Smith and Jane A. Smith), you will receive voting materials for each variant. Please complete and submit each proxy card and voting instruction card that you receive, according to its instructions.

Q10: Who is paying the expense of soliciting proxies?

A:
We pay the cost of soliciting proxies and holding our 2019 Annual Meeting. Morrow Sodali LLC will assist us in the distribution of proxy materials and the solicitation of votes for an initial fee of $8,500, plus an additional fee for each unitholder they contact, as well as the reimbursement of out-of-pocket expenses. In addition to distributing the proxy materials, proxies may also be solicited by personal interview, phone and similar means by our, and our affiliates,' directors, officers or employees, who will not receive additional compensation for performing that service. We also will make arrangements with brokers, banks and other nominees for forwarding proxy materials to the beneficial owners of our units, and we will reimburse them for any reasonable expenses that they incur.

Q11: Who do I contact if I have further questions about voting or the 2019 Annual Meeting?

A:	You may contact our Corporate Secretarial/Investor Relations department at 210-918-INVR (4687) or Morrow Sodali LLC at:
Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford Connecticut 06902
Unitholders, please call toll free: 1-800-662-5200
Banks and brokerage firms, please call 1-203-658-9400
Email: NS.info@morrowsodali.com

CORPORATE GOVERNANCE
Board Leadership and Governance
The directors and officers of NuStar GP, LLC, the general partner of our general partner, Riverwalk Logistics, L.P., perform all of our management functions, and we do not have directors or officers. However, for simplicity's sake, in this proxy statement, we refer to the directors of NuStar GP, LLC as our directors or our Board, and we refer to the officers of NuStar GP, LLC as our officers.
Our Board is led by its Chairman, William E. Greehey. Although the Board believes that separating the roles of Chairman and Chief Executive Officer is appropriate in the current circumstances, our Corporate Governance Guidelines do not establish this approach as a policy. The Board also has appointed Mr. Hill as its presiding director to serve as a point of contact for unitholders wishing to communicate with the Board and to lead executive sessions of the non-management directors.
Prior to the Merger, our Board had six members: William E. Greehey, Bradley C. Barron, J. Dan Bates, Dan J. Hill, Robert J. Munch and W. Grady Rosier. Upon completing the Merger, the size of our Board increased to nine members, and William B. Burnett, James F. Clingman, Jr. and Jelynne LeBlanc-Burley, who previously served as members of the board of directors of NuStar GP Holdings, LLC, joined our Board.

Director Independence
Independent Directors
Our Board includes one member of management, Mr. Barron, President and Chief Executive Officer, and eight non-management directors. As a limited partnership, NuStar Energy is not required to have a majority of independent directors. However, the Board has determined that seven of its eight current non-management directors meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual. The independent directors are: Mr. Bates, Mr. Burnett, Mr. Clingman, Mr. Hill, Ms. LeBlanc-Burley, Mr. Munch and Mr. Rosier.
The Audit, Compensation and Nominating/Governance & Conflicts Committees of the Board are each composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in the regulations of the Securities and Exchange Commission (SEC). For further information about the committees, see "Committees of the Board" below.

Independence Determinations
No director qualifies as independent under the NYSE's listing standards unless the Board affirmatively determines that the director has no material relationship with NuStar Energy. Based upon information requested annually from and provided by each director concerning their background, employment and affiliations (including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships), the Board has determined that, other than being a member of our Board, a unitholder of NuStar Energy and, if applicable prior to the Merger, a member of the board of directors and a unitholder of NuStar GP Holdings, LLC, each of the independent directors named above has either no relationship with NuStar Energy, either directly or as a partner, equityholder or officer of an organization that has a relationship with NuStar Energy, or has only immaterial relationships with NuStar Energy, and is therefore independent under the NYSE's listing standards.
As provided for under the NYSE's listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. Under the NYSE's listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement.
A relationship falls within the guidelines adopted by the Board if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•
consists of charitable contributions by NuStar Energy to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization's gross revenue in any of the last three years;

•
consists of charitable contributions by NuStar Energy to any organization with which a director, or any member of a director's immediate family, is affiliated as an officer, director or trustee pursuant to a matching gift program of NuStar Energy and made on terms applicable to employees and directors generally, or is in amounts that do not exceed $250,000 per year; and

•	is not required to be disclosed in this proxy statement.

Our Corporate Governance Guidelines contain the director qualification standards, including the guidelines listed above, and are available under the Corporate Governance tab in the Investors section of our website at www.nustarenergy.com or are available in print upon request to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement.

Committees of the Board
Our business is managed under the direction of our Board. The Board conducts its business through meetings of the Board and its committees. The Board has standing Audit, Compensation and Nominating/Governance & Conflicts Committees. Each committee has a written charter, which is available under the Corporate Governance tab in the Investors section of our website at www.nustarenergy.com.
The table below lists the current members and chair of our Board and each standing committee of our Board, the director selected to serve as presiding director of the Board, the independence and audit committee financial expertise determinations made by our Board with respect to each director and the number of Board and committee meetings held during 2018. No member of our Board attended less than 75% of the meetings of the Board and committees during the period in which he or she was a member during 2018. We expect that Mr. Greehey and Mr. Barron will attend our 2019 Annual Meeting, which is our first annual meeting of unitholders.

Name	Independent (I) and SEC Audit Committee Financial Expert (FE)	Board of Directors	Audit Committee	Compensation Committee	Nominating/Governance & Conflicts Committee
William E. Greehey		Chair
Bradley C. Barron		✓
J. Dan Bates	I, FE	✓	Chair		✓
William B. Burnett	I	✓	✓
James F. Clingman, Jr.	I	✓		✓
Dan J. Hill	I	Presiding	✓	Chair
Jelynne LeBlanc-Burley	I	✓			✓
Robert J. Munch	I	✓	✓
W. Grady Rosier	I	✓		✓	Chair

Number of 2018 Meetings		10	8	5	15
Audit Committee
The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of our registered public accounting firm (our independent auditors) and our internal audit function, the adequacy of our internal controls over financial reporting and the reliability of financial information reported to the public. The Audit Committee has sole authority as to the retention, evaluation, compensation and oversight of the work of our independent auditors, who report directly to the Audit Committee. The Audit Committee reviews our internal audit plan and all significant internal audit reports. The Audit Committee also monitors financial risk exposures, risk assessment and risk management policies, as well as our compliance with legal and regulatory requirements, including those related to the health, safety and environmental performance of our company.
Compensation Committee
As a limited partnership, we are not required by NYSE rules to have a compensation committee. However, our Board has established a Compensation Committee to review and report to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. The Compensation Committee also conducts periodic reviews of director compensation and makes recommendations to the Board regarding director compensation. The Compensation Committee also approves and administers NuStar Energy’s equity compensation plans and incentive bonus plan.

Nominating/Governance & Conflicts Committee
As a limited partnership, we are not required by NYSE rules to have a nominating committee. However, our Board created a Nominating/Governance & Conflicts Committee to identify candidates for membership on the Board, recommend director nominees and oversee our Corporate Governance Guidelines and Board assessment process. Pursuant to our partnership agreement, the Nominating/Governance & Conflicts Committee also reviews and resolves certain potential conflicts of interest. For example, during 2018, the Nominating/Governance & Conflicts Committee was delegated the authority to negotiate on our behalf and determine the terms and conditions of the Merger.
Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks. Prior to the completion of the Merger in July 2018, Mr. Hill (Chairman), Mr. Bates, Mr. Munch and Mr. Rosier served on our Compensation Committee. Following the Merger and the addition of Mr. Burnett, Mr. Clingman and Ms. LeBlanc-Burley to our Board, the membership of our committees was adjusted to incorporate the new directors. Mr. Hill (Chairman), Mr. Clingman and Mr. Rosier have served as the members of our Compensation Committee since the completion of the Merger in July 2018. None of the directors who served as members of our Compensation Committee during 2018 have served as an officer or employee of ours. Furthermore, except for compensation arrangements disclosed in this proxy statement, we have not participated in any contracts, loans, fees or awards, and do not have any financial interests, direct or indirect, with any Compensation Committee member. In addition, none of our management or Board members are aware of any means, directly or indirectly, by which a Compensation Committee member could receive a material benefit from NuStar Energy.
Risk Oversight
Although management has the day-to-day responsibility for assessing and managing our risk exposure, the Board and its committees oversee those efforts. The Board interfaces regularly with management and receives periodic reports that include updates on operational, financial, legal, cybersecurity and other risk management matters.
The Board as a whole typically discusses and addresses our key strategic risks at its meetings over the course of each year, both as they relate to particular projects or other topics being considered by the Board and in their own right as a separate agenda topic. In addition, at least once annually, the Board has a session devoted specifically to strategic planning, including identifying and addressing our principal strategic risks and potential opportunities.
Each committee of the Board reports to the Board on a regular basis, including as appropriate with respect to each committee's risk oversight activities. For example, as applicable, the Board and the Audit Committee discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The Audit Committee assists the Board in oversight of the integrity of NuStar Energy's financial statements and compliance with legal and regulatory requirements, including those related to the health, safety and environmental performance of our company. The Audit Committee also reviews and assesses the performance of NuStar Energy's internal audit function and its independent auditors. The Compensation Committee oversees risks associated with our compensation programs, and focuses on aligning our compensation policies with the long-term interests of NuStar Energy, as further described under "Evaluation of Compensation Risk" below. The Compensation Committee also oversees executive succession planning. The Nominating/Governance & Conflicts Committee oversees risks related to corporate governance, such as director independence, the effectiveness of our Board and committees, director nominations and potential conflicts of interest. We do not believe that our Board's oversight of risk management has had an effect on our Board's leadership structure.
Governance Documents and Codes of Ethics
We have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer and controller. This code charges the senior financial officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with or submit to the SEC, compliance with applicable laws, rules and regulations, adherence to the code and reporting of violations of the code. We also have adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors.
We post the following documents on our website at www.nustarenergy.com under the Corporate Governance tab in the Investors section:

•	Audit Committee Charter

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

•	Compensation Committee Charter

•	Corporate Governance Guidelines

•	Nominating/Governance & Conflicts Committee Charter

A printed copy of any of these documents also is available to any unitholder upon request. Requests for documents must be in writing and directed to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement.
Director Candidates
Selection of Director Nominees
The Nominating/Governance & Conflicts Committee solicits recommendations for potential Board candidates from a number of sources, including members of the Board, our officers, individuals personally known to the members of the Board and third-party research. In addition, the Nominating/Governance & Conflicts Committee will consider candidates recommended by unitholders. Any recommendations by a unitholder must be submitted in writing and include the candidate’s name, qualifications for Board membership and sufficient biographical and other relevant information such that an informed judgment as to the recommended candidate's qualifications can be made. Submissions must be directed to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement. The level of consideration that the Nominating/Governance & Conflicts Committee will give to a unitholder's recommended candidate will be commensurate with the quality and quantity of information about the candidate that the recommending unitholder makes available to the Nominating/Governance & Conflicts Committee. The Nominating/Governance & Conflicts Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. In addition, in order to nominate a person for election as a director at an annual unitholder meeting, our partnership agreement requires unitholders to follow certain procedures, including providing timely notice, as described under "Additional Information—Advance Notice Required for Unitholder Proposals and Nominations" below, and providing the information specified in our partnership agreement.
Evaluation of Director Candidates
The Nominating/Governance & Conflicts Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of his or her duties, taking into consideration the nominee's service on other public company boards; and

•
skills and expertise complementary to the existing Board members' skills; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs or other relevant expertise.

The Nominating/Governance & Conflicts Committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate's ability to contribute to the collaborative culture among Board members. In accordance with our Corporate Governance Guidelines, individuals are considered for membership on the Board based on their character, judgment, integrity, diversity, age, skills (including financial literacy), independence and experience in the context of the overall needs of the Board. Nominees are also selected based on their knowledge about our industry and their respective experience leading or advising large companies. We require that our directors have the ability to work collegially, exercise good judgment and think critically. The Nominating/Governance & Conflicts Committee strives to find the best possible candidates to represent the interests of our company and its unitholders. As part of its self-assessment process, the Nominating/Governance & Conflicts Committee annually evaluates the mix of independent and non-independent directors, the selection and functions of the presiding director and whether the Board has the appropriate range of talents, expertise and backgrounds. Based on this evaluation, the Nominating/Governance & Conflicts Committee determines whether to interview a candidate and, if warranted, will recommend that one or more of its members, other members of the Board or senior management, as appropriate, interview the candidate in person or by phone. After completing this evaluation and interview process, the Nominating/Governance & Conflicts Committee ultimately determines its list of nominees and submits it to the full Board for consideration and approval.

Communications with the Board of Directors
Unitholders and other interested parties may communicate with the Board, the non-management directors or the Presiding Director by sending a written communication addressed to "Board of Directors," "Non-Management Directors" or "Presiding Director" in care of our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated below under the caption "Additional Information—Advance Notice Required for Unitholder Proposals and Nominations."

PROPOSAL NO. 1
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Our Board is divided into three groups for purposes of election. Three Group I directors will be elected at our 2019 Annual Meeting to serve a three-year term that will expire at our 2022 Annual Meeting.

✓	Our Board recommends that you vote "FOR" the nominees.
As described above under "Questions and Answers about the 2019 Annual Meeting," our partnership agreement provides that the nominees for Group I directors will be elected by a plurality of the votes cast by our Unitholders. Votes "withheld" from a nominee will not count against the election of that nominee.
If any nominee is unavailable as a candidate at the time of our 2019 Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate any vacancy or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that the current nominees will be unable to serve.
Mr. Bates, Mr. Clingman and Mr. Hill are the nominees for election as Group I directors at our 2019 Annual Meeting. There is no family relationship among any of our executive officers or directors, and there is no arrangement or understanding between any director or other person pursuant to which the director was or is to be selected as a director or nominee.
Nominees for Election as Group I Directors

J. Dan Bates
Biographical Information:

Mr. Bates served as President and CEO of the Southwest Research Institute from 1997 until October 2014 and continues to serve as a director and as President Emeritus of the Southwest Research Institute. Mr. Bates also serves as a director of Signature Science L.L.C., Broadway Bank and Broadway Bankshares, Inc. Mr. Bates is a C.P.A. and he served as Chairman or Vice Chairman of the board of directors of the Federal Reserve Bank of Dallas' San Antonio Branch from January 2005 through December 2009.

Age: 74	Qualifications:
Group I Director: Term expires 2022 (if elected)
Mr. Bates' pertinent experience, qualifications, attributes and skills include his financial literacy and expertise, managerial experience and background in science and technology through his years leading the Southwest Research Institute, and the knowledge and experience he has attained through his service as a director of multiple entities, including financial institutions, the San Antonio Branch of the Federal Reserve Bank of Dallas and NuStar GP, LLC.

Director Since: 2006
Committees: Audit (Chair); Nom./Gov. & Conflicts

James F. Clingman, Jr.
Biographical Information:

Prior to the completion of the Merger, Mr. Clingman served as a director of NuStar GP Holdings, LLC since December 2006. From 1984 through 2003, Mr. Clingman served as the President and Chief Operating Officer of HEB Grocery Company. He also served on the board of HEB from 1984 through 2008. From 2003 through June 2010, Mr. Clingman served on the board of directors of CarMax, a publicly held NYSE-listed company. He also served as a member of its audit committee and, from 2003 through 2005, its compensation committee. He also has served as Chairman of the board of directors of three privately held food manufacturing companies owned by Silver Ventures Inc. since 2005.

Age: 81	Qualifications:
Group I Director: Term expires 2022 (if elected)
Mr. Clingman's pertinent experience, qualifications, attributes and skills include his leadership experience and knowledge attained through decades of service for HEB, both as an officer and as a director, and his experience attained through his service on multiple boards of directors, including CarMax, NuStar GP Holdings, LLC and NuStar GP, LLC.

Director Since: 2018
Committees: Compensation

Dan J. Hill
Biographical Information:

From February 2001 through May 2004, Mr. Hill served as a consultant to El Paso Corporation. Prior to that, he served as President and CEO of Coastal Refining and Marketing Company. In 1978, Mr. Hill was named as Senior Vice President of the Coastal Corporation and President of Coastal States Crude Gathering. In 1971, he began managing Coastal’s NGL business. Previously, Mr. Hill worked for Amoco and Mobil.

Age: 78	Qualifications:
Group I Director: Term expires 2022 (if elected)
Mr. Hill's pertinent experience, qualifications, attributes and skills include his breadth of managerial and operational experience in multiple sectors of the oil and gas industry, and the knowledge and experience he has attained through his service as a director of NuStar GP, LLC.

Director Since: 2004
Committees: Audit; Compensation (Chair); Presiding Director
Other Directors

Bradley C. Barron
Biographical Information:

Mr. Barron became President and Chief Executive Officer of NuStar GP, LLC in January 2014. Prior to the Merger, Mr. Barron also served as President, Chief Executive Officer and a director of NuStar GP Holdings, LLC since January 2014. He served as Executive Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until his promotion in January 2014. From April 2007 to February 2012, he served as Senior Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC. Mr. Barron also served as Secretary of NuStar GP, LLC and NuStar GP Holdings, LLC from April 2007 to February 2009. He served as Vice President, General Counsel and Secretary of NuStar GP, LLC from January 2006 until April 2007 and as Vice President, General Counsel and Secretary of NuStar GP Holdings, LLC from March 2006 until his promotion in April 2007. He has been with NuStar GP, LLC since July 2003 and, prior to that, was with Valero Energy Corporation (Valero Energy) from January 2001 to July 2003.

Age: 53	Qualifications:
Group III Director: Term expires 2021
Mr. Barron's pertinent experience, qualifications, attributes and skills include his many years of experience in the refining and logistics industries and the extensive knowledge and experience he has attained through his service as an executive officer and director of NuStar GP, LLC and NuStar GP Holdings LLC.

Director Since: 2014
Committees: None; President and Chief Executive Officer

William B. Burnett
Biographical Information:

Prior to the completion of the Merger, Mr. Burnett served as a director of NuStar GP Holdings, LLC from August 2006 until July 2018. Mr. Burnett served as the Chief Financial Officer of Lucifer Lighting Company (Lucifer), a San Antonio, Texas-based manufacturer of architectural lighting products, from 2004 to 2007 and as a director of Lucifer from 2004 to 2009. Mr. Burnett is a C.P.A. and, in 2001, he retired as a partner with Arthur Andersen LLP after 29 years of service.

Age: 69	Qualifications:
Group III Director: Term expires 2021
Mr. Burnett's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise, and his managerial experience through his years at Arthur Andersen LLP and Lucifer, and the knowledge and experience he has attained through his service as a director of NuStar GP Holdings, LLC and NuStar GP, LLC.

Director Since: 2018
Committees: Audit

William E. Greehey
Biographical Information:

Mr. Greehey became Chairman of our Board in January 2002. Prior to the Merger, he also served as the Chairman of the board of directors of NuStar GP Holdings, LLC since March 2006. Mr. Greehey served as Chairman of the board of directors of Valero Energy from 1979 through January 2007. Mr. Greehey was CEO of Valero Energy from 1979 through December 2005, and President of Valero Energy from 1998 until January 2003.

Age: 82	Qualifications:
Group II Director: Term expires 2020
Mr. Greehey's pertinent experience, qualifications, attributes and skills include his decades of experience in virtually every aspect of the refining and logistics industries, including his extensive years of service as both Chief Executive Officer and Chairman of the board of directors at Valero Energy, and the knowledge and experience he has attained through his service as Chairman of our Board and as Chairman of the board of directors at NuStar GP Holdings, LLC.

Director Since: 2002
Committees: None; Chairman of the Board

Jelynne LeBlanc-Burley
Biographical Information:

Prior to the Merger, Ms. LeBlanc-Burley served as a director of NuStar GP Holdings, LLC from April 2013 until July 2018. She has served as President and Chief Executive Officer of The Center for Health Care Services since May 1, 2017. From August 2013 through February 2016, Ms. LeBlanc-Burley served as Group Executive Vice President and Chief Delivery Officer of CPS Energy. Prior thereto, she served as Executive Vice President - Corporate Support Services and Chief Administrative Officer of CPS Energy since August 2010. She served as the Acting General Manager of CPS Energy from November 2009 to July 2010 and as Senior Vice President - Chief Administrative Officer at CPS Energy from April 2008 to November 2009. Prior to her services at CPS Energy, Ms. LeBlanc-Burley was the Deputy City Manager for the City of San Antonio from February 2006 to February 2008.

Age: 58	Qualifications:
Group II Director: Term expires 2020
Ms. LeBlanc-Burley's pertinent experience, qualifications, attributes and skills include her leadership experience and knowledge gained through her years as an executive at The Center for Health Care Services and CPS Energy, her decades of service with the City of San Antonio, and the knowledge and experience attained through her service as a director and audit committee member of several large non-profit companies and as a director of NuStar GP Holdings, LLC and NuStar GP, LLC.

Director Since: 2018
Committees: Nom./Gov. & Conflicts

Robert J. Munch
Biographical Information:

Mr. Munch served as General Manager and Head of Corporate & Investment Banking of Mizuho Bank, Ltd. from 2006 to 2013 and as Deputy General Manager, Origination, of Mizuho Bank, Ltd. from 2005 to 2006. Prior to his service with Mizuho Bank, Ltd., Mr. Munch also served in several senior management positions with Canadian Imperial Bank of Commerce and CIBC World Markets from 1980 to 2001 and Fidelity Union Bancorporation (now Wells Fargo) from 1973 to 1980.

Age: 67	Qualifications:
Group II Director: Term expires 2020
Mr. Munch's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise and the strength of his managerial and investment banking experience attained through his years of service in key roles with multiple financial institutions, as well as the knowledge and experience he has attained through his service as a director of NuStar GP, LLC.

Director Since: 2016
Committees: Audit

W. Grady Rosier
Biographical Information:

Mr. Rosier has been the President and Chief Executive Officer of McLane Company, Inc., a leading supply chain services company and subsidiary of Berkshire Hathaway, Inc., since February 1995. Mr. Rosier has been with McLane Company, Inc. since 1984, serving in various senior management positions prior to his current position. Mr. Rosier also has served as a director of NVR, Inc. since December 2008. He was formerly a director of Tandy Brands Accessories, Inc. from February 2006 to October 2011, serving as the lead director from October 2009 to October 2010.

Age: 70	Qualifications:
Group III Director: Term expires 2021
Mr. Rosier's pertinent experience, qualifications, attributes and skills include his leadership experience and knowledge attained through decades of service in senior roles for McLane Company, Inc., and his experience attained through his service on the boards of directors of NVR, Inc. and NuStar GP, LLC.

Director Since: 2013
Committees: Compensation; Nom./Gov. & Conflicts (Chair)
For detailed information regarding our directors' respective holdings of our units, compensation and other arrangements, see "Security Ownership—Security Ownership of Management and Directors," "Director Compensation" and "Certain Relationships and Related Party Transactions."

EXECUTIVE OFFICERS
We do not have officers. The officers of NuStar GP, LLC, the general partner of our general partner, perform all of our management functions. Officers are appointed annually by the Board.
The table below provides certain information about the executive officers as of March 1, 2019.

Name	Age	Position Held with NuStar GP, LLC
Bradley C. Barron	53	President, Chief Executive Officer and Director
Mary Rose Brown	62	Executive Vice President and Chief Administrative Officer
Amy L. Perry	50	Executive Vice President–Mergers & Acquisitions, Strategic Direction and Investor Relations and Corporate Secretary
Thomas R. Shoaf	60	Executive Vice President and Chief Financial Officer
Jorge A. del Alamo	49	Senior Vice President and Controller
Daniel S. Oliver	52	Senior Vice President–Marketing and Business Development
Karen M. Thompson	51	Senior Vice President and General Counsel
Michael Truby	59	Senior Vice President–Operations
Mr. Barron became President, Chief Executive Officer and a director of NuStar GP, LLC in January 2014. Prior to the Merger, Mr. Barron also served as President, Chief Executive Officer and a director of NuStar GP Holdings, LLC since January 2014. He served as Executive Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until his promotion in January 2014. From April 2007 to February 2012, he served as Senior Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC. Mr. Barron also served as Secretary of NuStar GP, LLC and NuStar GP Holdings, LLC from April 2007 to February 2009. He served as Vice President, General Counsel and Secretary of NuStar GP, LLC from January 2006 until April 2007 and as Vice President, General Counsel and Secretary of NuStar GP Holdings, LLC from March 2006 until his promotion in April 2007. He has been with NuStar GP, LLC since July 2003 and, prior to that, was with Valero Energy from January 2001 to July 2003.
Ms. Brown became Executive Vice President and Chief Administrative Officer of NuStar GP, LLC in April 2013. Prior to the Merger, Ms. Brown also served as Executive Vice President and Chief Administrative Officer of NuStar GP Holdings, LLC since April 2013. She served as Executive Vice President–Administration of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until her promotion in April 2013. Ms. Brown served as Senior Vice President–Administration of NuStar GP, LLC from April 2008 through February 2012. She served as Senior Vice President–Corporate Communications of NuStar GP, LLC from April 2007 through April 2008. Prior to her service to NuStar GP, LLC, Ms. Brown served as Senior Vice President–Corporate Communications for Valero Energy from September 1997 to April 2007.
Ms. Perry became Executive Vice President–Mergers & Acquisitions, Strategic Direction and Investor Relations and Corporate Secretary of NuStar GP, LLC in July 2018. Prior thereto, she served as Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary of NuStar GP, LLC since January 2014. Prior to the Merger, Ms. Perry also served as Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary of NuStar GP Holdings, LLC since January 2014. She served as Vice President, Assistant General Counsel and Corporate Secretary of NuStar GP, LLC and as Corporate Secretary of NuStar GP Holdings, LLC from February 2010 until her promotion in January 2014. From June 2005 to February 2010, she served as Assistant General Counsel and Assistant Secretary of NuStar GP, LLC and, from March 2006 to February 2010, Assistant Secretary of NuStar GP Holdings, LLC. Prior to her service at NuStar GP, LLC, Ms. Perry served as Counsel for Valero Energy.
Mr. Shoaf became Executive Vice President and Chief Financial Officer of NuStar GP, LLC in January 2014. Prior to the Merger, Mr. Shoaf also served as Executive Vice President and Chief Financial Officer of NuStar GP Holdings, LLC since January 2014. He served as Senior Vice President and Controller of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until his promotion in January 2014. Mr. Shoaf served as Vice President and Controller of NuStar GP, LLC from July 2005 to February 2012 and Vice President and Controller of NuStar GP Holdings, LLC from March 2006 until February 2012. He served as Vice President–Structured Finance for Valero Corporate Services Company, a subsidiary of Valero Energy, from 2001 until joining NuStar GP, LLC.

Mr. del Alamo became Senior Vice President and Controller of NuStar GP, LLC in July 2014. Prior to the Merger, Mr. del Alamo also served as Senior Vice President and Controller of NuStar GP Holdings, LLC since July 2014. Prior thereto, he served as Vice President and Controller of NuStar GP, LLC and NuStar GP Holdings, LLC since January 2014. He served as Vice President and Assistant Controller of NuStar GP, LLC from July 2010 until his promotion in January 2014. From April 2008 to July 2010, he served as Assistant Controller of NuStar GP, LLC. Prior to his service at NuStar GP, LLC, Mr. del Alamo served as Director-Sarbanes Oxley Compliance for Valero Energy.
Mr. Oliver became Senior Vice President–Marketing and Business Development of NuStar GP, LLC in May 2014. Prior to the Merger, Mr. Oliver also served as Senior Vice President–Marketing and Business Development of NuStar GP Holdings, LLC since May 2014. Prior thereto, he served as Senior Vice President–Business and Corporate Development of NuStar GP, LLC and NuStar GP Holdings, LLC since March 2011. He served as Senior Vice President–Marketing and Business Development of NuStar GP, LLC and NuStar GP Holdings, LLC from May 2010 to March 2011 and as Vice President–Marketing and Business Development of NuStar GP, LLC from October 2008 until May 2010 and of NuStar GP Holdings, LLC from December 2009 until May 2010. Prior to that, Mr. Oliver served as Vice President for NuStar Marketing LLC. Previously, Mr. Oliver served as Vice President–Product Supply & Distribution for Valero Energy from May 1997 to July 2007.
Ms. Thompson became Senior Vice President and General Counsel of NuStar GP, LLC in July 2018. Prior thereto, she served as Senior Vice President, General Counsel–Litigation, Regulatory & Environmental of NuStar GP, LLC since January 2014. Prior to the Merger, Ms. Thompson also served as Senior Vice President, General Counsel–Litigation, Regulatory & Environmental of NuStar GP Holdings, LLC since January 2014. She served as Vice President, Assistant General Counsel and Assistant Secretary of NuStar GP, LLC from February 2010 until her promotion in January 2014. From May 2007 to February 2010, she served as Assistant General Counsel and Assistant Secretary of NuStar GP, LLC. Prior to her service at NuStar GP, LLC, Ms. Thompson served as Managing Counsel for Valero Energy.
Mr. Truby became Senior Vice President–Operations of NuStar GP, LLC in February 2013. Prior to the Merger, Mr. Truby also served as Senior Vice President–Operations of NuStar GP Holdings, LLC since November 2015. Prior thereto, he served as Vice President–Pipeline Operations of NuStar GP, LLC since April 2012 and as Vice President–Health, Safety and Environmental of NuStar GP, LLC from January 2012 until April 2012. Previously he served as Vice President and General Manager of NuStar GP, LLC’s former San Antonio Refinery from May 2011 until January 2012 and led NuStar GP, LLC’s East Region from November 2009 until May 2011.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion and such other matters the Compensation Committee deemed relevant and appropriate, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:

Dan J. Hill (Chairman)
James F. Clingman, Jr.
W. Grady Rosier

The Compensation Committee Report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (the Exchange Act), whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Philosophy
Our philosophy for compensating our named executive officers (NEOs) is based on the belief that a significant portion of executive compensation should be incentive-based and determined by both the performance of NuStar Energy and the executive's individual performance objectives. Our executive compensation programs are designed to accomplish the following long-term objectives:

•	increase value to unitholders, while practicing good corporate governance;

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results;

•	provide the Compensation Committee with the flexibility to respond to the continually changing environment in which NuStar Energy operates;

•	align executive incentive compensation with NuStar Energy's short- and long-term performance results; and

•	provide market-competitive compensation and benefits to enable us to recruit, retain and motivate the executive talent necessary to produce sustainable growth for our unitholders.
Compensation for our NEOs primarily consists of base salary, an annual incentive bonus and long-term, equity-based incentives, which we refer to as "Total Direct Compensation." Our NEOs participate in the same group benefit programs available to our salaried employees in the United States, and each NEO's incentive bonus is awarded in accordance with the same bonus plan and metric that we use for each of our other employees. In addition, as discussed under "Post-Employment Benefits" below, our NEOs may participate in certain non-qualified, retirement-related programs. Our NEOs do not have employment or severance agreements, other than the change of control severance agreements described under "Potential Payments Upon Termination or Change of Control" below. The Compensation Committee targets base salary for our NEOs, as well as annual incentive bonus and long-term incentive opportunities (expressed, in each case, as a percentage of base salary), with reference to prevailing practices of our peer companies and information from survey sources. In determining total compensation, as well as each component thereof, we consider the unique responsibilities of each individual's position, as well as his or her experience and performance, together with the market information.
Our NEOs for the year ended December 31, 2018 were:

•	Bradley C. Barron, President and Chief Executive Officer (CEO);

•	Thomas R. Shoaf, Executive Vice President and Chief Financial Officer;

•	Mary Rose Brown, Executive Vice President and Chief Administrative Officer;

•	Amy L. Perry, Executive Vice President–Mergers & Acquisitions, Strategic Direction and Investor Relations and Corporate Secretary; and

•	Daniel S. Oliver, Senior Vice President–Marketing and Business Development.

Administration of Executive Compensation Programs
Our executive compensation programs are administered by our Board's Compensation Committee. The Compensation Committee is composed of independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our Human Resources department.
The Compensation Committee considers market trends in compensation, including the practices of identified competitors, and the alignment of the compensation program with NuStar Energy's strategy. Specifically, for our NEOs, the Compensation Committee:

•	establishes and approves target compensation levels for each NEO;

•	approves company performance measures and goals;

•	determines the mix between cash and equity compensation, short-term and long-term incentives and benefits;

•	verifies the achievement of previously established performance goals; and

•	approves the resulting cash or equity awards to our NEOs.
In making determinations about Total Direct Compensation for our NEOs, the Compensation Committee takes into account a number of factors, including:

•	the competitive market for talent;

•	compensation paid at peer companies;

•	industry-wide trends;

•	NuStar Energy's performance;

•	the particular NEO's role, responsibilities, experience and performance; and

•	retention.
The Compensation Committee also considers other equitable factors such as the role, contribution and performance of an individual relative to his or her peers at the company. The Compensation Committee does not assign specific weight to these factors, but rather makes a subjective judgment taking all of these factors into account.
The Compensation Committee has retained Energy Partners Pay Advisors (EPPA) as its independent compensation consultant for expertise and guidance with respect to compensation matters, including performing analyses regarding market practices, peer companies, Total Direct Compensation for senior executives and compensation for non-employee directors. In its role as advisor to the Compensation Committee, EPPA was retained directly by the Compensation Committee, which has the authority to select, retain and/or terminate its relationship with a consulting firm. The Compensation Committee determined that there are no conflicts of interest between the company, the Compensation Committee and EPPA because: EPPA provides no other services to NuStar Energy; EPPA has policies in place to prevent a conflict of interest, including a policy that no employee of EPPA may own NuStar Energy units; and there is no business or personal relationship between EPPA's consultant and any of NuStar Energy's officers or directors.
We will conduct our first advisory vote on executive compensation at the 2019 Annual Meeting.
Selection of Compensation Comparative Data
To establish compensation for each of the NEOs, the Compensation Committee consults with management and EPPA and considers compensation provided by certain peer companies when evaluating competitive levels of compensation. The competitive data regarding the peer companies is derived from their respective publicly filed annual proxy statements or Annual Reports on Form 10-K.
As changes occur in the midstream and logistics industry, the Compensation Committee consults with management and EPPA and updates our peer group. Our peer group was updated in 2017 to: (1) remove entities that had been acquired or otherwise no longer publicly disclosed comprehensive executive compensation information; (2) remove sponsored master limited partnerships (MLPs) for which the executives' primary responsibility related to the sponsor's operations rather than the operations of the MLP; (3) add other comparable midstream and/or logistics entities; and (4) recognize the scope of responsibility of executive teams that managed two public companies, such as NuStar Energy and NuStar GP Holdings, LLC at the time (the 2017 Compensation Comparative Group). Our peer group was updated again in 2018, primarily to reflect further mergers and acquisitions in the industry (the Current Compensation Comparative Group). The companies included in the 2017 Compensation Comparative Group and the Current Compensation Comparative Group are identified in the tables below:

2017 Compensation Comparative Group

Company	Ticker
1. Boardwalk Pipeline Partners, LP	BWP
2. Buckeye Partners, L.P.	BPL
3. Calumet Specialty Products Partners, L.P.	CLMT
4. Enable Midstream Partners, LP	ENBL
5. Enbridge Energy Partners, L.P./Enbridge Energy Management, L.L.C.	EEP/EEQ
6. Energy Transfer Partners, L.P. /Energy Transfer Equity, L.P. (1)	ETP/ETE
7. EnLink Midstream Partners, LP/EnLink Midstream, LLC	ENLK/ENLC
8. Enterprise Products Partners L.P.	EPD
9. Genesis Energy, L.P.	GEL
10. Holly Energy Partners, L.P.	HEP
11. Magellan Midstream Partners, L.P.	MMP
12. MPLX LP	MPLX
13. ONEOK, Inc.	OKE
14. SemGroup Corporation	SEMG
15. Sunoco Logistics Partners L.P. (1)	SXL
16. Targa Resources Corp.	TRGP

(1)
Although Energy Transfer Partners, L.P. and Sunoco Logistics Partners L.P. merged in April 2017, both entities were included as separate peer companies in the 2017 Compensation Comparative Group because their executive compensation for the year ended December 31, 2016 was publicly disclosed separately and considered along with the compensation of the other peer companies as part of the evaluation of our 2017 compensation.

Current Compensation Comparative Group

Company	Ticker
1. Buckeye Partners, L.P.	BPL
2. Crestwood Equity Partners LP	CEQP
3. DCP Midstream, LP	DCP
4. Enable Midstream Partners, LP	ENBL
5. Enbridge Energy Partners, L.P.	EEP
6. Energy Transfer Partners, L.P. (1)	ETP
7. EnLink Midstream Partners, LP	ENLK
8. Enterprise Products Partners L.P.	EPD
9. Genesis Energy, L.P.	GEL
10. Magellan Midstream Partners, L.P.	MMP
11. MPLX LP	MPLX
12. ONEOK, Inc.	OKE
13. Plains All American Pipeline, L.P.	PAA
14. SemGroup Corporation	SEMG
15. Targa Resources Corp.	TRGP

(1)
Although Energy Transfer Partners, L.P. merged with Energy Transfer Equity, L.P. in October 2018 and no longer has publicly traded common equity, Energy Transfer Partners, L.P. was included in the Current Compensation Comparative Group because its executive compensation for the year ended December 31, 2017 was publicly disclosed and considered along with the compensation of the other peer companies as part of the evaluation of our 2018 compensation.

At the Compensation Committee's request, EPPA also reviews survey data reported on a position-by-position basis to obtain additional information regarding compensation of comparable positions. The survey data consists of general industry data for specific executive positions reported in published executive compensation surveys. We refer to the competitive survey data, together with the 2017 Compensation Comparative Group data or the Current Compensation Comparative Group data, as applicable, as the "Compensation Comparative Data."

Process and Timing of Compensation Decisions
The Compensation Committee reviews and approves all compensation of the NEOs. The CEO develops recommendations for the compensation of the other NEOs in consultation with our Human Resources department and with EPPA. In making these recommendations, the CEO considers the Compensation Comparative Data and evaluates the individual performance of each NEO and their respective contributions to NuStar Energy. The recommendations are then reviewed by the Compensation Committee, which may accept the recommendations or may make adjustments to the recommended compensation based on the Compensation Committee's assessment of the individual's performance and contributions to NuStar Energy.
As required by the Compensation Committee's charter, the CEO's compensation is reviewed and approved by the Compensation Committee based on the Compensation Comparative Data and the Compensation Committee's independent evaluation of the CEO's contributions to NuStar Energy's performance.
Each year, the Compensation Committee reviews each NEO's Total Direct Compensation, including base salary and the target levels of annual incentive and long-term incentive compensation. The review includes a comparison with competitive market data provided by EPPA (as described above), an evaluation of the Total Direct Compensation of the NEOs from an internal equity perspective and a review of reports on the compensation history of each NEO. Based on these reviews and evaluations, the Compensation Committee establishes annual salary rates for each NEO for the upcoming 12-month period and sets target levels of annual incentive and long-term incentive compensation. Although the target levels typically are established in July, the long-term incentives are reviewed again at the time of grant, generally in the fourth quarter for restricted units and in the first quarter for performance units. The Compensation Committee may also review salaries or grant long-term incentive awards at other times during the year because of new appointments, promotions or other extraordinary circumstances.
The following table summarizes the typical timing of some of our significant compensation events, although the timing may vary as the Compensation Committee deems appropriate.

Event	Timing
- Establish financial performance objectives for the current year's annual incentive bonus
- Evaluate achievement of the bonus metric for the prior year
- Review prior year financial performance for performance units
- Grant performance units for the current year
First quarter
- Review NEO base salaries and targets for annual incentive bonus and long-term incentive grants for the current year	Third quarter
- Grant restricted units to employees, including the NEOs
- Grant restricted units to non-employee directors pursuant to the director compensation program
- Set meeting dates for action by the Compensation Committee for the upcoming year
Fourth quarter
Additional information regarding the timing of the 2018 long-term incentive grants is discussed below under "Restricted Units" and "Performance Units."
Elements of Executive Compensation
Compensation for our NEOs primarily consists of the following elements, which we refer to as Total Direct Compensation:

	Element	Form	Purpose
Fixed	Base Salary	Cash
- Foundation of the compensation program
- Provides a fixed level of competitive pay
- Reflects the individual's primary duties and responsibilities
- Foundation for incentive opportunities and benefit levels

At-Risk	Annual Incentive Bonus	Cash or Units	- Focus NEOs on improving performance

At-Risk	Long-Term Equity-Based Incentives:	Units	- Directly tie NEO financial reward opportunities with the rewards to unitholders, as measured by long-term unit price performance and payment of distributions
	- Restricted Units		- Time-vesting award focused on retention and increasing ownership levels
	- Performance Units		- Performance-vesting award focused on attainment of performance measures

We also offer group medical and other insurance benefits to provide our employees (including our NEOs) affordable coverage at group rates, as well as pension benefits that reward continued service and a thrift plan that provides a tax-advantaged savings opportunity.
Relative Size of Primary Elements of Compensation
In setting compensation, the Compensation Committee considers the aggregate amount of compensation payable to each NEO and the form of the compensation. The Compensation Committee seeks to achieve the appropriate balance between salary, rewards earned for the achievement of company and personal objectives, and long-term incentives that align the interests of our NEOs with those of our unitholders. The size of each element is based on competitive market practices, as well as company and individual performance.
As illustrated by the chart below, approximately 81% of the annual target Total Direct Compensation of our CEO and, on average, approximately 69% of the annual target Total Direct Compensation of our other NEOs is at-risk incentive compensation (short-term and long-term incentives). The level of at-risk incentive compensation typically increases in relation to an NEO's responsibilities, with the level of incentive compensation for more senior executive officers being a greater percentage of Total Direct Compensation than for less senior executives. The Compensation Committee believes that tying a significant portion of an NEO's incentive compensation to NuStar Energy's performance more closely aligns the NEO's interests with those of our unitholders.
Target Percentages of Total Direct Compensation
Because we place such a large percentage of our Total Direct Compensation at risk in the form of variable pay (i.e., short-term and long-term incentives), the Compensation Committee does not adjust current compensation based upon realized gains or losses from prior incentive awards. For example, we will not reduce the size of a target long-term incentive grant in a particular year solely because NuStar Energy's unit price performed well during the immediately preceding years. We believe that adopting a policy of making such adjustments would penalize management's current compensation for NuStar Energy's prior success.
Individual Performance and Personal Objectives
The Compensation Committee evaluates our NEOs' individual performance and personal objectives with input from our CEO. Our CEO's performance is evaluated by the Compensation Committee in consultation with other members of the Board.
Assessment of individual performance may include objective criteria, but is a largely subjective process. The criteria used to measure an individual's performance may include use of quantitative criteria (e.g., execution of projects within budget, improving an operating unit's profitability, or timely completion of an acquisition or divestiture), as well as more qualitative factors, such as the NEO's ability to lead, communicate and successfully adhere to NuStar Energy's core values (i.e., environmental and workplace safety, integrity, work commitment, effective communication and teamwork). There are no specific weights given to any of these various elements of individual performance.
The Compensation Committee uses its evaluation of individual performance to supplement the compensation criteria established by the Compensation Committee and adjust an NEO's recommended compensation. For example, although an individual's indicated bonus may be calculated to be $100,000 based on NuStar Energy's performance, the individual's performance evaluation might result in a reduction or increase in that amount.
Base Salaries
The Compensation Committee reviews the base salaries for our NEOs annually based on recommendations by our CEO, with input from EPPA and our Human Resources department. Our CEO's base salary is reviewed and approved by the Compensation Committee based on its review of recommendations by EPPA, our Chairman and our Human Resources department.
The competitiveness of base salaries for each NEO's position is determined by an evaluation of the Compensation Comparative Data described above. Base salaries may be adjusted to achieve what is determined to be a reasonably competitive level or to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of NuStar Energy.
For 2016 base salaries, the Compensation Committee considered, among other factors, the Consumer Price Index, the average base salary increase anticipated by nationwide compensation surveys, the increases required by NuStar Energy's union contracts and the anticipated increases by other local companies and raised the base salaries of each of the NEOs effective on July 1, 2016 to remain competitive.
During July 2017, EPPA performed a comprehensive review of our NEOs' Total Direct Compensation. After consultation with EPPA, the Chairman (in the case of the CEO's base salary) and the CEO (in the case of the base salaries for each other NEO), the Compensation Committee raised the base salaries of each of the NEOs effective on each of July 1, 2017 and July 1, 2018 to remain competitive.
On July 23, 2018, Ms. Perry was promoted to Executive Vice President–Mergers & Acquisitions, Strategic Direction and Investor Relations and Corporate Secretary. In recognition of her promotion, the Compensation Committee approved an interim increase in Ms. Perry's annual base salary, effective August 1, 2018, from $309,000 to $339,900 and requested that EPPA update its analysis of Total Direct Compensation for each of our executive officers, including our NEOs. After consultation with EPPA following EPPA's updated analysis, and with the Chairman (in the case of the CEO's base salary) and the CEO (in the case of the base salaries for each other NEO), the Compensation Committee raised the base salaries of each of our NEOs, effective November 1, 2018. The 2018 base salary increases for our NEOs are presented in the table below.

Name	Annualized Base Salary at December 31, 2017 ($)	July 1, 2018 Increase to December 31, 2017 Annualized Base Salary ($)	November 1, 2018 Increase to July 1, 2018 Annualized Base Salary ($)(1)	Annualized Base Salary at December 31, 2018 ($)
Barron	592,250	17,850	39,900	650,000
Shoaf	360,200	10,800	34,000	405,000
Brown	388,000	11,700	10,300	410,000
Perry	300,000	9,000	41,000	350,000
Oliver	328,000	9,800	7,200	345,000

(1)
The amount reported for Ms. Perry includes the August 1, 2018 increase of $30,900 described above in connection with her promotion, as well as a $10,100 increase effective November 1, 2018 following EPPA's updated analysis of executive compensation.

Annual Incentive Bonus and Special Bonus Awards
Our NEOs participate in the same annual incentive program in which all of our domestic employees participate. In its discretion, the Compensation Committee may also award special bonuses to employees from time to time, paid in cash or in units.
Our annual incentive bonuses historically have been based on the following three factors under our annual incentive bonus plan:

•
the individual's position, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus. Generally, the target amount for the NEOs is set following the analysis of market practices in the Compensation Comparative Group with reference to the median bonus target available to comparable executives in those companies;

•	NuStar Energy's attainment of specific performance goals, which typically are established by the Compensation Committee during the first quarter of the year; and

•	a discretionary evaluation by the Compensation Committee of both NuStar Energy's performance and, in the case of the NEOs, the individual's performance.
The Compensation Committee did not make any changes to the annual incentive bonus targets for our NEOs during 2016 or 2017. After consultation with EPPA following EPPA's updated 2018 analysis of Total Direct Compensation, and with the Chairman (with respect to the CEO) and the CEO (with respect to each other NEO), the Compensation Committee raised the annual incentive bonus targets for Mr. Shoaf and Ms. Brown from 60% to 65%, for Ms. Perry and Mr. Oliver from 55% to 60% and retained Mr. Barron's existing annual incentive bonus target. The following table shows each NEO's annual incentive bonus target for the fiscal year ended December 31, 2018 (expressed as a percent of base salary paid).

Name	Annual Incentive Bonus Target (% of base salary paid)
Barron	100
Shoaf	65
Brown	65
Perry	60
Oliver	60
Determination of Annual Incentive Target Opportunities
As illustrated in the table above, each NEO has an annual incentive opportunity generally based on a stated percentage of his or her salary paid that year. The target amount is awarded for achieving a 100% score on our performance goal under the annual incentive bonus plan. For example, in a year with a 100% score, an NEO paid $200,000 with a target annual incentive opportunity equal to 60% of his base salary paid would be eligible to receive a bonus of $120,000 based on those performance goals.
Once the performance goals have been reviewed and measured, the Compensation Committee has the authority to exercise its discretion in evaluating NuStar Energy's performance. In exercising this discretionary judgment, the Compensation Committee considers such relevant performance factors as growth, attainment of strategic objectives, acquisitions and divestitures, safety and environmental compliance, as well as other considerations. This discretionary judgment may result in an increase or decrease to the aggregate earned award for all employees that is based upon the attainment of NuStar Energy's annual performance goals.
The CEO develops individual annual incentive bonus recommendations for the other NEOs based upon the methodology described above. In addition, both the CEO and the Compensation Committee may make adjustments to the recommended annual incentive bonus amounts based upon an assessment of an individual's performance and contributions to NuStar Energy. The CEO and the Compensation Committee also review and discuss each NEO's bonus on a case-by-case basis, considering such factors as teamwork, leadership, individual accomplishments and initiative, and may adjust the bonus awarded to a specific NEO to reflect these factors.
The bonus target for the CEO is decided solely by the Compensation Committee, and the Compensation Committee may make discretionary adjustments to the calculated level of bonus for the CEO based upon its independent evaluation of the CEO's performance and contributions.

Company Performance Objectives
Since 2014, our annual incentive bonus has been designed to focus our NEOs on improving NuStar Energy's distributable cash flow (DCF). In the MLP investment community, DCF has been widely regarded as a significant indicator of operating performance. As such, the Compensation Committee believed the measure appropriately aligned managements' interest with our unitholders' interest. Accordingly, in the first quarter of each year, the Compensation Committee typically would establish a bonus pool for all employees based on DCF such that employees would receive a 100% bonus for the year if NuStar Energy achieved a specified target distribution coverage ratio (DCR). DCF and DCR are non-GAAP measures of performance derived from our financial statements. DCF is determined by adjusting our net income for depreciation and amortization expense, unrealized gains and losses arising from certain derivative contracts and other non-cash items, including non-cash gains or losses or impairment charges. We further adjust our earnings by (1) subtracting our aggregate annual reliability capital expenditures, (2) adding non-cash unit-based compensation expenses for awards that we intend to satisfy with the issuance of units upon vesting and (3) adding or subtracting, as applicable, certain cash receipts and disbursements not included in net income. DCR is determined by dividing DCF applicable to common limited partners by the distributions applicable to common limited partners.
However, for 2018, due to the significance of the then-pending Distribution Reset and Merger, the Compensation Committee delayed consideration of annual performance measures for NuStar Energy until after the closing of the Merger on July 20, 2018. Following the closing of the Merger, the Compensation Committee determined that its overall assessment of NuStar Energy's 2018 performance at its January 2019 meeting would include, without limitation, the Compensation Committee's consideration of the implementation of the Distribution Reset, the Merger, the issuance of the Series D preferred units, the continued integration of the Permian Crude System acquired in the Permian Basin, NuStar Energy's total unitholder return and the Compensation Committee's overall evaluation of employee performance.
Determination of Awards
Annual Incentive Bonus. Based on our 2016 DCR results, our executive officers, including our NEOs, earned cash bonus awards under the annual incentive bonus plan at 125% of their respective bonus targets for 2016. Based on our 2017 DCR results, our executive officers, including our NEOs, were not eligible to receive a bonus award for 2017 under the annual incentive bonus plan. The Compensation Committee recognized NuStar Energy's significant accomplishments during 2017, including the successful acquisition of the Permian Crude System and NuStar Energy's achievement of its best safety record in the history of the company, with only one employee recordable injury and zero lost-time injuries. The Compensation Committee also considered the strain on NuStar Energy's business, and the MLP sector generally, from continued low crude oil prices and the further negative impact on NuStar Energy of several unexpected items, such as losses at seven facilities impacted by five hurricanes, losses resulting from unplanned turnarounds and downtime at customers' refineries, a decline in results at our St. Eustatius terminal from under-utilization by an important customer there due to deteriorating conditions in Venezuela and the expense of an unanticipated reliability project on our ammonia pipeline. After considering our 2017 DCR results and these additional factors, upon the recommendation of executive management (other than with respect to the CEO) and our Chairman (with respect to the CEO), the Compensation Committee decided not to award cash bonuses under the annual incentive bonus plan for any of our executive officers, including our NEOs, for 2017.

For the 2018 annual incentive bonus determination, the Compensation Committee considered, among other things, the implementation of the Distribution Reset, the Merger, the issuance of the Series D preferred units, the sale of the European Operations, NuStar Energy's reduced leverage and improved coverage, the continued integration of the Permian Crude System acquired in the Permian Basin, NuStar Energy's total unitholder return and the Compensation Committee's overall evaluation of employee performance. Based on this review at its January 18, 2019 meeting, the Compensation Committee approved annual incentive bonus awards for our NEOs in the dollar amounts set forth in the table below.

Name	Annual Incentive Bonus for 2018 ($)
Barron	700,000
Shoaf	277,522
Brown	295,686
Perry	220,150
Oliver	240,552

The Compensation Committee approved the payment of the 2018 annual incentive bonus amounts for our executive officers in the form of fully vested NuStar Energy common units, with a grant date of February 11, 2019. The number of units awarded was determined for each officer by dividing the respective dollar amounts approved by the Compensation Committee on January 18, 2019 by the closing price of a NuStar Energy common unit on the NYSE on February 8, 2019, as set forth in the table below. The fully vested NuStar Energy common units were issued pursuant to the NuStar GP Holdings, LLC Long-Term Incentive Plan (as amended from time to time, the NSH LTIP), which we assumed in the Merger. The dollar values of those units (based on the closing price of a NuStar Energy common unit on the NYSE on the February 11, 2019 grant date) are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Name	Number of Common Units Granted
Barron	28,363
Shoaf	11,244
Brown	11,980
Perry	8,920
Oliver	9,746
Special Bonus Awards. Following the closing of the Merger, in the Compensation Committee's discretion and in recognition of our executive officers' hard work, on July 23, 2018, the Compensation Committee awarded special bonuses to each executive officer, including our NEOs, in the form of fully vested common units through our 2000 Long-Term Incentive Plan (as amended from time to time, the 2000 LTIP) in an amount equal to 50% of each such executive officer's bonus target with respect to 2017, as shown in the following table for our NEOs.

Name	Number of Common Units Granted
Barron	12,318
Shoaf	4,495
Brown	4,842
Perry	3,342
Oliver	3,751

In addition, in consideration of their significant efforts to complete the Distribution Reset, the Merger and the issuance of Series D preferred units, on July 23, 2018, the Compensation Committee approved additional special bonuses in the form of fully vested common units pursuant to the 2000 LTIP for Mr. Barron, Mr. Shoaf and Ms. Perry, who received awards of 5,075 units, 3,087 units and 2,571 units, respectively. The special bonus awards are included in the "Unit Awards" column of the Summary Compensation Table.
Long-Term Incentive Awards
We provide NuStar Energy common unit-based, long-term incentive compensation to employees, including our NEOs, and to non-employee directors through the 2000 LTIP and the NSH LTIP. The 2000 LTIP and the NSH LTIP each provide for NuStar Energy common unit awards and a variety of NuStar Energy common unit-based awards, including unit options, phantom or restricted units and performance units. Long-term incentive awards vest over a period determined by the Compensation Committee, with performance units vesting upon the achievement of performance goals.
Under the design of our long-term incentive awards, a target long-term incentive award opportunity expressed as a percentage of base salary is established for each plan participant, including each NEO. This percentage reflects the fair value of the awards to be granted.
The Compensation Committee did not make any changes to the individual long-term incentive target percentages for our NEOs during 2016. In July 2017, following EPPA's comprehensive review of our NEOs' Total Direct Compensation, the Compensation Committee raised the long-term incentive targets for Mr. Barron from 200% to 250%, for Mr. Shoaf and Ms. Brown from 150% to 180% and for Ms. Perry from 100% to 110%, and retained the existing target for Mr. Oliver. Following EPPA's updated 2018 analysis, in October 2018 the Compensation Committee raised the long-term incentive targets for Mr. Barron from 250% to 325%, for Ms. Perry from 110% to 150% and for Mr. Oliver from 125% to 130%, and retained the existing targets for Mr. Shoaf and Ms. Brown. The following table shows each NEO's long-term incentive target for 2018 (expressed as a percent of base salary).

Name	Long-Term Incentive Target (% of base salary)
Barron	325
Shoaf	180
Brown	180
Perry	150
Oliver	130
The Compensation Committee allocates a percentage of long-term incentive award value to performance-based awards and a percentage to awards that focus on retention and increasing ownership levels of executive officers (including our NEOs). Since the fourth quarter of 2011, the target levels of long-term incentive award value have been allocated in the following manner:

•	35% performance units; and

•	65% restricted units.
The Compensation Committee reviews and approves long-term incentive grants for each of the NEOs. The CEO develops individual grant recommendations for the other NEOs based upon the methodology described above, but both the CEO and the Compensation Committee may make adjustments to the recommended grants based upon an assessment of an individual's performance and contributions to NuStar Energy. Grants to the CEO are decided solely by the Compensation Committee following the methodology described above, and the Compensation Committee may make discretionary adjustments to the calculated level of long-term incentives for the CEO based upon its independent evaluation of the CEO's performance and contributions.
Restricted Units
Restricted units comprise approximately 65% of each NEO's total NuStar Energy long-term incentive target. The Compensation Committee expects to grant restricted units on an annual basis.
Prior to the Merger, the restricted unit portion of each NEO's long-term incentive target included approximately 70% NuStar Energy restricted units granted by the Compensation Committee under the 2000 LTIP and 30% NuStar GP Holdings, LLC phantom units (which we refer to as "restricted units" in this proxy statement) granted by NuStar GP Holdings, LLC's compensation committee under the NSH LTIP to reflect the fact that the performance of NuStar GP Holdings, LLC was directly tied to the performance of NuStar Energy since NuStar GP Holdings, LLC's sole asset was its interest in NuStar Energy. Pursuant to the terms of the merger agreement, at the closing of the Merger, all outstanding NuStar GP Holdings, LLC restricted unit awards granted prior to the Merger converted, on the same terms and conditions as were applicable to the awards immediately prior to the Merger, into awards of NuStar Energy restricted units (the Converted Awards). The number of NuStar Energy restricted units subject to the Converted Awards was determined based on the 0.55 exchange ratio provided in the merger agreement. Following the Merger, 100% of the restricted units awarded are NuStar Energy restricted units.
No units are issued at the time of grant and restricted unit awards represent the right to receive common units upon vesting. The awards are calculated from an assumed unit value based on the average closing price of the common units for the first 10 business days of the four-week period before the committee meeting at which the awards are to be approved. The restricted units all vest over five years in equal increments on the anniversary of the grant date, and common unit distribution equivalents are paid in cash quarterly for all unvested restricted units.
The 2018 annual awards of NuStar Energy restricted units were approved by the Compensation Committee on October 24, 2018. The Compensation Committee determined that the grants would be made under the NSH LTIP as soon as administratively practicable and no earlier than the third business day following our third quarter earnings release. Due to the time required to award and implement the grants, the 2018 annual grants were not effective until November 16, 2018. The following table sets forth the restricted units granted to each of our NEOs in 2018.

Name	Restricted Units Granted in 2018
Barron	49,250
Shoaf	16,995
Brown	17,205
Perry	12,240
Oliver	10,455

For more information regarding the 2018 restricted unit grants, see the table entitled "Grants of Plan-Based Awards During the Year Ended December 31, 2018."
Performance Units
Performance units comprise approximately 35% of each NEO's total NuStar Energy long-term incentive target. The number of performance units awarded is determined by multiplying the annual base salary rate by the NEO's long-term incentive target percentage, and then multiplying that product by 35%. That product is divided by the assumed value of an individual unit, which is the product of (x) the average closing price of the common units for the first 10 business days of the four-week period before the committee meeting at which the awards are to be approved and (y) a factor reflecting the risk that the award might be forfeited.
Performance units are earned only upon NuStar Energy's achievement of a performance measure for the performance period. The Compensation Committee believes this type of incentive award strengthens the tie between each NEO's pay and our performance.
Since 2014, the target performance measure for performance unit awards has been NuStar Energy achieving a specific DCR established in the first quarter of the year, after taking into account the aggregate expense of the performance units. However, as described above, for 2018, due to the significance of the then-pending Distribution Reset and Merger, the Compensation Committee delayed consideration of annual performance measures for NuStar Energy until after the closing of the Merger on July 20, 2018. Following the closing of the Merger, the Compensation Committee determined that its overall assessment of NuStar Energy's 2018 performance at its January 2019 meeting would include, without limitation, the Compensation Committee's consideration of the implementation of the Distribution Reset, the Merger, the issuance of the Series D preferred units, the continued integration of the Permian Crude System acquired in the Permian Basin, NuStar Energy's total unitholder return and the Compensation Committee's overall evaluation of employee performance.
Performance units have been awarded pursuant to the 2000 LTIP, with each award subject to vesting in three annual increments (or tranches), as illustrated in the table below, based upon: (1) with respect to 2016 and 2017 performance, our DCR during the one-year performance periods that end on December 31 of the applicable year; and (2) with respect to 2018 performance, the Committee's assessment of performance, as described above.

Annual Performance Target	2016 Target= DCR 1.03 : 1	2017 Target= DCR 1.01 : 1	2018 Target (see above)
2016 Award Tranche Eligible to Vest	1st	2nd	3rd
2017 Award Tranche Eligible to Vest	N/A	1st	2nd
2018 Award Tranche Eligible to Vest	N/A	N/A	1st
Performance Achieved for One-Year Performance Period	1.07 : 1	0.63 : 1	100%
Percent of Eligible Units Vested for One-Year Performance Period	150%	0%	100%
If a specific performance metric falls between the benchmarks established by the Compensation Committee for the applicable performance period, the percentage vesting with respect to performance during that period is determined through straight-line interpolation. The Compensation Committee retains the full discretion to vest up to 200% of performance units available for vesting, regardless of the metric that NuStar Energy attains for the applicable performance period.
At its July 2018 meeting, the Compensation Committee considered the structure of performance unit awards and determined that one-half of any performance units not earned in a given performance period would be carried forward for one additional performance period, with up to 100% of such performance units carried forward having the opportunity to vest based upon NuStar Energy's performance in the following performance period. In addition, in July 2018, the Compensation Committee used its discretion to determine that one-half of the performance units that did not vest with respect to 2017 performance would be carried forward for one additional performance period, with the opportunity for up to 100% of such performance units carried forward to vest based upon NuStar Energy's 2018 performance (the Carried Forward Units).

Additional information is provided below regarding the performance targets established by the Compensation Committee and the performance attained by NuStar Energy for each of the 2016, 2017 and 2018 performance periods.

•
2016 Performance Period. The target measure established by the Compensation Committee on February 24, 2016 for performance unit vesting with respect to 2016 performance was NuStar Energy achieving a DCR of 1.03:1, with all units eligible for vesting as follows based on the DCR for 2016:

Level	DCR	% Performance Units Earned
Below Threshold	Below 1.00 : 1	0%
Threshold	1.00 : 1	90%
Target	1.03 : 1	100%
Exceeds Target	1.07 : 1	150%
Maximum	1.12 : 1	200%
On January 26, 2017, the Compensation Committee determined that NuStar Energy achieved a DCR of 1.07:1 for 2016 and, in accordance with the award terms, the performance units available to vest under the applicable tranche for each of the 2014 awards, 2015 awards and 2016 awards with respect to 2016 performance vested at 150%.

•
2017 Performance Period. The target measure established by the Compensation Committee on February 23, 2017 for performance unit vesting with respect to 2017 performance was NuStar Energy achieving a DCR of 1.01:1, with all units eligible for vesting as follows based on the DCR for 2017:

Level	DCR	% Performance Units Earned
Below Threshold	Below 1.00 : 1	0%
Threshold	1.00 : 1	90%
Target	1.01 : 1	100%
Exceeds Target	1.05 : 1	150%
Maximum	1.10 : 1	200%
On January 25, 2018, the Compensation Committee determined that NuStar Energy achieved a DCR of 0.63:1 for 2017 and, in accordance with the award terms, the performance units available to vest under the applicable tranche for each of the 2015 awards, 2016 awards and 2017 awards with respect to 2017 performance did not vest.

•
2018 Performance Period. As described above, due to the significance of the then-pending Distribution Reset and Merger, the Compensation Committee delayed consideration of annual performance measures for NuStar Energy until after the closing of the Merger on July 20, 2018, and on July 23, 2018 the Compensation Committee awarded the target number of performance units set forth below and approved the Carried Forward Units set forth below for our NEOs:

Name	Performance Units Awarded	Carried Forward Units
Barron	28,045	5,370
Shoaf	12,282	2,492
Brown	13,230	2,684
Perry	6,252	1,311
Oliver	7,767	1,890
On January 18, 2019, the Compensation Committee determined that, based on the factors described above, the performance units available to vest under the applicable tranche for each of the 2016 awards, 2017 awards and 2018 awards and the Carried Forward Units with respect to 2018 performance vested at 100%. See the table entitled "Grants of Plan-Based Awards During the Year Ended December 31, 2018."

Perquisites and Other Benefits
Perquisites
We provide only minimal perquisites to our NEOs. Each of our NEOs received federal income tax preparation services and personal liability insurance in 2018. For more information on perquisites, see the Summary Compensation Table and its footnotes.
Other Benefits
We provide other benefits, including medical, life, dental and disability insurance in line with competitive market practices. Our NEOs are eligible for the same benefit plans provided to our other employees, including our pension plans, 401(k) thrift plan (the Thrift Plan), and insurance and supplemental plans chosen and paid for by employees who desire additional coverage. Our NEOs and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below under "Post-Employment Benefits."
Post-Employment Benefits
Pension Plans
For a discussion of our Pension Plan, as well as the Excess Pension Plan, please see the narrative description accompanying the table entitled "Pension Benefits for the Year Ended December 31, 2018."
Nonqualified Deferred Compensation Plan (Excess Thrift Plan)
The Excess Thrift Plan provides unfunded benefits to those employees whose annual additions under the Thrift Plan are subject to the limitations under §415 of the Internal Revenue Code of 1986, as amended (the Code), and/or who are constrained from making maximum contributions under the Thrift Plan by §401(a)(17) of the Code, which limits the amount of an employee's annual compensation that may be taken into account under that plan. The Excess Thrift Plan is comprised of two separate components, consisting of (1) an "excess benefit plan" as defined under §3(36) of The Employee Retirement Income Security Act of 1974, as amended (ERISA), and (2) a plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each component of the Excess Thrift Plan consists of a separate plan for purposes of Title I of ERISA. To the extent a participant's annual total compensation exceeds the compensation limits for the calendar year under §401(a)(17) of the Code ($275,000 for 2018) or a participant's annual additions under the Thrift Plan are limited by the maximum annual additions permitted under §415 of the Code ($55,000 for 2018), the participant's Excess Thrift Plan account is credited with that number of hypothetical NuStar Energy units that could have been purchased with the difference between:

•
the total company matching contributions that would have been credited to the participant's account under the Thrift Plan had the participant's contributions not been limited pursuant to §401(a)(17) and/or §415; and

•	the actual company matching contributions credited to such participant's account.
Each of our NEOs participated in the Excess Thrift Plan in 2018.
Change of Control Severance Arrangements
We initially entered into change of control severance agreements with each of our NEOs in, or prior to, 2007. The change of control severance agreements are intended to ensure the continued availability of these executives in the event of certain transactions culminating in a "change of control" as defined in the agreements. The change of control severance agreements have three-year terms and are automatically extended for one year upon each anniversary unless we give notice not to extend. If a "change of control" (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the NEO's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control.
The agreements contain tiers of compensation and benefits based on each NEO's position. Each tier corresponds to a certain "severance multiple" used to calculate cash severance and other benefits to be provided under the agreements. Compensation and benefits under the agreements are triggered upon the occurrence of any of the following in connection with a change of control:

•	termination of employment by the employer other than for "cause" (as defined in the agreements), death or disability;

•	termination by the NEO for "good reason" (as defined in the agreements);

•	termination by the NEO other than for "good reason"; and

•	termination of employment because of death or disability.
These triggers were designed to ensure the continued availability of these executives following a change of control, and to compensate them at appropriate levels if their employment is unfairly or prematurely terminated during the applicable term following a change of control.
The following table sets forth the severance multiple applicable to each NEO, based on his or her current officer position.

Name	Applicable Officer Position	Severance Multiple
Barron	Chief Executive Officer	3
Shoaf	Executive Vice President	2.5
Brown	Executive Vice President	2.5
Perry	Executive Vice President	2.5
Oliver	Senior Vice President	2
When determining the amounts and benefits payable under the agreements, the Compensation Committee sought to secure compensation that is competitive in our market in order to recruit and retain executive officer talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies. For more information regarding payments and benefits that may be provided under our change of control severance arrangements, see our disclosures below under the caption "Potential Payments upon Termination or Change of Control."
The Merger did not trigger a "change of control," as defined under any NuStar Energy or NuStar GP Holdings, LLC plan or award, including the change of control severance agreements described above.
Employment Agreements
None of the NEOs have employment agreements, other than the change of control severance agreements described above. As a result, in the event of a termination, retirement, death or disability that is not related to a change of control, an NEO will only receive the compensation or benefits to which he or she would be entitled under the terms of the defined contribution, defined benefit, medical or long-term incentive plans, as applicable.
Impact of Accounting and Tax Treatments
Accounting Treatment
Unit-Based Compensation
On March 1, 2016, NuStar GP, LLC transferred and assigned to NuStar Services Company LLC (NuStar Services Co), a wholly owned subsidiary of ours, employment of all of NuStar GP, LLC's employees. In connection with the employee transfer on March 1, 2016, we assumed all outstanding awards under the 2000 LTIP. The transfer of the outstanding awards qualified as a plan modification. Therefore, we measured the fair value of then-outstanding awards to domestic employees (including our NEOs) based on the common unit price on the transfer date. Restricted units awarded to international employees are liability-classified awards that are cash-settled and measured at fair value based on the common unit price at each reporting period.
Restricted Units. Our restricted unit awards are considered "phantom" units, as they represent the right to receive our common units upon vesting. We account for restricted units expected to result in the issuance of our common units upon vesting as equity-classified awards. The restricted units granted to our domestic employees (including our NEOs) generally vest over five years and the restricted units granted to non-employee directors generally vest over three years. We record compensation expense ratably over the vesting period based on the fair value of the units at the grant date (for domestic employees, including our NEOs) or the fair value of the units measured at each reporting period (for non-employee directors) using the market price of our common units on the applicable date. Common unit distribution equivalents paid with respect to outstanding, unvested equity-classified restricted units reduce equity, similar to cash distributions to unitholders.

Performance Units. Performance units are equity-classified awards that vest in three increments (tranches) and represent the right to receive our common units, based upon our achievement of the performance measure set by the Compensation Committee during the one-year performance periods that end on December 31 of the applicable year. Under applicable accounting standards, a tranche of performance units is not considered "granted" until the Compensation Committee has set the performance measure for that specific tranche of the award. Therefore, performance units are measured at the grant date fair value once the performance measure is established for a specific tranche. In addition, since the performance units granted do not receive common unit distribution equivalents, the estimated fair value of these awards does not include the per unit distributions expected to be paid to common unitholders during the vesting period. We record compensation expense ratably for each vesting tranche over its one-year service period if it is probable that the specified performance measure will be achieved. Additionally, changes in the actual or estimated outcomes that affect the quantity of performance units expected to be converted are recognized as a cumulative adjustment.
Unit Awards. Unit awards are equity-classified awards of fully vested common units. We record compensation expense based on the fair value of the common units on the grant date using the market value of our common units on the grant date.
Tax Treatment
We are a limited partnership and not a corporation for U.S. federal income tax purposes. Therefore, we are not subject to the executive compensation deduction limitations under Section 162(m) of the Code.
Compensation-Related Policies
Unit Ownership Guidelines
We believe that ownership of NuStar Energy units aligns the interests of our directors and executives with those of NuStar Energy's unitholders. We have long emphasized and reinforced the importance of unit ownership among our executives and directors, and our Board has approved the unit ownership and retention guidelines described below.
Non-Employee Director Unit Ownership Guidelines
During their service as a Board member, non-employee directors are expected to acquire and hold NuStar Energy units with an aggregate value of at least two times their annual cash retainer. Directors have five years from their initial election to the Board to meet the target unit ownership guidelines, and they are expected to continuously own sufficient units to meet the guidelines, once attained. As of December 31, 2018, each of our directors exceeded the ownership levels set forth in the unit ownership guidelines.
Officer Unit Ownership Guidelines
Unit ownership guidelines for the officers set forth below are as follows:

Officer	Value of NuStar Energy Units Owned
CEO/President	4.0x base salary
EVP serving on CEO's officer committee	3.0x base salary
SVP serving on CEO's officer committee	2.0x base salary
VP serving on CEO's officer committee	1.0x base salary
The officers subject to the unit ownership and retention guidelines, including each of our NEOs, are expected to meet the applicable guidelines within five years of becoming subject to the guidelines or receiving a subsequent promotion corresponding to a higher multiple in the table above, and are expected to continuously own sufficient units to meet the guidelines, once attained. As of December 31, 2018, each of our NEOs exceeded (or is on track to exceed within the required time period following a promotion) the ownership levels set forth in the unit ownership guidelines.
Unit Ownership
For purposes of satisfying the unit ownership guidelines, the following units are considered owned:

•	units owned directly;

•	units owned indirectly through possession of the right to sell, transfer and/or vote such units; and

•	unvested restricted or phantom units granted under the long-term incentive plans.
Unexercised unit options and unvested performance units are not considered owned for purposes of satisfying the unit ownership guidelines.

Prohibition on Insider Trading and Speculation in NuStar Energy Units
We have established policies prohibiting our officers, directors and employees from purchasing or selling our securities while in possession of material, nonpublic information or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. Our directors, officers and certain other employees are prohibited from trading in our securities for the period beginning on the last business day of each calendar quarter through the first business day following our disclosure of our quarterly or annual financial results. In addition, our policies prohibit our officers, directors and employees from speculating in our units, such as by short selling (profiting if the market price of our units decreases), buying or selling publicly traded options (including writing covered calls), hedging or any other type of derivative arrangement that has a similar economic effect. Our directors, officers and certain other employees also are required to obtain consent from the CEO (or, in the case of the CEO, from the Chair of the Audit Committee) before they enter into margin loans or other financing arrangements that may lead to the ownership or other rights to their NuStar Energy securities being transferred to a third party.

EVALUATION OF COMPENSATION RISK
The Compensation Committee has focused on aligning our compensation policies with the long-term interests of NuStar Energy and avoiding short-term rewards for management decisions that could pose long-term risks to NuStar Energy. As described above in "Compensation Discussion and Analysis," the primary elements of our compensation program are base salary, annual incentive bonus and long-term incentives. We believe that our compensation program appropriately balances cash with equity-based compensation and fixed compensation with short- and long-term incentives such that no single pay element would motivate unnecessary risk taking.
NuStar Energy's compensation program is structured so that base salaries provide a fixed level of competitive pay that reflects the individual's primary duties and responsibilities, and a considerable amount of our management's compensation is tied to NuStar Energy's long-term fiscal health. Bonuses, including executive bonuses, typically are determined with reference to a performance measure selected by the Compensation Committee and applicable to all employees, as well as the Compensation Committee's review of each individual executive's performance. Due to the significance of the Distribution Reset and the Merger that occurred during 2018, the Compensation Committee evaluated 2018 performance based on several factors, as described above in "Compensation Discussion and Analysis." Historically, our long-term incentives have taken the form of performance units and restricted units that typically vest over three- and five-year periods, respectively, which we believe serves to align our employees' interests with the long-term goals of NuStar Energy. No business group or unit is compensated differently than any other, regardless of profitability. There also is a maximum number of performance units that may be earned, based on the performance of NuStar Energy relative to a performance measure selected by the Compensation Committee. Accordingly, we believe that our compensation policies encourage employees to operate our business in a fundamentally sound manner, align our executives' interests with those of our unitholders and do not create incentives to take risks that are reasonably likely to have a material adverse effect on NuStar Energy.

SUMMARY COMPENSATION TABLE
The following table provides a summary of compensation paid for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving during 2018. For each NEO, the table shows amounts earned for services rendered to us in all capacities in which the NEO served during the periods presented for that NEO. Mr. Oliver was not considered an "executive officer" for SEC reporting purposes prior to 2017 and, accordingly, his compensation is reported only with respect to 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Unit Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Bradley C. Barron President and Chief Executive Officer	2018	607,825	—	2,146,869	705,671	1,952	38,813	3,501,130
	2017	583,625	—	1,233,907	—	218,342	54,897	2,090,771
	2016	557,500	—	1,039,456	700,000	184,931	35,698	2,517,585
Thomas R. Shoaf Executive Vice President and Chief Financial Officer	2018	371,267	—	835,772	279,751	1,516	27,412	1,515,718
	2017	354,950	—	554,372	—	171,513	28,387	1,109,222
	2016	344,600	—	479,970	260,000	124,479	22,924	1,231,973
Mary Rose Brown Executive Vice President and Chief Administrative Officer	2018	395,567	—	791,870	298,062	3,406	26,151	1,515,056
	2017	382,350	—	597,187	—	188,315	60,689	1,228,541
	2016	371,200	—	516,952	280,000	142,437	24,520	1,335,109
Amy L. Perry Executive Vice President–Mergers & Acquisitions, Strategic Direction and Investor Relations and Corporate Secretary	2018	319,058	—	564,774	221,930	6,084	21,560	1,133,406
	2017	287,900	30,000	286,465	—	69,722	22,751	696,838
	2016	271,800	—	251,130	190,000	53,496	20,882	787,308
Daniel S. Oliver Senior Vice President–Marketing and Business Development	2018	334,100	—	514,002	242,480	—	22,462	1,113,044
	2017	323,150	—	382,223	—	142,129	29,973	877,475

(1)
The amounts reported represent the aggregate grant date fair value of grants of NuStar Energy restricted units, NuStar Energy performance units, NuStar Energy fully vested units and, for 2017 and 2016, NuStar GP Holdings, LLC restricted units, as described below. Under a services agreement in effect prior to March 1, 2016, we reimbursed NuStar GP, LLC for 99% of the compensation expense associated with NuStar Energy awards. On March 1, 2016, NuStar GP, LLC transferred and assigned to NuStar Services Co, a wholly owned subsidiary of ours, employment of all of NuStar GP, LLC's employees and we assumed all outstanding NuStar Energy awards. Our NEOs are employees of both NuStar Services Co and NuStar GP, LLC.

Restricted Units
The grant date fair value for restricted units presented in the Summary Compensation Table above was determined by multiplying the number of NuStar Energy restricted units granted for 2018 and the number of NuStar Energy restricted units and NuStar GP Holdings, LLC restricted units granted for 2017 and 2016 by the NYSE closing unit price of NuStar Energy common units or NuStar GP Holdings, LLC common units, as applicable, on the date of grant.
Performance Units
On March 1, 2016, in connection with the employee transfer, we assumed all outstanding NuStar Energy awards, and performance unit awards are now equity-classified awards. The transfer qualified as a plan modification, and we measured the fair value of then-outstanding awards based on our common unit price on the transfer date. Under applicable accounting standards, a tranche of performance units is not considered "granted" until the Compensation Committee has set the performance measure for that specific tranche of the award. Therefore, performance units are measured at the grant date fair value once the performance measure is established for a specific tranche (or, for 2016, the transfer date).

The grant date fair value presented in the Summary Compensation Table above includes the fair value of each tranche of performance units for which the Compensation Committee established a performance measure during that year. Accordingly, as illustrated in the table below:

•
the amount reported for 2016 includes the one tranche of each of the 2014, 2015 and 2016 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee on February 24, 2016 with respect to 2016 performance;

•
the amount reported for 2017 includes the one tranche of each of the 2015, 2016 and 2017 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee on February 23, 2017 with respect to 2017 performance; and

•
the amount reported for 2018 includes the Carried Forward Units and the one tranche of each of the 2016, 2017 and 2018 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee on July 23, 2018 with respect to 2018 performance, as described in "Compensation Discussion and Analysis" above.

Award	Tranche Considered "Granted"
	In 2018 with respect to 2018 Performance Measure	In 2017 with respect to 2017 Performance Measure	In 2016 with respect to 2016 Performance Measure
2016 Performance Unit Award	3rd	2nd	1st
2017 Performance Unit Award	2nd	1st	N/A
2018 Performance Unit Award	1st	N/A	N/A
Carried Forward Units	All Units	N/A	N/A
The grant date fair value of the performance units was determined by multiplying the probable number of Carried Forward Units eligible to vest with respect to 2018 performance and the probable number of performance units for all tranches eligible to vest with respect to 2018, 2017 and 2016 performance (as illustrated in the table above), respectively, by the NYSE closing unit price of NuStar Energy common units on the grant date (or, for 2016, the transfer date as described above), reduced by the per unit value of distributions not paid on performance units prior to vesting.
If the maximum number of performance units (100% for the Carried Forward Units and 200% for the other tranches considered granted in 2018, 2017 and 2016) had been used to determine the grant date fair value of performance units, the grant date fair value for performance units presented in the Summary Compensation Table for the 2018, 2017 and 2016 periods for each of our NEOs would have been as set forth in the table below:

Name	Grant Date Fair Value Based on Maximum Number of Performance Units
	2018 ($)	2017 ($)	2016 ($)
Barron	942,214	1,077,444	618,393
Shoaf	422,209	499,944	305,958
Brown	454,776	538,471	329,513
Perry	218,813	262,865	158,535
Oliver	296,061	379,247	N/A
Units
Our NEOs received special bonuses in the form of fully vested NuStar Energy common units in July 2018. The grant date fair value for the units presented in the Summary Compensation Table above was determined by multiplying the number of units granted by the NYSE closing unit price of NuStar Energy common units on the date of grant. For additional information regarding the amounts reported, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus and Special Bonus Awards."
Please see the "Long-Term Incentive Awards" section and the "Accounting Treatment" section of "Compensation Discussion and Analysis" above and Note 24 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018 for additional information regarding the vesting schedules and the assumptions made in the valuation.

(2)	The amounts reported as "non-equity incentive plan compensation" reflect:

•
for 2018, the annual incentive bonus amounts with respect to 2018 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the NSH LTIP (the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the February 11, 2019 grant date); and

•	for 2016, the annual incentive bonus amounts with respect to 2016 performance, which the Compensation Committee approved paying in cash pursuant to the annual incentive bonus plan.

Our NEOs did not receive cash annual incentive bonus amounts for 2017. Any annual incentive bonus amounts are paid in February of each year with respect to performance during the immediately preceding year. The amount reported as "bonus" for Ms. Perry for 2017 reflects a special cash bonus paid to Ms. Perry during 2017. For additional information regarding the amounts reported, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus and Special Bonus Awards." For an explanation of the amount of salary and bonus in proportion to total compensation, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Relative Size of Primary Elements of Compensation."

(3)
The amounts reported reflect the amounts attributable to the aggregate change in the actuarial present value of each NEO's accumulated benefit under our defined benefit and actuarial pension plans, including supplemental plans (but excluding tax-qualified defined contribution plans and nonqualified defined contribution plans). For Mr. Oliver, the actuarial present value of his accumulated benefit under our defined benefit and actuarial pension plans declined by $23,034 between December 31, 2017 and December 31, 2018. However, because SEC regulations do not permit the inclusion of a negative number, the amount of this decline is not reported in the Summary Compensation Table for Mr. Oliver for 2018.

None of the NEOs received any above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified during the periods presented.

(4)	The amounts reported in this column for 2018 consist of the following for each NEO:

Name	Company Contribution to Thrift Plan ($)	Company Contribution to Excess Thrift Plan ($)	Tax Preparation ($)	Personal Liability Insurance ($)	Executive Health Exams ($)(a)	TOTAL ($)
Barron	16,500	19,897	850	1,566	—	38,813
Shoaf	16,500	5,776	850	1,566	2,720	27,412
Brown	13,639	10,096	850	1,566	—	26,151
Perry	16,500	2,644	850	1,566	—	21,560
Oliver	16,500	3,546	850	1,566	—	22,462

(a)	The amount reported is the difference between the value of the respective NEO's health exams and the value of NuStar Energy's all-employee wellness assessments.

PAY RATIO
As required by SEC regulations, we are providing the following information regarding the ratio of the annual total compensation of our President and Chief Executive Officer, Mr. Barron, to the median of the annual total compensation of our employees for our last completed fiscal year.
For 2018:

•	the median of the annual total compensation of all of our employees (other than our President and Chief Executive Officer) was $109,683; and

•	the annual total compensation of our President and Chief Executive Officer, as reported in the Summary Compensation Table above, was $3,501,130.
Accordingly, for 2018, the ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our median employee was 32 to 1.
To determine our median employee, we identifed each individual employed by us on December 1, 2018 (our Determination Date), and, for each individual employed by us on the Determination Date, we examined each of the following elements of compensation (which we refer to as the Total Comparable Compensation) that we paid those employees during the period from December 1, 2017 through November 30, 2018 (the Compensation Review Period):

•	salary, wages and any overtime paid during the Compensation Review Period;

•	any bonus awards paid during the Compensation Review Period; and

•	the grant date fair value of any restricted units awarded during the Compensation Review Period.
On November 30, 2018, we sold our European Operations. As a result of the sale, we no longer have employees in the United Kingdom or elsewhere in Europe and our total number of employees decreased by approximately 190. Accordingly, we selected December 1 as our Determination Date for 2018 (instead of using the October 1 determination date used to determine our median employee for 2017) to more accurately reflect our continuing employee base following the sale of the European Operations while still providing sufficient time for us to gather the necessary information from multiple countries and enabling us to make the identification of the median employee in a reasonably efficient and economical manner. As of our Determination Date, we had approximately 1,515 employees located in three countries. After identifying the median employee based on Total Comparable Compensation, we calculated the annual total compensation for the median employee for 2018 using the same methodology we use to calculate the annual total compensation for our NEOs for 2018, as set forth in the Summary Compensation Table above. We did not make any assumptions, adjustments or estimates to identify the median employee, to determine the Total Comparable Compensation for each employee or to determine the annual total compensation for the median employee.

GRANTS OF PLAN-BASED AWARDS
DURING THE YEAR ENDED DECEMBER 31, 2018
The following table provides information regarding grants of plan-based awards to our NEOs during 2018.

Name	Grant Date		Date of Approval by Compensation Committee of Equity-Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Unit Awards: Number of Units (#)	Grant Date Fair Value of Unit Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barron	N/A	(1)	N/A	N/A	607,825	1,215,650	—	—	—	—	—
	7/23/2018	(2)	7/23/2018	—	—	—	N/A	17,422	34,844	—	408,198
	7/23/2018	(3)	7/23/2018	—	—	—	N/A	5,370	5,370	—	125,819
	7/23/2018	(4)	7/23/2018	—	—	—	—	—	—	12,318	303,392
	7/23/2018	(5)	7/23/2018	—	—	—	—	—	—	5,075	124,997
	11/16/2018	(6)	10/24/2018	—	—	—	—	—	—	49,250	1,184,463
Shoaf	N/A	(1)	N/A	N/A	241,323	482,647	—	—	—	—	—
	7/23/2018	(2)	7/23/2018	—	—	—	N/A	7,764	15,528	—	181,910
	7/23/2018	(3)	7/23/2018	—	—	—	N/A	2,492	2,492	—	58,387
	7/23/2018	(4)	7/23/2018	—	—	—	—	—	—	4,495	110,712
	7/23/2018	(5)	7/23/2018	—	—	—	—	—	—	3,087	76,033
	11/16/2018	(6)	10/24/2018	—	—	—	—	—	—	16,995	408,730
Brown	N/A	(1)	N/A	N/A	257,118	514,237	—	—	—	—	—
	7/23/2018	(2)	7/23/2018	—	—	—	N/A	8,363	16,726	—	195,945
	7/23/2018	(3)	7/23/2018	—	—	—	N/A	2,684	2,684	—	62,886
	7/23/2018	(4)	7/23/2018	—	—	—	—	—	—	4,842	119,259
	11/16/2018	(6)	10/24/2018	—	—	—	—	—	—	17,205	413,780
Perry	N/A	(1)	N/A	N/A	191,435	382,870	—	—	—	—	—
	7/23/2018	(2)	7/23/2018	—	—	—	N/A	4,014	8,028	—	94,048
	7/23/2018	(3)	7/23/2018	—	—	—	N/A	1,311	1,311	—	30,717
	7/23/2018	(4)	7/23/2018	—	—	—	—	—	—	3,342	82,313
	7/23/2018	(5)	7/23/2018	—	—	—	—	—	—	2,571	63,324
	11/16/2018	(6)	10/24/2018	—	—	—	—	—	—	12,240	294,372
Oliver	N/A	(1)	N/A	N/A	200,460	400,920	—	—	—	—	—
	7/23/2018	(2)	7/23/2018	—	—	—	N/A	5,373	10,746	—	125,889
	7/23/2018	(3)	7/23/2018	—	—	—	N/A	1,890	1,890	—	44,283
	7/23/2018	(4)	7/23/2018	—	—	—	—	—	—	3,751	92,387
	11/16/2018	(6)	10/24/2018	—	—	—	—	—	—	10,455	251,443

(1)
The amounts reported represent the target and maximum amounts that would potentially be payable to the NEOs as annual incentive bonus awards with respect to 2018 performance. The annual incentive bonus awards with respect to 2018 performance did not include a threshold amount that would potentially be payable to the NEOs. For the 2018 annual incentive bonus determination, the Compensation Committee considered the factors described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus and Special Bonus Awards," and the Compensation Committee approved the payment of the 2018 annual incentive bonus amounts in the form of fully vested common units pursuant to the NSH LTIP. The dollar values of the actual bonus amounts paid with respect to 2018 performance are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
Performance units were awarded by the Compensation Committee on July 23, 2018 pursuant to the 2000 LTIP. Performance units vest in three annual increments (tranches), based upon our achievement of the performance measure set by the Compensation Committee during the one-year performance periods that end on December 31 of the applicable year. The target performance measure for performance unit awards historically has been established in the first quarter of the year. However, for 2018, due to the significance of the then-pending Distribution Reset and Merger, the Compensation Committee delayed consideration of annual performance measures until after the closing of the Merger on July 20, 2018.

Under applicable accounting standards, a tranche of performance units is not considered "granted" until the Compensation Committee has set the performance measure for that specific tranche of the award. Therefore, performance units are measured at the grant date fair value once the performance measure is established for a specific tranche. In addition, since the performance units granted do not receive common unit distribution equivalents, the estimated fair value of these awards does not include the per unit distributions expected to be paid to unitholders during the vesting period.
The estimated future payouts and the grant date fair value presented in the table above with respect to performance units includes each tranche of performance units for which the Compensation Committee established a performance measure during 2018. For 2018, the amounts presented include the one tranche of each of the 2016, 2017 and 2018 performance unit awards that was subject to vesting based on the performance criteria established by the Compensation Committee on July 23, 2018 with respect to 2018 performance, as illustrated in the table below:

Award	Tranche Considered "Granted" in 2018 With Respect to 2018 Performance Measure
2016 Performance Unit Award	3rd
2017 Performance Unit Award	2nd
2018 Performance Unit Award	1st
For the performance period ended December 31, 2018, the performance units available to vest under the applicable tranche for each of the 2016 awards, 2017 awards and 2018 awards vested at 100% based on the performance level attained. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Units" for a description of the terms of the performance unit awards, the performance measure and the performance level attained with respect to the 2018 performance period. See "Compensation Discussion and Analysis—Impact of Accounting and Tax Treatments—Accounting Treatment" and footnote (1) to the Summary Compensation Table above for information regarding the assumptions made in valuation.

(3)
As described in "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Units," at its July 23, 2018 meeting, as part of its consideration of the overall structure of performance unit awards, the Compensation Committee used its discretion to determine that the Carried Forward Units would have the opportunity to vest at 100% based upon NuStar Energy's 2018 performance. The estimated future payouts and the grant date fair value with respect to the Carried Forward Units are reported in the table above. See "Compensation Discussion and Analysis—Impact of Accounting and Tax Treatments—Accounting Treatment" and footnote (1) to the Summary Compensation Table above for information regarding the assumptions made in valuation.

(4)
As described above under "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus and Special Bonus Awards," following the closing of the Merger, in the Compensation Committee's discretion, on July 23, 2018, the Compensation Committee awarded special bonuses of fully vested common units pursuant to the 2000 LTIP to each executive officer, including our NEOs, in recognition of their hard work. The number of common units awarded and the grant date fair value of such common units are reported in the table above. See "Compensation Discussion and Analysis—Impact of Accounting and Tax Treatments—Accounting Treatment" and footnote (1) to the Summary Compensation Table above for information regarding the assumptions made in valuation.

(5)
As described above under "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus and Special Bonus Awards," in consideration of their significant efforts to complete the Distribution Reset, the Merger and the issuance of Series D preferred units, on July 23, 2018, the Compensation Committee approved additional special bonuses of fully vested common units pursuant to the 2000 LTIP for Mr. Barron, Mr. Shoaf and Ms. Perry. The number of common units awarded and the grant date fair value of such common units are reported in the table above. See "Compensation Discussion and Analysis—Impact of Accounting and Tax Treatments

—Accounting Treatment" and footnote (1) to the Summary Compensation Table above for information regarding the assumptions made in valuation.

(6)
Restricted units were approved by the Compensation Committee on October 24, 2018, and the grant date for these restricted units was set at that time for the date that was as soon as administratively practicable after the meeting and no earlier than the third business day following our third quarter earnings release. The restricted units were awarded pursuant to the NSH LTIP and vest 1/5 annually over five years beginning on the first anniversary of the grant date. All grantees receiving restricted units are entitled to receive an amount in cash equal to the product of (a) the number of restricted units granted to the grantee that remain outstanding and unvested as of the record date for such quarter and (b) the quarterly distribution declared by the Board for such quarter with respect to NuStar Energy's common units. The number of restricted units awarded and the grant date fair value of such restricted units are reported in the table above. See "Compensation Discussion and Analysis—Impact of Accounting and Tax Treatments—Accounting Treatment" and footnote (1) to the Summary Compensation Table above for information regarding the assumptions made in valuation.

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2018
The following table provides information regarding our NEOs' unvested restricted units (including Converted Awards) and the target amount of our NEOs' unvested performance units as of December 31, 2018. The value of the restricted units and performance units reported below was determined by multiplying (1) the number of units reflected in the table by (2) $20.93 (the closing price of NuStar Energy common units on December 31, 2018). None of our NEOs had outstanding unit option awards as of December 31, 2018.

Name	Unit Awards
	Type of Award	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
Barron	Performance Unit (1)	—	—	45,156	945,115
	Restricted Unit (2)	85,573	1,791,043	—	—
Shoaf	Performance Unit (3)	—	—	20,036	419,353
	Restricted Unit (4)	33,284	696,634	—	—
Brown	Performance Unit (5)	—	—	21,582	451,711
	Restricted Unit (6)	34,752	727,359	—	—
Perry	Performance Unit (7)	—	—	10,330	216,207
	Restricted Unit (8)	20,667	432,560	—	—
Oliver	Performance Unit (9)	—	—	13,649	285,674
	Restricted Unit (10)	21,751	455,248	—	—

(1)
Mr. Barron's target number of performance units consist of: 4,407 units awarded February 24, 2016; 7,334 units awarded February 23, 2017; 28,045 units awarded July 23, 2018; and 5,370 Carried Forward Units.

Performance units are eligible to vest in three annual increments and are payable in common units. Performance units are earned only upon NuStar Energy's achievement of performance measures established by the Compensation Committee for the applicable one-year performance period. One-half of any performance units not earned in a given performance period are carried forward for one additional performance period, with up to 100% of such performance units carried forward having the opportunity to vest based upon NuStar Energy's performance in the following performance period. Upon vesting, performance units are converted into a number of common units based upon NuStar Energy's performance during the applicable one-year performance period.
On January 18, 2019, the Compensation Committee determined that, based on the performance level attained for the performance period ended December 31, 2018, the performance units available to vest with respect to 2018 performance under the 2016 awards, 2017 awards, 2018 awards and the Carried Forward Units vested at 100% on January 18, 2019. If all unvested performance units reported in the table with respect to the 2016 awards, 2017 awards and 2018 awards vested at 200% (the maximum level for those awards) and the Carried Forward Units vested at 100% (the maximum level for those awards), the number of performance units outstanding and the market value thereof as of December 31, 2018 would have been as set forth in the table below:

Name	Number of Units	Market Value ($)
Barron	84,942	1,777,836
Shoaf	37,580	786,549
Brown	40,480	847,246
Perry	19,349	404,975
Oliver	25,408	531,789

See "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Units" for a description of the terms of the performance unit awards, the performance measure and the performance level attained with respect to the 2018 performance period.

(2)
Mr. Barron's restricted units consist of: 1,960 restricted units granted December 19, 2014; 5,606 restricted units granted November 16, 2015; 9,570 restricted units granted November 16, 2016; 19,187 restricted units granted November 16, 2017; and 49,250 restricted units granted November 16, 2018. All of Mr. Barron's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(3)
Mr. Shoaf's target number of performance units consist of: 2,078 units awarded February 24, 2016; 3,184 units awarded February 23, 2017; 12,282 units awarded July 23, 2018; and 2,492 Carried Forward Units. The performance units vest in accordance with the description in footnote (1) above.

(4)
Mr. Shoaf's restricted units consist of: 989 restricted units granted December 19, 2014; 2,614 restricted units granted November 16, 2015; 4,285 restricted units granted November 16, 2016; 8,401 restricted units granted November 16, 2017; and 16,995 restricted units granted November 16, 2108. All of Mr. Shoaf's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(5)
Ms. Brown's target number of performance units consist of: 2,238 units awarded February 24, 2016; 3,430 units awarded February 23, 2017; 13,230 units awarded July 23, 2018; and 2,684 Carried Forward Units. The performance units vest in accordance with the description in footnote (1) above.

(6)
Ms. Brown's restricted units consist of: 1,064 restricted units granted December 19, 2014; 2,815 restricted units granted November 16, 2015; 4,616 restricted units granted November 16, 2016; 9,052 restricted units granted November 16, 2017; and 17,205 restricted units granted November 16, 2018. All of Ms. Brown's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(7)
Ms. Perry's target number of performance units consist of: 1,093 units awarded February 24, 2016; 1,674 units awarded February 23, 2017; 6,252 units awarded July 23, 2018; and 1,311 Carried Forward Units. The performance units vest in accordance with the description in footnote (1) above.

(8)
Ms. Perry's restricted units consist of: 520 restricted units granted December 19, 2014; 1,375 restricted units granted November 16, 2015; 2,253 restricted units granted November 16, 2016; 4,279 restricted units granted November 16, 2017; and 12,240 restricted units granted November 16, 2018. All of Ms. Perry's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(9)
Mr. Oliver's target number of performance units consist of: 1,576 units awarded February 24, 2016; 2,416 units awarded February 23, 2017; 7,767 units awarded July 23, 2018; and 1,890 Carried Forward Units. The performance units vest in accordance with the description in footnote (1) above.

(10)
Mr. Oliver's restricted units consist of: 749 restricted units granted December 19, 2014; 1,982 restricted units granted November 16, 2015; 3,249 restricted units granted November 16, 2016; 5,316 restricted units granted November 16, 2017; and 10,455 restricted units granted November 16, 2018. All of Mr. Oliver's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

OPTION EXERCISES AND UNITS VESTED
DURING THE YEAR ENDED DECEMBER 31, 2018
The following table provides information regarding the vesting of restricted units (including Converted Awards) held by our NEOs during 2018. None of our NEOs had outstanding unit option awards during 2018 and none of the outstanding performance unit awards vested during 2018. The special bonus awards described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus and Special Bonus Awards" are not reflected in the table below because the awards were fully vested on the date of grant. For the value of such awards, see the table entitled "Grants of Plan-Based Awards During the Year Ended December 31, 2018."

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Barron	14,076 (2)	335,433
Shoaf	6,713 (3)	159,894
Brown	7,599 (4)	181,093
Perry	3,456 (5)	82,298
Oliver	5,089 (6)	121,220

(1)
The value realized on vesting of restricted units was calculated by multiplying the closing price of NuStar Energy common units on the NYSE on the date of vesting by the number of units vested. In the case of the December 16, 2018 vesting date, which was not a trading day, the value realized was calculated using the closing price on the preceding trading day. The closing prices on the applicable dates are as follows:

Date	Closing Price ($)
November 16, 2018	24.05
December 14, 2018	24.08
December 19, 2018	22.45

(2)	Mr. Barron's restricted units vested in 2018 as follows: 10,789 units on November 16, 2018; 1,328 units on December 16, 2018; and 1,959 units on December 19, 2018.

(3)	Mr. Shoaf's restricted units vested in 2018 as follows: 4,835 units on November 16, 2018; 890 units on December 16, 2018; and 988 units on December 19, 2018.

(4)	Ms. Brown's restricted units vested in 2018 as follows: 5,207 units on November 16, 2018; 1,328 units on December 16, 2018; and 1,064 units on December 19, 2018.

(5)	Ms. Perry's restricted units vested in 2018 as follows: 2,506 units on November 16, 2018; 430 units on December 16, 2018; and 520 units on December 19, 2018.

(6)	Mr. Oliver's restricted units vested in 2018 as follows: 3,402 units on November 16, 2018; 938 units on December 16, 2018; and 749 units on December 19, 2018.

PENSION BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2018
We maintain a noncontributory defined benefit pension plan (the Pension Plan) in which most of our employees are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also maintain a noncontributory, non-qualified excess pension plan (the Excess Pension Plan), which provides eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to the Code's limits on (1) annual compensation that can be taken into account under qualified plans or (2) annual benefits that can be provided under qualified plans.
The following table provides information regarding the accumulated benefits of our NEOs under our pension plans during the year ended December 31, 2018.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Barron	Pension Plan	(2)	363,381	—
	Excess Pension Plan	(2)	614,842	—
Shoaf	Pension Plan	(2)	493,960	—
	Excess Pension Plan	(2)	473,488	—
Brown	Pension Plan	(2)	495,431	—
	Excess Pension Plan	(2)	603,754	—
Perry	Pension Plan	(2)	225,305	—
	Excess Pension Plan	(2)	77,159	—
Oliver	Pension Plan	(2)	336,532	—
	Excess Pension Plan	(2)	353,664	—

(1)
The present values stated in the table above were calculated using the same interest rates and mortality tables we use for our financial reporting. The present values as of December 31, 2018 were determined using plan-specific discount rates (4.41% for the Pension Plan and 4.06% for the Excess Pension Plan) and the plans' earliest unreduced retirement age (age 62). The present values reflect post-retirement mortality rates based on the RP2006 generational mortality table projected using scale MP2018. No decrements were included for pre-retirement termination, mortality or disability. Where applicable, lump sums were determined based on a 3.91% interest rate and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notices 2008-85 and 2013-49 for distributions in the years 2009-2018.

(2)
As of December 31, 2013, the final average pay formula used in the Pension Plan and the Excess Pension Plan, which was based on years of service and compensation during service, was frozen. Benefits for service after December 31, 2013 accrue under a cash balance formula described below. The number of years of credited service under the final average pay formula and the cash balance formula for each of our NEOs under the Pension Plan and the Excess Pension Plan are set forth below.

Name	Plan Name	Number of Years Credited Service - Final Average Pay Formula (Frozen as of December 31, 2013)	Number of Years Credited Service - Cash Balance Formula
Barron	Pension Plan	7.5	18.0
	Excess Pension Plan	13.0	18.0
Shoaf	Pension Plan	7.5	33.5
	Excess Pension Plan	28.5	33.5
Brown	Pension Plan	6.7	21.3
	Excess Pension Plan	6.7	21.3
Perry	Pension Plan	7.5	16.0
	Excess Pension Plan	7.5	16.0
Oliver	Pension Plan	6.8	21.7
	Excess Pension Plan	6.8	21.7

Pension Plan
The Pension Plan is a qualified, non-contributory defined benefit pension plan that became effective as of July 1, 2006. The Pension Plan covers substantially all of our U.S. employees and generally provides retirement income calculated under a cash balance formula (CBF), which is comprised of contribution credits based on age and years of vesting service and interest credits. Employees become fully vested in their CBF benefits upon attaining three years of vesting service. Prior to January 1, 2014, eligible employees were covered under either the CBF or a defined benefit final average pay formula (FAP) based on years of service and compensation during their period of service, and employees became fully vested in their benefits upon attaining five years of service under the FAP and upon attaining three years of service under the CBF. Eligible employees who were first hired or rehired after December 31, 2010 were covered under the CBF. The Pension Plan was amended to freeze the FAP at December 31, 2013 and, on or after January 1, 2014, all employees are covered under the CBF.
An eligible employee's benefits under the Pension Plan will be equal to:

•
1.6% of the employee's average monthly compensation multiplied by the employee's years of credited service for service through December 31, 2013 for eligible employees who earned a benefit under the FAP plus

•	the employee’s CBF account balance.
An employee may start receiving his or her benefits under the Pension Plan at any time following his or her separation of service, but must begin receiving benefits by April 1 of the year after the employee attains age 70½. Mr. Shoaf and Ms. Brown have attained the Early Retirement Age, which is defined in the Pension Plan as age 55. If an employee with a FAP benefit begins receiving benefits after the Early Retirement Age and before age 62, the FAP benefit amount will be reduced by 4% for each full year between the benefit start date and age 62. If an employee with a FAP benefit begins receiving benefits before the Early Retirement Age, the amount of the FAP benefit will be the actuarial equivalent of the lump sum that otherwise would have been payable on the date the employee starts benefits. The CBF benefit amount under the Pension Plan is based on the CBF account balance and, therefore, is not reduced based on the age at which the employee begins receiving benefits.
Excess Pension Plan
The Excess Pension Plan, which became effective July 1, 2006, provides benefits to our eligible employees whose pension benefits under the Pension Plan and the Valero Energy Pension Plan, where applicable, are subject to limitations under the Code. The Excess Pension Plan is an excess benefit plan as contemplated under ERISA for those benefits provided in excess of the maximum amount allowable under Section 415 of the Code. Benefits provided as a result of other statutory limitations are limited to a select group of management or highly compensated employees. The Excess Pension Plan is not intended to constitute either a qualified plan under the Code or a funded plan subject to ERISA. For our employees who were eligible to receive a benefit under the Valero Energy Excess Pension Plan (the Predecessor Excess Pension Plan) as of July 1, 2006, the Excess Pension Plan assumed the liabilities of the Predecessor Excess Pension Plan and will provide a single, nonqualified defined benefit to eligible employees for their pre-July 1, 2006 benefit accruals under the Predecessor Excess Pension Plan and their post-July 1, 2006 benefit accruals under the Excess Pension Plan.
An eligible employee's monthly pension under the Excess Pension Plan will be equal to:

•
1.6% of the employee's average monthly compensation multiplied by the employee's years of credited service for service through December 31, 2013 for eligible employees who earned a benefit under the FAP, plus

•	the employee's CBF benefits, in each case without regard to the limitations imposed by the Code, less

•	the employee's Pension Plan benefit.
All of our NEOs participated in the Excess Pension Plan during 2018.

NONQUALIFIED DEFERRED COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2018
The following table provides information regarding each NEO's respective account in our non-qualified defined contribution plan, the Excess Thrift Plan, during the year ended December 31, 2018. Please see the description of our Excess Thrift Plan in "Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits."

Name	Executive Contributions in 2018 ($)(1)	Registrant Contributions in 2018 ($)(2)	Aggregate Losses in 2018 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2018 ($)(4)
Barron	—	19,897	(20,853)	—	82,446
Shoaf	—	5,776	(3,957)	—	17,302
Brown	—	10,096	(18,141)	—	67,692
Perry	—	2,644	(969)	—	4,937
Oliver	—	3,546	(3,805)	—	15,469

(1)
The NEOs made no contributions during 2018. Participation in the Excess Thrift Plan occurs automatically for employees subject to the Code limitations described in "Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits."

(2)
Amounts reported represent our contributions to our Excess Thrift Plan. All of the amounts included in this column are included within the amounts reported as "All Other Compensation" for 2018 in the Summary Compensation Table.

(3)	Amounts reported reflect the losses for each NEO's respective account in our Excess Thrift Plan.

(4)
Amounts include the aggregate balance at year end of each NEO's respective account in our Excess Thrift Plan and include registrant contributions that were previously reported as compensation to each of the NEOs in the "All Other Compensation" column in the Summary Compensation Table for 2018 and previous years, as applicable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
SEC regulations require us to disclose potential payments to an NEO in connection with his or her termination or a change of control of NuStar Energy, other than those amounts disclosed under the headings "Pension Benefits For The Year Ended December 31, 2018" and "Nonqualified Deferred Compensation For The Year Ended December 31, 2018" above or amounts pursuant to arrangements that do not discriminate in favor of executive officers and are generally available to salaried employees. The following narrative and table provide the required disclosures.
None of our NEOs have employment agreements, other than the change of control severance agreements described below. As a result, in the event of a termination, retirement, death or disability that does not occur in connection with a change of control, an NEO will only receive the compensation or benefits to which he or she would already be entitled under the terms of, as applicable, the defined contribution, defined benefit, medical or long-term incentive plans. Therefore, these scenarios are not presented in the table below.
Each of our NEOs has entered into a change of control severance agreement with NuStar Energy and our wholly owned subsidiary, NuStar Services Co. These agreements seek to ensure the continued availability of these executives in the event of a "change of control" (described below). The agreements contain tiers of compensation and benefits based on each NEO's position. Each tier corresponds to a certain "severance multiple" used to calculate cash severance and other benefits to be provided under the agreements. The following table sets forth the severance multiple applicable to each NEO, based on his or her current officer position.

Name	Applicable Officer Position	Severance Multiple
Barron	Chief Executive Officer	3
Shoaf	Executive Vice President	2.5
Brown	Executive Vice President	2.5
Perry	Executive Vice President	2.5
Oliver	Senior Vice President	2
If a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the NEO's terms of employment will not be adversely changed during the three-year period after a change of control. In addition, any outstanding unit options held by the NEO will automatically vest, restrictions applicable to any outstanding restricted units held by the NEO will lapse and any unvested performance units held by the NEO will fully vest and become payable at 200% of target. The NEOs also are entitled to receive a payment in an amount sufficient to make the NEO whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code, as set forth in the table below. Each agreement subjects the NEO to obligations of confidentiality, both during the term and after termination, for secret and confidential information that the NEO acquired during his or her employment relating to NuStar Energy, NuStar Services Co and affiliated companies.
For purposes of these agreements, the following would generally be considered a "change of control":

•	the failure of NuStar GP Holdings, LLC to control NuStar GP, LLC, Riverwalk Logistics, L.P. or all of the general partner interests of NuStar Energy;

•	Riverwalk Logistics, L.P. ceases to be NuStar Energy's general partner or Riverwalk Logistics, L.P. is no longer controlled by either NuStar GP, LLC or one of its affiliated companies;

•	the acquisition (other than by an affiliated company) of more than 50% of all voting interests of NuStar Energy then outstanding;

•	certain consolidations or mergers of NuStar Energy; or

•	the sale of all or substantially all of the assets of NuStar Energy to anyone other than its affiliated companies.
The Merger did not trigger a "change of control" as defined under any NuStar Energy or NuStar GP Holdings, LLC plan or award, including the change of control severance agreements.
In the agreements, "cause" is defined to mean, generally, the willful and continued failure of the NEO to perform substantially his or her duties, or the willful engaging by the NEO in illegal or gross misconduct that is materially and demonstrably injurious to NuStar Energy, NuStar Services Co or any affiliated company.

"Good reason" is defined to mean, generally:

•	a diminution in the NEO's position, authority, duties or responsibilities;

•	failure of the successor of NuStar Energy or NuStar Services Co to assume and perform under the agreement; and

•	relocation of the NEO or increased travel requirements.
Except as otherwise noted, the values in the table below assume that a change of control occurred on December 31, 2018 and that the NEO's employment terminated on that date.
Under the change of control severance agreements, if an NEO's employment is terminated for "cause" following a change of control, the NEO will not receive any additional benefits or compensation as a result of the termination and will only receive accrued salary or vacation pay that remained unpaid through the date of termination and any other benefits that the NEO would already be entitled to receive, if any. Therefore, there is no presentation of termination for "cause" in the table below.

Executive Benefits and Payments(1)	Termination of Employment by the Employer Other Than for "Cause," Death or Disability, or by the Executive for "Good Reason" ($)(2)	Termination of Employment because of Death or Disability ($)(3)	Termination by the Executive Other Than for "Good Reason" ($)(4)	Continued Employment Following Change of Control ($)(5)
Salary (1)
Barron	1,950,000	—	—	—
Shoaf	1,012,500	—	—	—
Brown	1,025,000	—	—	—
Perry	875,000	—	—	—
Oliver	690,000	—	—	—
Bonus (1)
Barron	3,200,000	800,000	800,000	800,000
Shoaf	1,088,500	311,000	311,000	311,000
Brown	1,172,500	335,000	335,000	335,000
Perry	787,500	225,000	225,000	225,000
Oliver	780,000	260,000	260,000	260,000
Pension and Excess Pension Benefits
Barron	486,527	—	—	—
Shoaf	277,229	—	—	—
Brown	304,077	—	—	—
Perry	142,514	—	—	—
Oliver	162,265	—	—	—
Contributions under Defined Contribution Plans
Barron	109,192	—	—	—
Shoaf	55,690	—	—	—
Brown	59,335	—	—	—
Perry	47,859	—	—	—
Oliver	40,092	—	—	—
Health and Welfare Plan Benefits
Barron	48,189	—	—	—
Shoaf	53,709	—	—	—
Brown	16,436	—	—	—
Perry	34,945	—	—	—
Oliver	42,209	—	—	—

Executive Benefits and Payments(1)	Termination of Employment by the Employer Other Than for "Cause," Death or Disability, or by the Executive for "Good Reason" ($)(2)	Termination of Employment because of Death or Disability ($)(3)	Termination by the Executive Other Than for "Good Reason" ($)(4)	Continued Employment Following Change of Control ($)(5)
Accelerated Vesting of Unit Options
Barron	—	—	—	—
Shoaf	—	—	—	—
Brown	—	—	—	—
Perry	—	—	—	—
Oliver	—	—	—	—
Accelerated Vesting of Restricted Units (6)
Barron	1,791,043	1,791,043	1,791,043	1,791,043
Shoaf	696,634	696,634	696,634	696,634
Brown	727,359	727,359	727,359	727,359
Perry	432,560	432,560	432,560	432,560
Oliver	455,248	455,248	455,248	455,248
Accelerated Vesting of Performance Units (7)
Barron	1,890,230	1,890,230	1,890,230	1,890,230
Shoaf	838,706	838,706	838,706	838,706
Brown	903,422	903,422	903,422	903,422
Perry	432,414	432,414	432,414	432,414
Oliver	571,348	571,348	571,348	571,348
280G Tax Gross-Up (8)
Barron	3,271,837	—	—	—
Shoaf	1,323,808	—	—	—
Brown	—	—	—	—
Perry	940,309	—	—	—
Oliver	—	—	—	—
Totals
Barron	12,747,018	4,481,273	4,481,273	4,481,273
Shoaf	5,346,776	1,846,340	1,846,340	1,846,340
Brown	4,208,129	1,965,781	1,965,781	1,965,781
Perry	3,693,101	1,089,974	1,089,974	1,089,974
Oliver	2,741,162	1,286,596	1,286,596	1,286,596

(1)
Per SEC regulations, for purposes of this analysis we assumed each NEO's compensation at the time of each triggering event to be as stated below. The listed salary is the NEO's actual annualized rate of pay as of December 31, 2018. The listed bonus amount (referred to in these footnotes as the Highest Annual Bonus) represents the highest bonus earned by the executive with respect to any of the fiscal years 2015, 2016 and 2017 (the three full fiscal years prior to the date of the assumed change of control) or the most recent fiscal year (2018):

Name	Annual Salary ($)	Highest Annual Bonus ($)
Barron	650,000	800,000
Shoaf	405,000	311,000
Brown	410,000	335,000
Perry	350,000	225,000
Oliver	345,000	260,000

(2)
The change of control severance agreements provide that if the employer terminates the NEO's employment (other than for "cause," death or "disability," as defined in the agreements) or if the NEO terminates his or her employment for "good reason," as defined in the agreements, the NEO is generally entitled to receive the following:

(A) a lump sum cash payment equal to the sum of:

(i)	accrued and unpaid salary and vacation pay through the date of termination, including a pro-rata annual bonus based on the Highest Annual Bonus;

(ii)	the NEO's severance multiple multiplied by the sum of the NEO's annual base salary plus the NEO's Highest Annual Bonus;

(iii)
the amount of the excess of the actuarial present value of the pension benefits (qualified and nonqualified) the NEO would have received for an additional number of years of service equal to the NEO's severance multiple over the actuarial present value of the NEO's actual pension benefits; and

(iv)	the equivalent of employer contributions under the tax-qualified and supplemental defined contribution plans for the number of years equal to the NEO's severance multiple;
(B) continued welfare benefits (e.g., health, dental, etc.) for a number of years equal to the NEO's severance multiple; and
(C) vesting of all outstanding equity incentive awards on the date of the change of control, as described above.

(3)
If the NEO's employment is terminated by reason of his or her death or disability, then his or her estate or beneficiaries will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the Highest Annual Bonus earned by the NEO (prorated to the date of termination). In addition, in the case of disability, the NEO would be entitled to any disability and related benefits at least as favorable as those provided by us under our plans and programs during the 120-days prior to the NEO's termination of employment. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.

(4)
If the NEO voluntarily terminates his or her employment other than for "good reason," then he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the Highest Annual Bonus earned by the NEO (prorated to the date of termination). In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.

(5)
The change of control severance agreements provide for a three-year term of employment following a change of control. The agreements generally provide that the NEO will continue to receive a salary and bonus at least as favorable as the highest salary received during the past 12 months and the highest bonus received during the past three years and will continue to receive benefits on terms at least as favorable as in effect prior to the change of control. Accordingly, no additional amounts are shown for salary, pension and excess pension benefits, contributions under defined contribution plans and health and welfare plan benefits because those amounts would remain as in effect at the time of a change of control. The amount shown as bonus reflects each NEO's Highest Annual Bonus. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.

(6)
The amounts stated in the table represent the gross value of previously unvested restricted units, derived by multiplying (x) the number of units whose restrictions would have lapsed because of a change of control, times (y) $20.93 (the closing price of NuStar Energy's common units on the NYSE on December 31, 2018).

(7)
The amounts stated in the table represent the product of (x) the number of performance units whose vesting would have been accelerated because of a change of control, times (y) 200%, times (z) $20.93 (the closing price of NuStar Energy's common units on the NYSE on December 31, 2018).

(8)
If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Code, the impacted NEO is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit. However, if it is determined that the NEO is entitled to receive an additional payment to adjust for the incremental tax cost but the value of all payments to the NEO does not exceed 110% of 2.99 times the NEO's "base amount" (as defined by Section 280G(b)(3) of the Code) (the Safe Harbor Amount), the additional payment will not be made and the amount payable to the NEO will be reduced so that the aggregate value of all payments equals the Safe Harbor Amount.

DIRECTOR COMPENSATION
Prior to the Merger, our Board had six members: William E. Greehey, Bradley C. Barron, J. Dan Bates, Dan J. Hill, Robert J. Munch and W. Grady Rosier. Upon completing the Merger on July 20, 2018, the size of our Board increased to nine members, and William B. Burnett, James F. Clingman, Jr. and Jelynne LeBlanc-Burley, who previously served as members of the board of directors of NuStar GP Holdings, LLC, joined our Board.

The following table provides a summary of compensation paid for service during 2018 as a member of our Board and does not reflect any compensation paid by NuStar GP Holdings, LLC for service as a member of the board of directors of NuStar GP Holdings, LLC prior to the Merger.

Name	Fees Earned or Paid in Cash ($)(1)	Unit Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	TOTAL ($)
William E. Greehey	145,833	124,988	N/A	N/A	—	270,821
Bradley C. Barron	(4)	(4)	(4)	(4)	(4)	(4)
J. Dan Bates	119,333	100,000	N/A	N/A	—	219,333
William B. Burnett	39,000	100,000	N/A	N/A	—	139,000
James F. Clingman, Jr.	38,000	100,000	N/A	N/A	—	138,000
Dan J. Hill	135,833	100,000	N/A	N/A	—	235,833
Jelynne LeBlanc-Burley	35,500	100,000	N/A	N/A	—	135,500
Robert J. Munch	103,333	100,000	N/A	N/A	—	203,333
W. Grady Rosier	113,333	100,000	N/A	N/A	—	213,333

(1)	The amounts disclosed in this column exclude reimbursement for expenses for transportation to and from Board meetings and lodging while attending meetings.

(2)
The amounts reported represent the grant date fair value for the November 16, 2018 grant of restricted units to our non-employee directors for the fiscal year ended December 31, 2018 (5,197 restricted units for Mr. Greehey, as Chairman, and 4,158 restricted units for each of our other non-employee directors) based on the closing price of NuStar Energy's common units on the NYSE on November 16, 2018 ($24.05). Please see "Compensation Discussion and Analysis—Impact of Accounting and Tax Treatments—Accounting Treatment" above and Note 24 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for information regarding the assumptions made in the valuation.

The table below reflects the aggregate number of restricted units held by each director as of December 31, 2018 including, in the case of Mr. Greehey, Mr. Burnett, Mr. Clingman and Ms. LeBlanc-Burley, Converted Awards related to their previous service as members of the board of directors of NuStar GP Holdings, LLC prior to the Merger. None of the directors had outstanding unit options as of December 31, 2018.

Name	Aggregate # of Restricted Units
Greehey	11,815
Barron	*
Bates	6,872
Burnett	6,542
Clingman	6,542
Hill	6,872
LeBlanc-Burley	6,542
Munch	7,695
Rosier	6,872

* Mr. Barron’s holdings are disclosed above in the Outstanding Equity Awards at December 31, 2018 table.

(3)	Non-employee directors do not participate in these plans.

(4)
Mr. Barron was not compensated for his service as a director of NuStar GP, LLC. His compensation for his services as President and Chief Executive Officer is included above in the Summary Compensation Table.

Directors who are our employees receive no compensation (other than reimbursement of expenses) for serving as directors. The compensation structure for our non-employee directors consists of the following components: (1) an annual cash retainer; (2) an annual restricted unit grant; (3) an additional cash payment for each meeting attended in-person and telephonically; (4) an additional annual cash retainer for each committee chair; (5) an additional annual retainer for the Chairman of the Board, which includes both cash and restricted units; and (6) an additional annual cash retainer for the lead director.
During 2018, the Compensation Committee engaged EPPA to review our non-employee directors' compensation. Based on its review, EPPA recommended, and our Board and Compensation Committee approved effective October 25, 2018, increasing the annual cash retainer from $70,000 to $75,000 and increasing the value of the annual equity award from $95,000 to $100,000, resulting in the compensation structure for our non-employee directors set forth in the table below.

Non-Employee Director Compensation Component	Amount
Annual Cash Retainer ($)	75,000
Annual Restricted Unit Grant ($ value of restricted units)	100,000
Per Meeting Fees (in-person attendance) ($)	1,500
Per Meeting Fees (telephonic attendance) ($)	500
Annual Audit and Compensation Committee Chair Additional Retainers ($)	15,000
Annual Nominating, Governance and Conflicts Committee Chair Additional Retainer ($)	10,000
Annual Chairman of the Board Retainer ($25,000 value in restricted units/$50,000 cash)	75,000
Annual Lead Director Additional Retainer ($)	15,000

As described above, we supplement the cash compensation paid to non-employee directors with an annual grant of NuStar Energy restricted units under the 2000 LTIP or the NSH LTIP that vests in equal annual installments over a three-year period. We believe this annual grant of restricted units increases the non-employee directors' identification with the interests of NuStar Energy's unitholders through ownership of NuStar Energy common units. Upon a non-employee director's initial election to the Board, the director will receive a grant of restricted units.
In the event of a "change of control" as defined in the 2000 LTIP and the NSH LTIP, all unvested restricted units previously granted immediately become vested. The 2000 LTIP and the NSH LTIP also contain anti-dilution provisions providing for an adjustment in the number of restricted units that have been granted to prevent dilution of benefits in the event there is a change in the capital structure that affects the units. The Merger did not trigger a "change of control" as defined under either the 2000 LTIP or the NSH LTIP.

SECURITY OWNERSHIP
Security Ownership of Management and Directors
The following table sets forth information as of the March 1, 2019 record date regarding NuStar Energy common units, 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series A preferred units) and 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series B preferred units), in each case beneficially owned (or deemed beneficially owned) by each director, each named executive officer and all of our directors and executive officers as a group. Unless otherwise indicated in the notes to the table, each of the named persons and members of the group has sole voting and investment power with respect to the units shown and none of the units shown are pledged as security. None of the named persons or members of the group beneficially owns (or is deemed to beneficially own) any NuStar Energy 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units or Series D preferred units.

	NuStar Energy L.P.
	Common Units		Series A Preferred Units		Series B Preferred Units
Name of Beneficial Owner (1)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)
William E. Greehey	9,046,861	8.4%	—	*	—	*
Bradley C. Barron	120,900	*	—	*	—	*
J. Dan Bates (3)	35,317	*	—	*	—	*
William B. Burnett	14,799	*	—	*	—	*
James F. Clingman, Jr.	24,477	*	—	*	—	*
Dan J. Hill (4)	32,359	*	—	*	8,000	*
Jelynne LeBlanc-Burley	7,242	*	—	*	—	*
Robert J. Munch	4,858	*	1,000	*	—	*
W. Grady Rosier (5)	37,245	*	—	*	12,000	*
Mary Rose Brown	106,966	*	—	*	—	*
Amy L. Perry	14,604	*	—	*	—	*
Thomas R. Shoaf	50,105	*	—	*	—	*
Daniel S. Oliver	49,197	*	—	*	—	*

All directors and executive officers as a group (16 people) (6)	9,623,199	8.9%	1,000	*	20,000	*

* Indicates that the beneficial ownership percentage does not exceed 1% of the class.

(1)	The business address for all beneficial owners listed above is 19003 IH-10 West, San Antonio, Texas 78257.

(2)
As of the March 1, 2019 record date, 107,761,241 common units, 9,060,000 Series A preferred units, 15,400,000 Series B preferred units, 6,900,000 Series C preferred units and 23,246,650 Series D preferred units were outstanding. Beneficial ownership is calculated in accordance with Rule 13d-3 of the Exchange Act. Restricted units awarded under the 2000 LTIP and the NSH LTIP are rights to receive NuStar Energy common units upon vesting and, as such, may not be disposed of or voted until vested. The restricted units do not vest within 60 days after March 1, 2019. Accordingly, the restricted units set forth in the table below are not included in the calculation of beneficial ownership pursuant to Rule 13d-3 and are not reflected in the table above.

Name	Restricted Units Not Reflected in Table Above
William E. Greehey	11,815
Bradley C. Barron	85,573
J. Dan Bates	6,872
William B. Burnett	6,542
James F. Clingman, Jr.	6,542
Dan J. Hill	6,872
Jelynne LeBlanc-Burley	6,542
Robert J. Munch	6,872
W. Grady Rosier	6,872
Mary Rose Brown	34,752
Amy L. Perry	20,667
Thomas R. Shoaf	33,284
Daniel S. Oliver	21,751

All directors and executive officers as a group (16 people)	304,513

(3)	The number of common units shown as beneficially owned by Mr. Bates includes 30,736 common units owned indirectly by Mr. Bates through a trust.

(4)	The number of common units shown as beneficially owned by Mr. Hill includes 600 common units owned indirectly by Mr. Hill through his spouse.

(5)	The number of common units shown as beneficially owned by Mr. Rosier includes an aggregate of 29,215 common units owned indirectly by Mr. Rosier through two trusts.

(6)
The number of common units shown as beneficially owned by all directors and executive officers as a group includes 30,736 common units owned indirectly by Mr. Bates, 600 common units owned indirectly by Mr. Hill and 29,215 common units owned indirectly by Mr. Rosier, as described above.

Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding each entity known to us to be the beneficial owner of more than 5% of NuStar Energy's outstanding common units (based upon reports filed by such entities with the SEC) or Series D preferred units.

	Common Units		Series D Preferred Units
Name and Address of Beneficial Owner	Number of Units Beneficially Owned	Percentage of Units Beneficially Owned(1)	Number of Units Beneficially Owned	Percentage of Units Beneficially Owned(1)
OppenheimerFunds, Inc. (2)	12,548,701	11.6%	—	—
Harvest Fund Advisors LLC (3)	11,168,557	10.4%	—	—
ALPS Advisors, Inc. (4)	9,708,198	9.0%	—	—
William E. Greehey (5)	9,046,861	8.4%	—	—
Brookfield Public Securities Group LLC (6)	7,709,963	7.2%	—	—
EIG Nova Equity Aggregator, L.P. (7)	—	—	17,336,485	74.6%
FS Energy and Power Fund (8)	—	—	5,910,165	25.4%

(1)
The beneficial ownership percentage calculations for the security holders listed in the table are based on 107,761,241 common units and 23,246,650 Series D preferred units outstanding as of the March 1, 2019 record date, as applicable.

(2)
As reported on a Schedule 13G/A filed on January 14, 2019, OppenheimerFunds, Inc. (OFI) is an investment adviser that, as of December 31, 2018, may be deemed to beneficially own, and has shared voting and dispositive power with respect to, 12,548,701 common units. OFI's business address is 225 Liberty Street, New York, New York 10281.

(3)
As reported on a Schedule 13G/A filed on February 8, 2019, Harvest Fund Advisors LLC (Harvest Fund) is an investment adviser that, as of January 31, 2019, may be deemed to beneficially own, and has sole voting and dispositive power with respect to, 11,168,557 common units. Eric M. Conklin is the Managing Partner and Chair of the Investment Committee of Harvest Fund and, as such, also may be deemed to beneficially own, and have sole voting and dispositive power with respect to, the 11,168,557 common units as of January 31, 2019. The business address of Harvest Fund and Mr. Conklin is 100 W. Lancaster Avenue, Suite 200, Wayne, Pennsylvania 19087.

(4)
As reported on a Schedule 13G/A filed on February 4, 2019, ALPS Advisors, Inc. (AAI) is an investment adviser that, as of December 31, 2018, may be deemed to beneficially own, and has shared voting and dispositive power with respect to, 9,708,198 common units. The 9,708,198 common units that AAI may be deemed to beneficially own include 9,686,891 common units that Alerian MLP ETF (Alerian), an investment company, may be deemed to beneficially own as of December 31, 2018. Alerian has shared voting and dispositive power with respect to the 9,686,891 common units. AAI disclaims beneficial ownership of the common units. The business address of AAI and Alerian is 1290 Broadway, Suite 1100, Denver, Colorado 80203.

(5)
Mr. Greehey is the Chairman of our Board, and his business address is 19003 IH-10 West, San Antonio, Texas 78257. The number of common units reported for Mr. Greehey is as of the March 1, 2019 record date and does not include 11,815 restricted units awarded to Mr. Greehey. Restricted units are rights to receive NuStar Energy common units upon vesting and, as such, may not be disposed of or voted until vested. See "Security Ownership of Management and Directors" above.

(6)
As reported on a Schedule 13G filed on February 14, 2019, Brookfield Asset Management Inc. (BAM) is the indirect owner of Brookfield Public Securities Group LLC (PSG), an investment adviser to various funds or accounts that are the record owners of the reported common units, and Partners Limited is the sole owner of BAM's Class B Limited Voting Shares. As a result, BAM, PSG and Partners Limited may be deemed to beneficially own and have shared voting power with respect to 6,925,731 common units and shared dispositive power with respect to 7,709,963 common units as of December 31, 2018. The business address of PSG is 250 Vesey Street, 15th Floor, New York, New York 10281. The business address of BAM and Partners Limited is 181 Bay Street, Suite 330, Toronto, Ontario Canada M5J 2T3.

(7)
The number of Series D preferred units reported for EIG Nova Equity Aggregator, L.P. is as of the March 1, 2019 record date. EIG Nova Equity Aggregator, L.P.'s business address is 333 Clay Street, Suite 3500, Houston, Texas 77002.

(8)
The number of Series D preferred units reported for FS Energy and Power Fund is as of the March 1, 2019 record date. FS Energy and Power Fund's business address is 1700 Pennsylvania Avenue NW, Suite 800, Washington, DC 20006.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires directors, executive officers and certain persons who beneficially own more than 10% of NuStar Energy's equity securities to file certain reports with the SEC concerning their beneficial ownership of NuStar Energy's equity securities. Directors, executive officers and greater than 10% unitholders are required to furnish NuStar Energy with copies of all Section 16(a) reports they file. Based solely on our review of the Section 16(a) reports furnished to us, we believe that our directors, executive officers and greater than 10% unitholders have filed all Section 16(a) reports by the applicable deadlines with respect to the year ended December 31, 2018.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2018 about the equity compensation plans under which securities of NuStar Energy are issuable, which are described in further detail in Note 24 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018.

Plan categories	Number of securities to be issued upon exercise of outstanding unit options, warrants and rights (#)	Weighted-average exercise price of outstanding unit options, warrants and rights ($) (1)	Number of securities remaining for future issuance under equity compensation plans (#)
Equity Compensation Plans approved by security holders (2)	677,792	—	655,848
Equity Compensation Plans not approved by security holders (3)	599,688	—	219,632

(1)	No value is included in this column because there were no unit options outstanding as of December 31, 2018 and because restricted units and performance units do not have an exercise price.

(2)
The information in this row relates to the 2000 LTIP. See "Compensation Discussion and Analysis" above for further details regarding the 2000 LTIP. The 2000 LTIP will terminate with respect to new grants if Proposal No. 2 is approved related to the adoption of the NuStar Energy L.P. 2019 Long-Term Incentive Plan.

(3)
The information in this row relates to the NSH LTIP, which we assumed at the closing of the Merger. See "Compensation Discussion and Analysis" above for further details regarding the NSH LTIP. Although the former unitholder of NuStar GP Holdings, LLC approved the NSH LTIP prior to NuStar GP Holdings, LLC's initial public offering, NuStar Energy's unitholders have not approved the NSH LTIP. The NSH LTIP will terminate with respect to new grants if Proposal No. 2 is approved related to the adoption of the NuStar Energy L.P. 2019 Long-Term Incentive Plan.

PROPOSAL NO. 2
APPROVAL OF NUSTAR ENERGY L.P. 2019 LONG-TERM INCENTIVE PLAN
(Item 2 on the Proxy Card)
Our Board has approved, and is asking our unitholders to approve, the NuStar Energy L.P. 2019 Long-Term Incentive Plan (the 2019 LTIP). If approved by our unitholders, the 2019 Plan will be effective on April 23, 2019, the 2019 Plan will replace the 2000 LTIP and the NSH LTIP (collectively, the Prior Plans) and no new awards will be made under the Prior Plans.

✓	Our Board recommends that you vote "FOR" the approval of the NuStar Energy L.P. 2019 Long-Term Incentive Plan.
We believe that broad-based equity ownership is a powerful employee incentive and retention tool. During 2018, approximately 52% of our employees received long-term incentive awards under the Prior Plans. We believe that unit-based compensation is an important way for us to attract, retain and motivate our employees while aligning the interests of our employees and our directors with our unitholders. We believe that paying a significant portion of compensation through unit-based awards encourages ownership in our company and aligns the interests of our employees and our directors with our unitholders, while helping to attract, retain, motivate and reward talented employees. Accordingly, we believe that the benefits to our unitholders resulting from the ability to grant unit-based incentive awards to our employees and directors outweigh the potential dilutive effect of awards under the 2019 Plan.
The 2019 LTIP will allow us to continue providing unit-based incentive awards to our employees and directors while maintaining what we believe to be reasonable burn rates and overhang. The following table summarizes for each of the last three fiscal years: (1) the number of awards granted under each of the Prior Plans (in the case of the NSH Plan, since the completion of the Merger in July 2018); (2) awards assumed upon completion of the Merger in July 2018; and (3) the burn rate.

		2016	2017	2018
Stock options:
(a)	Granted under the 2000 LTIP	—	—	—
(b)	Granted under the NSH LTIP	—	—	—
	Assumed in the Merger	—	—	—
Restricted units:
(c)	Granted under the 2000 LTIP	274,907	348,652	17,699
(d)	Granted under the NSH LTIP	—	—	551,083
	Assumed in the Merger	—	—	72,362
Unit awards:
(e)	Granted under the 2000 LTIP	—	—	55,133
(f)	Granted under the NSH LTIP	—	—	—
	Assumed in the Merger	—	—	—
Performance units:
(g)	Granted under the 2000 LTIP (1)	67,138	57,010	116,230
(h)	Granted under the NSH LTIP	—	—	—
	Assumed in the Merger	—	—	—
(i)	Total granted (a+b+c+d+e+f+g+h)	342,045	405,662	740,145
(j)	Weighted average common units outstanding	78,080,484	88,825,964	99,490,495
	Burn rate (i/j) (2)	0.44%	0.46%	0.74%

(1)
In 2017, 39,320 performance units were granted and an additional 17,690 units were issued upon vesting of performance units earned at 150%. Therefore, the total number of performance units granted in 2017 is 57,010. In 2016, 47,646 performance units were granted and an additional 19,492 units were issued upon vesting of performance units earned at 200%. Therefore, the total number of performance units granted in 2016 is 67,138.

(2)
The burn rate calculation excludes NuStar Energy restricted units provided upon conversion of outstanding restricted unit awards of NuStar GP Holdings, LLC at the completion of the Merger, in accordance with the terms of the merger agreement.

As of the March 1, 2019 record date, the potential dilution from the adoption of the 2019 Plan would have been 3.4%, assuming the approval of the 2019 Plan by our unitholders. The potential dilution percentage assumes 2,500,000 common units will be available for issuance under the 2019 Plan, subject to the adjustment provisions of the 2019 Plan, and is calculated as follows:

		Common Units
(a)	New common units available under the 2019 Plan (1)	2,500,000
(b)	Common units underlying previously granted outstanding restricted unit and performance unit awards (at target) under the 2000 LTIP	588,089
(c)	Common units underlying previously granted outstanding restricted unit awards under the NSH LTIP	596,801
(d)	Total outstanding awards (b+c)	1,184,890
(e)	Common units outstanding	107,761,241

	Potential Dilution (a+d/e)	3.4%

(1)	If approved by our unitholders, the 2019 Plan will be effective on April 23, 2019, the 2019 Plan will replace the Prior Plans and no new awards will be made under the Prior Plans.
Summary of the 2019 Plan
Purpose of the 2019 Plan
The 2019 Plan is intended to promote the interests of NuStar Energy by providing employees, consultants and directors of NuStar GP, LLC, NuStar Energy and their respective affiliates who perform services for NuStar Energy and its subsidiaries with unit-based incentive awards for superior performance. The 2019 Plan also is intended to enhance NuStar GP, LLC's, NuStar Energy's and their respective affiliates' ability to attract and retain the services of individuals who are key to the growth and profitability of NuStar Energy, and to encourage them to devote their best efforts to the business of NuStar Energy, thereby advancing NuStar Energy's interests.
Administration
The 2019 Plan will be administered by a committee (referred to as the Committee for purposes of this Proposal 2 only) of directors designated by the Board. Unless otherwise determined by the Board, the Committee will consist of two or more members of the Board, each of whom is intended to be (1) a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and (2) "independent" within the meaning of the rules of the NYSE (or, if the common units are not listed on the NYSE, the principal stock exchange on which the common units are then traded). Subject to the terms of the 2019 Plan and applicable law, the Committee will have full power and authority to:

•	determine individuals eligible to participate in the 2019 Plan;

•	designate participants;

•	determine the type or types of awards to be granted to a participant;

•	determine the number of common units to be covered by awards;

•	determine the terms and conditions of any award;

•	determine whether, to what extent, and under what circumstances awards may be settled, exercised, canceled or forfeited or the vesting or exercisability of such awards may be accelerated;

•	interpret and administer the 2019 Plan, the terms of an award and any instrument or agreement evidencing an award made under the 2019 Plan;

•	establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the 2019 Plan; and

•	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2019 Plan.
The Committee may delegate some or all of its power and authority under the 2019 Plan to the Board, a subcommittee of the Board, a member of the Board, the Chief Executive Officer or another executive officer, as the Committee deems appropriate and subject to applicable law. However, the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or another executive officer with regard to (1) the selection for participation in the 2019 Plan of any person subject to Section 16 of the Exchange Act or (2) decisions concerning the timing, pricing or amount of an award to any such person.
Common Units Available for Awards
Subject to certain adjustments as described below, awards may be granted under the 2019 Plan with respect to 2,500,000 common units. If an award granted under the 2019 Plan or a Prior Plan expires, is cancelled, exercised, paid or otherwise terminated without the delivery of common units, then the common units covered by such award, to the extent of such expiration, cancellation, exercise, payment or termination, will again be available for grant under the 2019 Plan. In addition, common units subject to an award under the 2019 Plan or a Prior Plan will again be available for issuance under the 2019 Plan if such common units are (1) common units that were subject to an option and were not issued or delivered upon the net settlement or net exercise of such option or (2) common units delivered to or withheld by NuStar Energy or the applicable employer or an affiliate thereof to pay the purchase price or the withholding taxes related to an outstanding award. In the event that common units issued under the 2019 Plan are reacquired by NuStar Energy or NuStar GP, LLC pursuant to any forfeiture provision, such common units will again be available for grant under the 2019 Plan. Common units repurchased on the open market with the proceeds of an option exercise will not again become available under the 2019 Plan. Any common units delivered pursuant to an award will consist, in whole or in part, of NuStar Energy common units acquired in the open market, from NuStar Energy, NuStar GP, LLC, any affiliate or any other person, or newly issued NuStar Energy common units, or any combination of the foregoing, as determined by the Committee in its discretion.
If the Committee determines that a transaction or event affects the common units such that an adjustment is determined by the Committee to be appropriate in order to maintain the benefits or potential benefits intended to be made available under the 2019 Plan, then the Committee shall, in a manner it may deem equitable and in accordance with the terms of the 2019 Plan, adjust:

•	the number and type of units with respect to which awards may be granted;

•	the number and type of units subject to outstanding awards; and

•	if deemed appropriate, make a provision for a cash payment to the holder of an outstanding award.

In addition, the Committee will be authorized to make adjustments to the terms and conditions of awards in recognition of certain extraordinary, infrequently occurring or non-recurring events affecting NuStar Energy, the common units or NuStar Energy's financial statements, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate to maintain the benefits or potential benefits intended to be made available under the 2019 Plan.
Eligibility
As determined by the Committee, any employee, consultant or director of NuStar GP, LLC, NuStar Energy or an affiliate of either of the foregoing will be eligible to receive awards under the 2019 Plan. An "affiliate" generally means an entity or person that indirectly or directly, through one or more intermediaries, controls, is controlled by or is under common control with another. The terms and conditions of awards need not be the same with respect to each participant. The grant of an award will not give a participant the right to be retained as an employee, consultant or a director of NuStar GP, LLC, NuStar Energy or any of their respective affiliates.
As of March 1, 2019, approximately 1,530 employees and eight non-employee directors would be eligible to participate in the 2019 Plan if selected by the Committee. Although consultants are eligible to participate in the 2019 Plan, the Committee has not previously granted equity awards to consultants. The closing sales price of our common units reported on the NYSE on March 1, 2019 was $26.13 per common unit.
Claw-Back Policy
All awards (including any proceeds, gains or other economic benefit actually or constructively received by a participant upon any receipt or exercise of any award or upon the receipt or resale of any common units underlying the award) will be subject to the provisions of any claw-back policy implemented by, as applicable, NuStar GP, LLC, NuStar Energy or any of their respective affiliates, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy, the terms of any applicable awards and/or in any applicable agreement.

Awards
Options, restricted units, performance awards in the form of performance units or performance cash, and unit awards may be granted under the 2019 Plan. Awards under the 2019 Plan may, in the discretion of the Committee, be granted alone or in addition to, or in tandem with, any other award granted under the 2019 Plan. Awards also may be granted in tandem with "DERs," which are contingent rights to receive an amount in cash equal to the cash distributions made by NuStar Energy with respect to a common unit during the period such award is outstanding. Awards will not be assignable or transferable by the participant other than by will or by the laws of descent and distribution. The term of each award will be determined by the Committee but will not exceed 10 years.
Options
The Committee will have the authority to determine the participants to whom options (Options) to purchase common units of NuStar Energy under the 2019 Plan will be granted, the number of common units to be covered by each Option, the exercise price for each unit under the Option and the conditions and limitations applicable to the exercise of the Option. Holders of Options will not be entitled to receive DERs with respect to the common units subject to Options.
The 2019 Plan provides that the price per unit purchasable under an Option may not be less than 100% of the fair market value of a common unit on the grant date of the Option. The Committee also will determine the restricted period (the time or times after which an Option (or any portion thereof) vests and may be exercised in whole or in part), the applicable performance goals, if any, and the method or methods by which a participant may pay the exercise price.
Once an Option (or any portion thereof) becomes vested in accordance with the applicable vesting schedule, the Option (or such portion thereof) will remain exercisable for a period of 10 years from the grant date, or for a shorter period that may be specified by the Committee or the terms of the award. No participant will have any rights of a unitholder with respect to any common units covered by an Option until the participant has exercised the Option, paid the exercise price and has been issued the common units.
Other than in connection with a "change of control" transaction described below or the adjustment provisions of the 2019 Plan described above, without the approval of our unitholders, the Committee may not:

•	reduce the exercise price of any previously granted Option;

•	cancel (or accept surrender of) any previously granted Option in exchange for another Option with a lower exercise price; or

•
cancel (or accept surrender of) any previously granted Option in exchange for cash or another award if the exercise price of the Option exceeds the fair market value of a common unit on the date of such cancellation.

Restricted Units
The Committee will have the authority to grant phantom units (referred to as Restricted Units) under the 2019 Plan, each of which will represent a contractual right to receive the value of one common unit and, upon or following vesting, will entitle the participant to receive a common unit or, if expressly provided by the Committee in the terms of the applicable award or agreement, a cash payment equal to the fair market value of a common unit on the date of vesting. The Committee will have the authority to determine the participants to whom Restricted Units may be granted, the number of Restricted Units to be granted to each such participant, the duration of the restricted period, the conditions under which the Restricted Units may become vested (which may be immediate upon grant) or forfeited and such other terms and conditions as the Committee may establish with respect to such awards.
The Committee also may include a tandem grant of a DER, which will entitle the participant to receive cash equal to any cash distributions made on NuStar Energy's common units prior to the vesting of the Restricted Units, which may be paid directly to the participant, credited to a bookkeeping account or subject to additional restrictions that may be determined by the Committee. However, if the Committee awards DERs with respect to Restricted Units that are subject to performance-based vesting conditions, then any such DERs will be subject to the same vesting conditions as the underlying awards.
Performance Awards
The Committee will have the authority to grant performance-based awards to participants, in the form of performance units, performance cash awards or DERs, subject to performance goals and performance periods, as the Committee determines (collectively, Performance Awards). The Committee will have complete discretion in determining the number and/or value of any Performance Awards granted to each participant. However, if the Committee awards DERs with respect to Performance Awards, then any such DERs will be subject to the same vesting conditions as the underlying awards.

The Committee will set performance goals, in its discretion, for each participant who is granted a Performance Award. Performance goals may include alternative and multiple performance goals and may be based on one or more business and/or financial criteria. In establishing the performance goals, the Committee, in its discretion, may include one or any combination of the following criteria in either absolute or relative terms, for NuStar Energy or any affiliate: (1) increased revenue; (2) net income measures (including but not limited to income after capital costs and income before or after taxes); (3) unit price measures (including but not limited to total unitholder return); (4) market share; (5) earnings per unit (actual or targeted growth); (6) earnings before interest, taxes, depreciation and amortization (EBITDA); (7) economic value added (EVA); (8) cash flow measures (including but not limited to net cash flow and net cash flow before financing activities); (9) return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity); (10) operating metrics (including but not limited to operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency); (11) expense control measures (including but not limited to overhead cost and general and administrative expense); (12) margins; (13) unitholder value; (14) proceeds from dispositions; (15) pipeline and terminal utilization; (16) total market value; (17) corporate values measures (including but not limited to ethics, compliance, environmental and safety); (18) distributable cash flow or distribution coverage ratio; or (19) such other goals, whether or not listed in the 2019 Plan, as selected by the Committee. The performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The extent to which such performance goals are met will determine the number and/or value of the Performance Award to the participant. The Committee is authorized to make adjustments in the method of calculating attainment of performance goals, and adjust the performance results upon which awards are based under the 2019 Plan accordingly.
Unit Awards
The Committee will have the authority to determine the participants to whom awards of fully vested common units (Unit Awards) may be granted, the number of common units to be granted to each such participant, the conditions under which the common units awarded thereunder may be granted and such other terms and conditions as the Committee may establish with respect to such awards. Upon or as soon as reasonably practicable following the grant of a Unit Award, subject to satisfying his or her tax withholding obligations under the 2019 Plan, the participant will be entitled to receive a common unit certificate (or book-entry account, as applicable) so that the participant will then hold an unrestricted NuStar Energy common unit.
Definition and Effect of Change of Control
Upon a change of control (as generally defined below), all awards granted under the 2019 Plan will automatically vest and become payable or exercisable, as the case may be, in full. All restricted periods will terminate and all performance goals, if any, will be deemed to have been achieved at the maximum level. To the extent an Option is not exercised, upon a change of control, the Committee may, in its discretion, cancel that Option or provide for an assumption of that Option or a replacement grant on substantially the same terms. However, upon any cancellation of an Option that has a positive "spread," the holder will be paid an amount in cash and/or other property, as determined by the Committee, equal to the "spread" of the Option and, in the event there is no positive "spread," the Option will be cancelled without any payment for the Option.
Generally, a "change of control" under the 2019 Plan occurs upon one or more of the following events: (1) any sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of NuStar Energy to any person or its affiliates, unless immediately following such sale, exchange or other disposition such assets are owned, directly or indirectly, by NuStar GP Holdings, LLC, NuStar GP, LLC, NuStar Energy or any of their respective affiliates; (2) the consummation of a consolidation or merger of NuStar Energy with or into another entity pursuant to a transaction in which the outstanding voting interests of NuStar Energy are changed into or exchanged for cash, securities or other property, other than any such transaction where: (a) all outstanding voting interests of NuStar Energy are changed into or exchanged for voting stock or interests of the surviving corporation or entity or its parent; and (b) the holders of the voting interests of NuStar Energy immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or entity or its parent immediately after such transaction; (3) a person or group is or becomes a beneficial owner of more than 50% of all voting interests of NuStar Energy then outstanding other than in a merger or consolidation that would not constitute a change of control under clause (2) above; or (4) the limited partners of NuStar Energy approve, in one or a series of transactions, a plan of liquidation or dissolution of NuStar Energy.

Amendment and Termination
Subject to applicable law, the Board may amend the 2019 Plan as it deems advisable, except the Board must obtain the approval of our unitholders to amend the 2019 Plan if:

•	unitholder approval is required by applicable law, rule or regulation, including any rule of the NYSE or any other stock exchange on which the common units are then traded; or

•	the amendment seeks to modify the prohibition on repricing described above.
The Committee may waive any conditions or rights under, amend any terms of, or alter any award granted under the 2019 Plan. However, no amendment to the 2019 Plan or any award granted thereunder may adversely affect material rights of a holder of an outstanding award without the consent of that holder.
Term of the Plan
If approved, the 2019 Plan will continue until the date terminated by the Board or such date on which common units are no longer available for grant under the 2019 Plan, whichever comes first. Notwithstanding the foregoing, no awards will be made under the 2019 Plan after the 10th anniversary of its effective date.
Federal Tax Consequences
The following is a general description of federal income tax consequences of Options, Restricted Units, Performance Awards and Unit Awards granted under the 2019 Plan. It is a general summary only. In particular, this general description does not discuss the applicability of income tax laws of any state or local government or foreign country, nor does it address employment tax (e.g., Social Security taxes) consequences. This description is based on current law and is subject to change (possibly retroactively). The tax treatment of participants in the 2019 Plan could vary depending upon each participant's particular circumstances and may, therefore, be subject to special rules not discussed below. In addition, Options that provide for a "deferral of compensation" within the meaning of Section 409A of the Code, Restricted Units and certain other awards that may be granted pursuant to the 2019 Plan could be subject to additional taxes unless designed either to comply with or to be exempt from Section 409A of the Code.
Options
Options granted under the 2019 Plan will be non-statutory options under the Code. Generally, there will be no federal income tax consequences to participants, NuStar Energy, NuStar GP, LLC or their respective affiliates upon the grant of an Option under the 2019 Plan. Generally, upon the exercise of Options, participants will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common units at the time of exercise over the exercise price of the Option. NuStar Energy or one of its affiliates generally will be entitled to a corresponding federal income tax deduction. Upon the sale of common units acquired by exercise of an Option, any appreciation (or depreciation) in the value of common units after the exercise of the Option will be treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period, or as ordinary income to the extent of any required recharacterization action under Section 751(b) of the Code based on the assets of NuStar Energy at the time of the sale.
Restricted Units
A Restricted Unit awarded under the 2019 Plan will represent a contractual right of the participant to receive one common unit (or, if provided by the Committee, a cash payment equal to the value of one common unit) upon the satisfaction of the conditions necessary for the vesting. Generally, there are no federal income tax consequences to participants, NuStar Energy, NuStar GP, LLC or their respective affiliates upon the award of a Restricted Unit. Generally, upon the vesting of Restricted Units, the participants will recognize ordinary compensation income in an amount equal to the fair market value of the common units received or the amount of cash received. The participant will recognize ordinary compensation income when DERs, if any, granted in tandem with the Restricted Unit are paid to the participant. In each case, NuStar Energy or one of its affiliates generally will be entitled to a corresponding federal income tax deduction. Upon the sale of common units, if any, acquired from the settlement of Restricted Units, any appreciation (or depreciation) in the value of common units after the settlement will be treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period, or as ordinary income as described above.

Performance Awards
Generally, there are no federal income tax consequences to participants, NuStar Energy, NuStar GP, LLC or their respective affiliates upon the grant of a Performance Award. Upon settlement of performance awards, participants will recognize ordinary compensation income in an amount equal to the fair market value of the common units received or the amount of cash received. The participant will recognize ordinary compensation income when DERs, if any, granted in tandem with the performance award are paid to the participant. In each case, NuStar Energy or one of its affiliates generally will be entitled to a corresponding federal income tax deduction. Upon the sale of common units, if any, acquired from the settlement of Performance Awards, any appreciation (or depreciation) in the value of common units after the settlement will be treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period, or as ordinary income as described above.
Unit Awards
In general, a participant will recognize ordinary compensation income as a result of the receipt of common units pursuant to a Unit Award when the units are received. NuStar Energy or one of its affiliates generally will be entitled to a corresponding federal income tax deduction.
Withholding and Other Tax Obligations
A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income with respect to an award under the 2019 Plan, whether such recognition is as a result of the grant, vesting, settlement or exercise of such award, as applicable, or otherwise.
Code Limitations on Deductibility
In order for the amounts described above to be deductible by NuStar Energy or one of its affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
Limited Partnership Interest
NuStar Energy is not a taxable entity and, as such, it does not incur any federal income tax liability. Instead, each holder of common units is required to report on his or her income tax return his or her share of our income, gains, losses and deductions in computing his or her federal income tax liability, regardless of whether cash distributions are made to him or her by us. Distributions by NuStar Energy to a holder of common units generally are not taxable unless the amount of cash distributed is in excess of the holder’s adjusted basis in his or her interest. Usually during the first quarter of each year, NuStar Energy will mail to each holder of common units a Schedule K-1 showing the amounts of income, gains, losses and deductions that the holder is required to reflect on his or her federal income tax return as a limited partner for the preceding year.
Text of the 2019 Plan
The full text of the 2019 Plan is attached as Appendix A to this proxy statement. The statements made in this proxy statement with respect to the 2019 Plan should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the 2019 Plan attached as Appendix A to this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transaction Policy
Our Board has adopted a written related person transaction policy. For purposes of the policy, a related person transaction is a transaction that is not available to all employees generally or involves $10,000 or more when aggregated with similar transactions and is between NuStar Energy and: (1) any member of the Board, vice president, Section 16 officer or any other person designated for these purposes as an officer by the Board; (2) any beneficial owner of 5% or more of any class of voting securities of NuStar Energy or its controlled affiliates; (3) any immediate family member of persons identified in (1) or (2) above; or (4) any entity that is owned or controlled by someone listed in (1), (2) or (3) above (or in which someone listed in (1), (2) or (3) above has a 5% or greater ownership interest or controls such entity). Such related person transactions must be approved by a majority of the disinterested members of the Board, unless the transaction relates to executive compensation matters approved by our Compensation Committee, non-employee director compensation matters approved by our Board or NuStar Energy's general employee compensation programs. In addition, our Section 16 officers and directors have an affirmative obligation under the policy to inform and provide updates to our Corporate Secretary regarding his or her immediate family members, as well as any entities which he or she controls or of which he or she owns 5% or more.
The Merger
On February 7, 2018, NuStar Energy, Riverwalk Logistics, L.P., NuStar GP, LLC, Marshall Merger Sub LLC, Riverwalk Holdings, LLC and NuStar GP Holdings, LLC entered into an Agreement and Plan of Merger pursuant to which NuStar GP Holdings, LLC, which indirectly owns our general partner, became our wholly owned subsidiary at the closing of the Merger on July 20, 2018. In connection with the entry into the merger agreement on February 7, 2018, Mr. Greehey, the Chairman of our Board, and a limited liability company controlled by Mr. Greehey (collectively the Greehey Unitholders) entered into a Support Agreement pursuant to which the Greehey Unitholders agreed to vote in favor of the Merger. The Support Agreement terminated at the effective time of the Merger.
At the effective time of the Merger, our partnership agreement was amended and restated to, among other things: (1) cancel the incentive distribution rights held by our general partner; (2) convert the 2% economic general partner interest held by our general partner into a non-economic management interest; and (3) provide the holders of our common units with voting rights in the election of the members of our Board, beginning with our 2019 Annual Meeting. Prior to the Merger, our Board had six members: William E. Greehey, Bradley C. Barron, J. Dan Bates, Dan J. Hill, Robert J. Munch and W. Grady Rosier. Upon completing the Merger, the size of the Board increased to nine members, and William B. Burnett, James F. Clingman, Jr. and Jelynne LeBlanc-Burley, who previously served as members of the board of directors of NuStar GP Holdings, LLC, joined our Board.
At the effective time of the Merger, each outstanding NuStar GP Holdings, LLC common unit was converted into the right to receive 0.55 of a NuStar Energy common unit and the 10,214,626 NuStar Energy common units owned by NuStar GP Holdings, LLC prior to the Merger were cancelled. In addition, each outstanding award of NuStar GP Holdings, LLC restricted units was converted, on the same terms and conditions as were applicable to the awards immediately prior to the Merger, into an award of NuStar Energy restricted units, with the number of NuStar Energy restricted units determined pursuant to the 0.55 exchange ratio provided in the merger agreement. The Merger did not trigger a "change of control" as defined under any NuStar Energy or NuStar GP Holdings, LLC plan or award, and did not trigger any rights to vesting, payment or other benefit thereunder that would otherwise arise upon a "change of control."
Rights of NuStar GP Holdings, LLC Prior to the Merger
Prior to the Merger, NuStar GP Holdings, LLC indirectly owned through its subsidiaries NuStar GP, LLC, Riverwalk Holdings, LLC and Riverwalk Logistics, L.P.:

•	the 2% economic general partner interest in NuStar Energy;

•	100% of the incentive distribution rights issued by us, which entitled NuStar GP Holdings, LLC to receive increasing percentages of the cash we distributed prior to the Merger; and

•	10,214,626 NuStar Energy common units.
Prior to the Merger, certain of our officers served as officers, and Mr. Barron also served as a director, of both NuStar GP, LLC and NuStar GP Holdings, LLC. Our Chairman, Mr. Greehey, served as the Chairman of both NuStar GP, LLC and NuStar GP Holdings, LLC and also beneficially owned approximately 21.4% of the then-outstanding common units of NuStar GP Holdings, LLC prior to the Merger.

Transactions with Management and Others
On December 10, 2007, NuStar Logistics, L.P., our wholly owned subsidiary, entered into a non-exclusive Aircraft Time Sharing Agreement (the Time Share Agreement) with William E. Greehey, the Chairman of our Board. The Time Share Agreement provides that NuStar Logistics, L.P. will sublease the aircraft to Mr. Greehey on an "as needed and as available" basis, and will provide a fully qualified flight crew for all of Mr. Greehey's flights. Mr. Greehey will pay NuStar Logistics, L.P. an amount equal to the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, which expenses include and are limited to: fuel oil, lubricants and other additives; travel expenses of the crew, including food, lodging and ground transportation; hangar and tie down costs away from the aircraft’s base of operation; insurance obtained for the specific flight; landing fees, airport taxes and similar assessments; customs, foreign permit and similar fees directly related to the flight; in-flight food and beverages; passenger ground transportation; flight planning and weather contract services; and an additional charge equal to 100% of the costs of the fuel oil, lubricants and other additives. The Time Share Agreement had an initial term of two years, and automatically renews for one-year terms until terminated by either party. The Time Share Agreement was approved by the disinterested members of the Board on December 5, 2007. The Time Share Agreement was amended as of September 4, 2009 to reflect the addition of another aircraft and as of August 18, 2017 to reflect a change in the aircraft owner trustee.
As described above under "Information About NuStar Energy L.P.," on June 29, 2018, we issued 413,736 common units at a price of $24.17 per unit to Mr. Greehey in a private placement. As of March 1, 2019, Mr. Greehey beneficially owned approximately 8.4% of our common units.
Prior to the Merger, NuStar GP Holdings, LLC, NuStar Energy and NuStar Services Co were party to a Services Agreement pursuant to which NuStar GP Holdings, LLC and NuStar Energy received all management and administrative services from NuStar Services Co. NuStar Energy reimbursed NuStar Services Co for all services provided to NuStar Energy, including payroll and benefit costs, as well as NuStar Energy unit-based compensation costs. NuStar GP Holdings, LLC paid NuStar Services Co an administrative services fee of $1.0 million per year, subject to adjustment (1) by an annual amount equal to NuStar Services Co's annual merit increase percentage for the most recently completed fiscal year and (2) for changed levels of services due to expansion of operations through acquisitions, construction of new businesses or assets or otherwise. We terminated the Services Agreement in conjunction with the Merger. For the portion of 2018 prior to the Merger, the administrative services fee for NuStar GP Holdings, LLC was approximately $481,000.
John D. Greehey, an employee, is the son of Mr. Greehey. As such, he is deemed to be a "related person" under Item 404(a) of the SEC's Regulation S-K. Mr. J. Greehey is a Vice President of certain subsidiaries of NuStar Energy. In 2018, Mr. J. Greehey did not attend any Board or committee meetings. The aggregate value of compensation paid to Mr. J. Greehey in 2018 was less than $500,000. There were no material differences between the compensation paid to Mr. J. Greehey and the compensation paid to any other employees who hold analogous positions.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 3 on the Proxy Card)

On February 28, 2019, the Audit Committee recommended, and the Board approved, having KPMG LLP (KPMG) serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2018 and has served as such since 2004.

✓	Our Board recommends that you vote "FOR" the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2019.
The Board requests unitholder approval of the following resolution:
RESOLVED, that the appointment of the firm of KPMG as the independent registered public accounting firm for NuStar Energy L.P. for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of NuStar Energy L.P. and its subsidiaries for the fiscal year ending December 31, 2019 is hereby approved and ratified.
The Audit Committee is responsible for recommending, for unitholder ratification, our independent registered public accounting firm. If unitholders fail to approve the ratification of the appointment of KPMG, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent auditors mid-way through the year, there is no assurance that a firm other than KPMG could be secured to deliver any or all of our independent auditing services required for 2019. The Audit Committee, however, would take the lack of unitholder approval into account when recommending an independent registered public accounting firm for 2020.
Representatives of KPMG are expected to be present at the 2019 Annual Meeting to respond to appropriate questions raised at the 2019 Annual Meeting or submitted to them in writing prior to the 2019 Annual Meeting. The representatives also may make a statement if they desire to do so.

KPMG FEES

The aggregate fees for professional services rendered to us by KPMG for the years ended December 31, 2018 and 2017 were:

Category of Service	2018	2017
Audit fees (1)	$2,784,500	$3,227,500
Audit-related fees (2)	3,000	3,000
Tax fees	—	—
All other fees	—	—
Total	$2,787,500	$3,230,500

(1)
Audit fees for 2018 and 2017 were for professional services rendered by KPMG in connection with the audits of our annual financial statements for the years ended December 31, 2018 and 2017, respectively, included in our Annual Reports on Form 10-K, reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q, the audit of the effectiveness of our internal control over financial reporting as of December 31, 2018 and 2017, respectively, and related services that are normally provided by the principal auditor (e.g., comfort letters and assistance with review of documents filed with the SEC).

(2)
Audit-related fees for 2018 and 2017 were for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit fees."

KPMG also served as the independent auditor for NuStar GP Holdings, LLC prior to completion of the Merger in July 2018. The fees reflected in the table do not include fees for services rendered by KPMG to NuStar GP Holdings, LLC prior to completion of the Merger.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee has adopted a pre-approval policy to address the pre-approval of all services to be rendered to us by our independent auditor and ensure that the provision of any non-audit services does not impair the auditor's independence. None of the services (described above) for 2018 or 2017 provided by KPMG were approved by the Audit Committee pursuant to the pre-approval waiver contained in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

AUDIT COMMITTEE REPORT
Management of NuStar GP, LLC is responsible for NuStar Energy's internal controls and the financial reporting process. KPMG, NuStar Energy's independent registered public accounting firm for the year ended December 31, 2018, is responsible for performing an independent audit of NuStar Energy's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and generally accepted auditing standards, and an audit of NuStar Energy's internal control over financial reporting in accordance with the standards of the PCAOB, and issuing a report thereon. The Audit Committee monitors and oversees these processes and approves the selection and appointment of NuStar Energy's independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board.
The Audit Committee has reviewed and discussed NuStar Energy's audited consolidated financial statements with management and KPMG. The Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standard 1301, "Communications with Audit Committees," issued by the PCAOB. The Audit Committee has received written disclosures and the letter from KPMG required by applicable requirements of the PCAOB concerning independence and has discussed with KPMG its independence.
Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited consolidated financial statements of NuStar Energy be included in NuStar Energy's Annual Report on Form 10-K for the year ended December 31, 2018.
Members of the Audit Committee:
J. Dan Bates (Chairman)
William B. Burnett
Dan J. Hill
Robert J. Munch

The Audit Committee Report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

PROPOSAL NO. 4
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
(Item 4 on the Proxy Card)

Pursuant to SEC rules, we are providing our unitholders with the opportunity to cast an advisory vote to approve the compensation of our NEOs, as such compensation is disclosed in the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosures in this proxy statement.

✓	Our Board recommends that you vote "FOR" the approval of the advisory resolution on executive compensation.
The Board requests unitholder approval of the following advisory resolution:
RESOLVED, that the unitholders of NuStar Energy L.P. approve, on an advisory basis, the compensation of NuStar Energy L.P.'s named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, notes and narrative discussion.
This advisory say-on-pay resolution is not binding on NuStar Energy, the Compensation Committee or the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
We expect that the next say-on-pay advisory vote will occur at our 2022 Annual Meeting.

PROPOSAL NO. 5
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
EXECUTIVE COMPENSATION
(Item 5 on the Proxy Card)

Pursuant to SEC rules, we are providing our unitholders with the opportunity to cast an advisory vote regarding whether the advisory vote on executive compensation (as described above in Proposal No. 4) should occur every one, two or three years. Unitholders have the option of selecting a frequency of three, two or one years, or abstaining.

✓	Our Board recommends that you vote "FOR" every "three years" as the frequency for an advisory vote on executive compensation.
We believe:

•	A triennial approach provides regular input by unitholders, while allowing unitholders to better judge our compensation programs in relation to our long-term performance.

•
A triennial vote will provide our Compensation Committee and our Board sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of the vote with our unitholders and develop and implement any changes to our executive compensation program that may be appropriate in light of the vote. A triennial vote will also allow for these changes to our executive compensation program to be in place long enough for unitholders to see and evaluate the effectiveness of these changes.

•
The composition and level of compensation paid to executives in the market evolves over multiple years. A triennial approach will allow us to review evolving practices in the market to ensure our compensation programs reflect best practices.

The following resolution is submitted for an advisory vote by unitholders at the 2019 Annual Meeting:
RESOLVED, that an advisory unitholder vote to approve the compensation paid to NuStar Energy L.P.'s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, be submitted to NuStar Energy L.P.'s unitholders every: (i) three years, (ii) two years, or (iii) one year, with such frequency that receives the highest number of votes cast being the preferred advisory vote of unitholders.
Unitholders are not being asked to approve or disapprove of the Board's recommendation, but rather to indicate their own choice as among the frequency options. The option receiving the greatest number of votes will be considered the preferred frequency of our unitholders. This advisory vote is not binding on NuStar Energy, the Compensation Committee or our Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the frequency of conducting a say-on-pay advisory vote.
We expect that the next say-on-pay frequency advisory vote will occur at our 2025 Annual Meeting.

ADDITIONAL INFORMATION
Advance Notice Required for Unitholder Proposals and Nominations
If you wish to submit a unitholder proposal (other than a director nomination) to be considered for inclusion in our proxy statement for the 2020 Annual Meeting of unitholders pursuant to Rule 14a-8 under the Exchange Act, we must receive your written proposal on or before November 14, 2019. In addition, unitholder procedures must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.
Our partnership agreement enables unitholders, under specified conditions, to include their nominees for election as directors in our proxy statement. If you wish to nominate a person for election to the Board at the 2020 Annual Meeting of unitholders and have such nominee included in our proxy statement, you must comply with the requirements contained in our partnership agreement, including the requirement to provide timely notice in writing. Your written notice must be received by our general partner at our principal executive offices at the address shown on the cover page of this proxy statement no later than January 24, 2020 and no earlier than December 25, 2019. Our partnership agreement also contains other requirements, such as requirements regarding ownership, the content of the written notice and attendance at the meeting.
Unitholders are urged to review all applicable rules, our partnership agreement and consult legal counsel before submitting a proposal or nomination.
Other Business
If any matters not referred to in this proxy statement properly come before the 2019 Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the units represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the 2019 Annual Meeting.
Financial Statements
Consolidated financial statements and related information for NuStar Energy, including audited financial statements for the fiscal year ended December 31, 2018, are contained in our Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC, and you may review this report on the Internet as indicated in the Notice as well as on our website at www.nustarenergy.com under the Investors tab in the SEC Filings section.
Householding
The SEC's rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents (the Proxy Materials) to two or more unitholders sharing the same address, subject to certain conditions. These "householding" rules are intended to provide greater convenience for unitholders, and cost savings for companies, by reducing the number of duplicate documents that unitholders receive. Only one copy of the Proxy Materials is being delivered to multiple unitholders sharing the same address, unless we have received contrary instructions. If your units are held by an intermediary broker, dealer or bank in "street name," your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary.
If your units are held in a brokerage account and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, please notify your broker. If you hold units registered in your name and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, you can notify us by sending a written request to our Corporate Secretary at the address indicated on the cover page of this proxy statement, calling the Corporate Secretary at (210) 918-2000 or emailing corporatesecretary@nustarenergy.com. We will deliver promptly upon written or oral request a separate copy of the Proxy Materials to any unitholder who previously participated in householding and no longer wishes to do so.

Transfer Agent
Computershare Investor Services serves as our transfer agent, registrar and distribution paying agent with respect to our units. Correspondence relating to any unit accounts, distributions or transfers of unit certificates should be addressed to:
Computershare
P.O. Box 505000
Louisville, Kentucky 40233-5000
Overnight correspondence should be sent to:

Computershare
462 South 4th Street, Suite 1600
Louisville, Kentucky 40202
The phone numbers for Computershare are (888) 726-7784 and (781) 575-3120. The unitholder website is: www.computershare.com/investor and the unitholder website for unit inquiries is: https://www-us.computershare.com/investor/contact.

APPENDIX A
NUSTAR ENERGY L.P.
2019 LONG-TERM INCENTIVE PLAN

SECTION 1.Purpose of the Plan.

The NuStar Energy L.P. 2019 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), by providing to employees, consultants and directors of NuStar GP, LLC, a Delaware limited liability company (the “Company”), the Partnership and their respective Affiliates who perform services for the Partnership and its subsidiaries with Unit-based incentive awards for superior performance. The Plan is also intended to enhance the Company’s, the Partnership’s and their Affiliates’ ability to attract and retain the services of individuals who are key to the growth and profitability of the Partnership, and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the Partnership’s interests.
SECTION 2.Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:
2.1    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the immediately preceding two sentences, with respect to Options that are intended to comply with Treasury Regulation § 1.409A-1(b)(5)(i)(A), “Affiliate” means a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with the Partnership and ending with the corporation or other entity for which the Participant performs services. For purposes of this Section 2.1, “controlling interest” means (i) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock of such corporation entitled to vote or at least 50% of the total value of shares of all classes of stock of such corporation; (ii) in the case of a partnership or limited liability company, ownership of at least 50% of the profits interest or capital interest of such entity; (iii) in the case of a sole proprietorship, ownership of the sole proprietorship; (iv) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation § 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate; or (v) in the case of any other entity not listed in the preceding clauses (i) through (iv), ownership of at least 50% of the voting power or value of such entity, as determined by the Committee.

2.2    “Agreement” means any written or electronic agreement evidencing an Award under this Plan.

2.3    “Award” means a grant of one or more Options, Performance Units, Performance Cash, Restricted Units or Unit Awards, and any tandem DERs granted with respect to such Award.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Cause” shall have the meaning set forth in the Agreement or any employment, severance or similar agreement between the Participant and the Employer or any of its Affiliates, provided that if the Participant is not a party to an Agreement or employment, severance or similar agreement that contains such definition, then “Cause” shall mean the:

(i)    conviction of the Participant by a state or federal court of a felony involving moral turpitude;
(ii)    conviction of the Participant by a state or federal court of embezzlement or misappropriation of funds of the Company, the Partnership or any of their respective Affiliates;
(iii)    the Company’s (or applicable Affiliate’s, including the Partnership) reasonable determination that the Participant has committed an act of fraud, embezzlement, theft or misappropriation of funds in connection with such Participant’s duties in the course of his or her service with the Employer;
(iv)    the Company’s (or its applicable Affiliate’s, including the Partnership) reasonable determination that the Participant has engaged in gross mismanagement, negligence or misconduct which causes or could potentially cause material loss, damage or injury to the Company, the Partnership or any of their respective Affiliates or their respective employees; or

(v)    the Company’s (or applicable Affiliate’s, including the Partnership) reasonable determination that (a) the Participant has violated any policy of the Company, the Partnership or any of their applicable respective Affiliates, including but not limited to, policies regarding sexual harassment, insider trading, confidentiality, substance abuse and/or conflicts of interest, which violation could result in the termination of the Participant’s employment or service with the Company (or applicable Affiliate, including the Partnership) or (b) the Participant has failed to satisfactorily perform the material duties of Participant’s position with the Company, the Partnership or any of their respective Affiliates.
2.6    “Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events:
(i)    any sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to any Person or its Affiliates, unless immediately following such sale, exchange or other disposition such assets are owned, directly or indirectly, by NuStar GP Holdings, LLC, the Company, the Partnership or any of their respective Affiliates;
(ii)    the consummation of a consolidation or merger of the Partnership with or into another Person pursuant to a transaction in which the outstanding voting interests of the Partnership are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) all outstanding voting interests of the Partnership are changed into or exchanged for voting stock or interests of the surviving corporation or entity or its parent and (b) the holders of the voting interests of the Partnership immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or entity or its parent immediately after such transaction;
(iii)    a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all voting interests of the Partnership then outstanding, other than in a merger or consolidation which would not constitute a Change of Control under clause (ii) above; or
(iv)    the limited partners of the Partnership approve, in one or a series of transactions, a plan of liquidation or dissolution of the Partnership.
    For the avoidance of doubt, the conversion of the Partnership to a corporation, limited liability company or other form of entity shall not be deemed a Change of Control under the terms of this Plan as long as such conversion (or any related transaction) would not otherwise constitute a Change of Control under clauses (i), (ii) or (iii) above. Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Plan, the terms of an Award and/or any Agreement would be subject to the income tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable definition above and (2) a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5).
2.7    “Code” means the Internal Revenue Code of 1986, as amended.

2.8    “Committee” means a committee of Directors designated by the Board to administer this Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist of two or more members of the Board, each of whom is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Units are not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Units are then traded.

2.9    “Consultant” means an individual, other than an Employee or a Director, providing bona fide services to the Company, the Partnership or any of their respective Affiliates as a consultant or advisor, as applicable, provided that (i) such individual is a natural person and (ii) such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for any securities of the Company, the Partnership or any of their respective Affiliates.

2.10    “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the terms of any Award and/or any applicable Agreement.

2.11    “DER” means a contingent right, granted in tandem with a specific Award, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

2.12    “Director” means any director of the Company, the Partnership or their respective Affiliates who is not an officer or employee of the Company, the Partnership or any of their respective Affiliates.

2.13    “Effective Date” means April 23, 2019.

2.14    “Employee” means any employee, as determined by the Committee, of the Company, the Partnership or an Affiliate of either of the foregoing.

2.15    “Employer” means the applicable entity among the Company, the Partnership and their respective Affiliates that employs the Employee, with respect to which a Consultant serves as a consultant or with respect to which a Director serves as a director.

2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17    “Fair Market Value” means the closing sales price of a Unit on the New York Stock Exchange on the applicable date or, if the Units are not listed on the New York Stock Exchange, the closing sales price of a Unit on the principal national stock exchange on which the Units are traded on the date as of which such value is being determined (or if there is no trading in the Units on such date, on the immediately preceding date on which there was trading). If Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee through the reasonable application of a reasonable valuation method and, in the case of an Option, in accordance with Section 409A of the Code.

2.18    “Option” means an option to purchase Units as described in Section 6.1.

2.19    “Participant” means any Employee, Consultant or Director granted an Award under the Plan.

2.20    “Performance Award” means an Award made pursuant to this Plan to a Participant, which Award is subject to the attainment of one or more Performance Goals. Performance Awards may be in the form of either Performance Units, Performance Cash or DERs.

2.21    “Performance Cash” means an Award, designated as Performance Cash and denominated in cash, granted to a Participant pursuant to Section 6.3 hereof, the value of which is conditioned, in whole or in part, by the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the terms of the Award and/or an Agreement.

2.22    “Performance Goals” mean the objectives established by the Committee for a Performance Period, for the purpose of determining when an Award subject to such objectives is earned. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee, in its discretion, may include one or any combination of the following criteria in either absolute or relative terms, for the Partnership or any Affiliate: (i) increased revenue; (ii) net income measures (including but not limited to income after capital costs and income before or after taxes); (iii) Unit price measures (including but not limited to total unitholder return); (iv) market share; (v) earnings per Unit (actual or targeted growth); (vi) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (vii) economic value added (“EVA”); (viii) cash flow measures (including but not limited to net cash flow and net cash flow before financing activities); (ix) return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); (x) operating metrics (including but not limited to operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency); (xi) expense control measures (including but not limited to overhead cost and general and administrative expense); (xii) margins; (xiii) unitholder value; (xiv) proceeds from dispositions; (xv) pipeline and terminal utilization; (xvi) total market value; (xvii) corporate values measures (including but not limited to ethics, compliance, environmental and safety); (xviii) distributable cash flow or distribution coverage ratio; or (xix) such other goals, whether or not listed herein, as selected by the Committee. The Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals including, without limitation, in recognition of: (i) extraordinary, infrequently occurring or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting principles; (iv) charges related to restructured or discontinued operations; (v) restatement of prior period financial results; and

(vi) any other unusual, non-recurring gain or loss. Notwithstanding the foregoing, the Committee may, at its sole discretion, adjust the performance results upon which Awards are based under the Plan to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established or for any other purpose.

2.23    “Performance Period” means the time period designated by the Committee during which Performance Goals must be met.

2.24    “Performance Unit” means an Award, designated as a Performance Unit in the form of Units or other securities of the Partnership, granted to a Participant pursuant to Section 6.3 hereof, the value of which is determined, in whole or in part, by the value of Units and/or conditioned on the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award terms and/or Agreement.

2.25    “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

2.26    “Prior Plan” means the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan, as amended, the NuStar GP Holdings, LLC Long-Term Incentive Plan, as amended, and each other equity plan maintained by the Company or the Partnership under which awards are outstanding as of the Effective Date.

2.27    “Restricted Period” means the period established by the Committee (i) with respect to the vesting of an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant or (ii) during which the Units subject to an Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan, the terms of the Award or an Agreement relating to such Award.

2.28    “Restricted Unit” means a phantom unit granted under the Plan that is equivalent in value to a Unit, and that upon or following vesting entitles the Participant to receive one Unit or, if expressly provided by the Committee in the terms of the applicable Award or Agreement, a cash payment of an amount equal to the Fair Market Value of one Unit on the date of vesting.

2.29    “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereof as in effect from time to time.

2.30    “SEC” means the Securities and Exchange Commission.

2.31    “Separation” means the Participant ceases, for any reason, to be employed by or to serve as a consultant or director for any of: the Company, the Partnership or any Affiliate of any of the foregoing; provided, however, for Awards subject to Section 409A of the Code, “Separation” also constitutes a “separation from service” under Section 409A of the Code to the extent necessary to comply with Section 409A of the Code.

2.32    “Unit” means a common unit of the Partnership.

2.33    “Unit Award” means an award of a fully vested Unit pursuant to Section 6.4 hereof.

SECTION 3.Administration.

3.1    Committee Administration. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(i)    determine individuals eligible to be Participants;
(ii)    designate Participants;
(iii)    determine the type or types of Awards to be granted to a Participant;
(iv)    determine the number of Units to be covered by Awards;

(v)    determine the terms and conditions of any Award (including but not limited to performance requirements for such Award);
(vi)    determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled or forfeited or the vesting or exercisability thereof accelerated;
(vii)    interpret and administer the Plan, the terms of an Award, any Agreement and any instrument relating to an Award made under the Plan;
(viii)    establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and
(ix)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant and any beneficiary of any Award.
3.2    Delegation. The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company, as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of any person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such person.

3.3    Liability. No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer and any other executive officer to whom the Committee delegates any of its power and authority hereunder shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s limited liability company agreement or the Partnership’s limited partnership agreement) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

SECTION 4.Units Available for Awards.

4.1    Units Available. Subject to adjustment as provided in Section 4.3, the number of Units with respect to which Awards may be granted under the Plan is 2,500,000. If any Award granted under the Plan or a Prior Plan expires, is canceled, exercised, paid or otherwise terminated without the delivery of Units, then the Units covered by such Award, to the extent of such expiration, cancellation, exercise, payment or termination, shall again be Units with respect to which Awards may be granted. In addition, Units subject to an Award under this Plan or a Prior Plan shall again be available for issuance under this Plan if such Units are (i) Units that were subject to an Option and were not issued or delivered upon the net settlement or net exercise of such Option or (ii) Units delivered to or withheld by the Company or the Employer or an Affiliate thereof to pay the purchase price or the withholding taxes related to an outstanding Award. In the event that Units issued under the Plan are reacquired by the Partnership or the Company pursuant to any forfeiture provision, such Units shall again be available for the purposes of the Plan. Notwithstanding the forgoing, Units repurchased by the Partnership or the Company on the open market with the proceeds of an Option exercise shall not again become available under this Plan.

4.2    Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from the Partnership, the Company, any Affiliate of either of the foregoing or any other Person, or newly issued Units by the Partnership, or any combination of the foregoing, as determined by the Committee in its discretion.

4.3    Adjustments. If the Committee determines that any distribution (whether in the form of cash, Units, other securities or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards and (iii) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, with such adjustments to be made with respect to Options in accordance with Section 409A of the Code.

SECTION 5.Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant.
SECTION 6.Awards.

6.1    Options. The Committee shall have the authority to determine the Participants to whom Options shall be granted, the number of Units to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan; provided, however, that a Participant may be granted an Option only if the underlying Unit qualifies, with respect to such participant, as "service recipient stock" within the meaning set forth in Section 409A of the Code.

(i)    Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted but shall not be less than its Fair Market Value as of the Date of Grant.
(ii)    Time and Method of Exercise. The Committee shall determine the Restricted Period (i.e., the time or times at which an Option may become exercisable, in whole or in part), the Performance Goals (if any) and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, (a) cash, (b) check acceptable to the Employer or other applicable Affiliate, (c) delivery (either actual delivery or by attestation procedures established by the Employer or other applicable Affiliate) of Units having a Fair Market Value, determined as of the date of exercise, equal to the aggregate exercise price payable by reason of such exercise, (d) authorizing the Employer or other applicable Affiliate to withhold whole Units which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (e) in cash by a broker-dealer acceptable to the Employer or other applicable Affiliate to whom the participant has submitted an irrevocable notice of exercise or (f) a combination of (a), (b), (c) and (d), in each case to the extent set forth in the terms of the Award or an Agreement relating to the Option.
(iii)    Term. Subject to earlier termination as provided in the terms of the Award and/or any Agreement or the Plan, each Option shall expire on the 10th anniversary of its Date of Grant.
(iv)    Forfeiture. Except as otherwise provided in this Plan, in the terms of an Award and/or Agreement, or in a written employment, severance or similar agreement (if any) between the Participant and the Employer or any of its Affiliates, upon the Participant’s Separation during the applicable Restricted Period, that portion of any Option that has not vested on or prior to the date of Separation shall automatically lapse and be forfeited by the Participant at the close of business on the date of the Participant’s Separation (or, in the case of a Separation for Cause, immediately upon such Separation). The Committee or the Chief Executive Officer may waive, in whole or in part, such forfeiture with respect to a Participant’s Options.
(v)    No Repricing. The Committee shall not, without the approval of the unitholders of the Partnership, (a) reduce the exercise price of any previously granted Option, (b) cancel (or accept surrender of) any previously granted Option in exchange for another Option with a lower exercise price or (c) cancel (or accept surrender of) any previously granted Option in exchange for cash or another Award if the exercise price of such Option exceeds the Fair Market Value of a Unit on the date of such cancellation, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 4.3.

(vi)    No Dividend Equivalents. Notwithstanding anything in the terms of an Award or an Agreement to the contrary, the holder of an Option shall not be entitled to receive DERs with respect to the number of Units subject to such Option.
6.2    Restricted Units. The Committee shall have the authority to determine the Participants to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the duration of the Restricted Period, the conditions under which the Restricted Units may become vested (which may be immediate upon grant) or forfeited and such other terms and conditions as the Committee may establish respecting such Awards, including whether DERs are granted with respect to such Restricted Units.

(i)    DERs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion; provided, however, that if the Committee awards DERs with respect to Restricted Units that are subject to performance-based vesting conditions, then any such DERs shall be subject to the same vesting conditions as the underlying Awards.
(ii)    Forfeiture. Except as otherwise provided in this Plan, in the terms of an Award and/or Agreement, or in a written employment, severance or similar agreement (if any) between the Participant and the Employer or any of its Affiliates, upon Participant’s Separation during the applicable Restricted Period, all Restricted Units shall be forfeited by the Participant upon the Participant’s Separation. The Committee or the Chief Executive Officer may waive, in whole or in part, such forfeiture with respect to a Participant’s Restricted Units.
6.3    Performance-Based Awards.

(i)    Grant of Performance Awards. The Committee may issue Performance Awards in the form of Performance Units, Performance Cash or DERs to Participants subject to the Performance Goals and Performance Period as it shall determine and set forth in the terms of the Award and/or any Agreement. The Committee shall have complete discretion in determining the number and/or value of Performance Awards granted to each Participant. Participants receiving Performance Awards are not required to pay the Employer or applicable Affiliate thereof therefor (except for applicable tax withholding) other than the rendering of services. Notwithstanding the foregoing, if the Committee awards DERs with respect to Performance Awards, then any such DERs shall be subject to the same vesting conditions as the underlying Awards.
(ii)    Value of Performance Awards. The Committee shall set Performance Goals in its discretion for each Participant who is granted a Performance Award. Such Performance Goals may be particular to a Participant, may relate to the performance of his or her Employer or any Affiliate thereof, may be based on the division which employs or retains him or her, may be based on the performance of the Partnership generally, or a combination of the foregoing. The extent to which such Performance Goals are met will determine the number and/or value of the Performance Award to the Participant.
(iii)    Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Award shall be made in Units or, if expressly provided by the Committee in the terms of the applicable Award or an Agreement, in cash.
(iv)    Forfeiture. Except as otherwise provided in this Plan, in the terms of an Award and/or Agreement, or in a written employment, severance or similar agreement (if any) between the Participant and the Employer or any of its Affiliates, upon Participant’s Separation during the applicable Performance Period or Restricted Period, all Performance Awards shall be forfeited by the Participant upon the Participant’s Separation. The Committee or the Chief Executive Officer may waive, in whole or in part, such forfeiture with respect to a Participant’s Performance Awards.
6.4    Unit Awards. The Committee shall have the authority to determine the Participants to whom fully vested Unit Awards shall be granted, the number of Units to be granted to each such Participant, the conditions under which the Units awarded thereunder may be granted and such other terms and conditions as the Committee may establish respecting such Awards. Upon or as soon as reasonably practicable following the grant of a Unit Award, subject to satisfying the tax withholding obligations of Section 8.2, the Participant shall receive a Unit certificate (or book-entry account, as applicable) so that the Participant then holds an unrestricted Unit.

6.5    General.

(i)    Awards May be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company, the Partnership or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company, the Partnership or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
(ii)    Limits on Transfer of Awards. No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership or any Affiliate.
(iii)    Terms of Awards. Except as otherwise provided herein, the term of each Award shall be for such period as may be determined by the Committee (but shall in no circumstances exceed ten years).
(iv)    Unit Issuance. All certificates (or book-entry accounts) for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates (or book-entry accounts) to make appropriate reference to such restrictions.
(v)    Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.
(vi)    Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan, the terms of any Award and/or any Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Employer or applicable Affiliate thereof is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan, the terms of any Award and/or any applicable Agreement (including, without limitation, any exercise price or any tax withholding) is received by the Employer or applicable Affiliate thereof. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, other Awards, withholding of Units or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalent and the value of any such Units or other property so tendered to the Employer or applicable Affiliate thereof, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan, the terms of any Award and/or any applicable Agreement.
(vii)    Change of Control. Upon a Change of Control, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full, with such Awards to be paid at the time or times specified in the underlying Award or Agreements. In this regard, all Restricted Periods shall terminate and all Performance Goals, if any, shall be deemed to have been achieved at the maximum level. To the extent an Option is not exercised, upon the Change of Control, the Committee may, in its discretion, cancel such Award or provide for an assumption of such Award or a replacement grant on substantially the same terms; provided, however, upon any cancellation of an Option that has a positive “spread,” the holder shall be paid an amount in cash and/or other property, as determined by the Committee, equal to such “spread” of such Option and, in the event there is no positive “spread,” such Option shall be cancelled without payment of consideration therefor.

SECTION 7.Amendment and Termination.

Except to the extent prohibited by applicable law:
7.1    Amendments to the Plan. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Partnership’s unitholders if (i) unitholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Units are then traded, or (ii) such amendment seeks to modify the prohibition on repricing set forth in Section 6.1 hereof; provided, further, that no amendment may adversely affect material rights of a holder of an outstanding Award without the consent of such holder.

7.2    Amendments to Awards. Unless otherwise expressly provided in an Award and/or in an Agreement or in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award therefore granted; provided, further, that no amendment may adversely affect material rights of a holder of an outstanding Award without the consent of such holder.

7.3    Adjustment of Awards Upon the Occurrence of Certain Extraordinary or Non-recurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of extraordinary, infrequently occurring or non-recurring events (including, without limitation, the events described in Section 4.3 of the Plan) affecting the Partnership, the Units or the financial statements of the Partnership or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 8.General Provisions.

8.1    No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.

8.2    Withholding. The Employer or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Employer (or applicable Affiliate) to satisfy all obligations for the payment of such taxes. In the event that Units that would otherwise be issued pursuant to an Award are used to satisfy such withholding obligations, the number of Units which may be so withheld or surrendered shall be limited to the number of Units that according to generally accepted accounting principles would not result in liability accounting for the entirety of the Award.

8.3    No Right to Employment or Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, the Partnership or any Affiliate of any of the foregoing, to continue as a consultant or to remain on the Board or other directorship, as applicable. Further, the Company, the Partnership or an applicable Affiliate of any of the foregoing may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, the terms of any Award and/or in any Agreement.

8.4    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

8.5    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

8.6    Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the entire then Fair Market Value thereof under Section 16(b) of the Exchange Act, and any payment tendered to the Employer or applicable Affiliate thereof by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

8.7    No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company, the Partnership or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company, the Partnership or any Affiliate of any of the foregoing pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company, the Partnership or any applicable Affiliate.

8.8    No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated or otherwise eliminated.

8.9    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

8.10    Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

8.11    Claw-back Policy. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Units underlying the Award) shall be subject to the provisions of any claw-back policy implemented by, as applicable, the Partnership, the Company or any Affiliate of either of the foregoing, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy, the terms of any applicable Awards and/or in any applicable Agreement.

8.12    No Guarantee of Tax Consequences. None of the Board, the Company, the Partnership or any Affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any Participant (or to any person claiming through or on behalf of any Participant) or assumes any liability or responsibility with respect to taxes and penalties and interest thereon arising hereunder with respect to any Participant (or to any person claiming through or on behalf of any Participant).

8.13    Section 409A. This Plan, the Awards and the terms of all Awards and/or Agreements are intended to either comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. The Company, the Partnership and their respective Affiliates make no representations that the Plan, the administration of the Plan, the Awards, the terms of the Awards and/or Agreements or amounts payable hereunder comply with, or are exempt from, Section 409A of the Code, and undertake no obligation to ensure such compliance or exemption. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan shall be treated as an entitlement to a series of separate payments. Notwithstanding any other provision of the Plan, the terms of an Award and/or any Agreement to the contrary, if a Participant is a “specified employee” under Section 409A of the Code, except to the extent permitted thereunder, no benefit or payment that is not otherwise exempt from Section 409A of the Code (after taking into account all applicable exceptions thereunder, including to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made to that Participant under the Plan or the affected Award granted thereunder on account of the Participant’s “separation from service,” as defined in Section 409A of the Code, until the later of (i) the date prescribed for payment in the Plan or the affected Award granted thereunder and (ii) the first (1st) day of the seventh (7th) calendar month that begins after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). Unless otherwise provided in the terms of any Award and/or Agreement, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.

SECTION 9.Term of the Plan.

The Plan shall continue until the date terminated by the Board or such date on which Units are no longer available for grants of Awards under the Plan, whichever occurs first; provided, however, that notwithstanding the foregoing, no Award shall be made under the Plan after the tenth anniversary of the Effective Date, April 23, 2029. However, unless otherwise expressly provided in the Plan or in the terms of an Award and/or any applicable Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date. In the event sponsorship of the Plan is transferred from the Partnership to an Affiliate thereof, the term of the Plan shall continue until the tenth anniversary of the Effective Date, April 23, 2029, unless terminated earlier as provided herein.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 22, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

NUSTAR ENERGY L.P. 19003 IH-10 WEST SAN ANTONIO, TX 78257
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 22, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUSTAR ENERGY L.P. The Board of Directors recommends you vote FOR the nominees listed:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees:
01) J. Dan Bates
02) James F. Clingman, Jr.
03) Dan J. Hill
The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
2.To approve the NuStar Energy L.P. 2019 Long-Term Incentive Plan.					☐	☐	☐
3.To ratify the appointment of KPMG LLP as NuStar Energy L.P.'s independent registered public accounting firm for 2019.					☐	☐	☐
4.To approve an advisory resolution on executive compensation.					☐	☐	☐
The Board of Directors recommends you vote for 3 years on the following proposal:				3 Years	2 Years	1 Year	Abstain
5.To recommend, by advisory vote, the frequency of future advisory votes on executive compensation.				☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)			Date

Dear Unitholder,

NuStar Energy L.P. encourages you to take advantage of the convenient ways by which you can vote these units. You can vote these units 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the reverse side of the proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote these units by telephone or the Internet, there is no need to mail back your proxy/voting instruction card. To vote the units by telephone or via the Internet, please have this voting form in hand and follow the instructions on the reverse side.

Your vote is important. Thank you for voting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com. If you do not vote via the Internet or telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

NUSTAR ENERGY L.P.
Annual Meeting of Unitholders
April 23, 2019
This proxy is solicited by the Board of Directors

By signing on the reverse side, I (we) hereby appoint each of Bradley C. Barron, Thomas R. Shoaf and Amy L. Perry (the "proxies") as proxy holders, each with full power of substitution, to represent and to vote all of the common units and Series D preferred units of NuStar Energy L.P. that the undersigned could vote at NuStar Energy L.P.'s Annual Meeting of Unitholders to be held at NuStar Headquarters,19003 IH-10 West, San Antonio, Texas 78257 on April 23, 2019 at 2:00 p.m. Central Time, including any adjournment or postponement thereof, as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and, in their discretion, on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE). If you sign and return this card without marking any boxes your vote will be cast in accordance with the Board of Directors' recommendations. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

Continued and to be signed on reverse side